UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

SOUTHERN CALIFORNIA EDISON COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

EDISON INTERNATIONAL

AND

SOUTHERN CALIFORNIA EDISON COMPANY

NOTICE OF ANNUAL MEETING

AND

JOINT PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2009

March 13, 2009

Dear Shareholder:

You are invited to attend the Edison International and Southern California Edison Company (“SCE”) Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held jointly on Thursday, April 23, 2009, at 9:00 a.m., Pacific time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776.

The Edison International and SCE Joint Proxy Statement and the applicable 2008 Annual Report are enclosed or have otherwise been made available to you electronically via the Internet. The Joint Proxy Statement discusses the matters to be considered at the Annual Meeting. At the meeting, shareholders of Edison International and SCE will elect Directors who will serve until the next Annual Meeting and will vote on ratification of the appointment of the independent registered public accounting firm for 2009 for each company. Also at the meeting, Edison International shareholders will vote on the following matters:

•	A management proposal to approve an amendment to the Edison International 2007 Performance Incentive Plan.

•	A shareholder proposal regarding Shareholder Say on Executive Pay.

Your Boards of Directors recommend that you vote “FOR” the nominees for Directors listed in the Joint Proxy Statement and “FOR” the ratification of the appointment of the accounting firm. For reasons stated in the Joint Proxy Statement, the Edison International Board of Directors recommends that you vote “FOR” the management proposal and “AGAINST” the shareholder proposal.

Whether or not you expect to attend the Annual Meeting, and regardless of the number of shares you own, your vote is important. Instructions on how to vote your shares are included on the proxy card/voting instructions or available electronically via the Internet. Most shareholders have the option to vote shares by mail, by telephone, or via the Internet. Voting by any of the available methods will ensure that you are represented at the Annual Meeting, even if you are not present.

Please take the first opportunity to ensure that your shares are represented at the Annual Meeting. Voting promptly will save us the cost of additional solicitations.

Thank you very much for your continued interest in the business of Edison International and SCE.

Sincerely,

Theodore F. Craver, Jr.	Alan J. Fohrer
Chairman of the Board, President and Chief Executive Officer	Chairman of the Board and Chief Executive Officer
Edison International	Southern California Edison Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2009

9:00 a.m., Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

Directions to the 2009 Edison International (“EIX”) and Southern California Edison Company (“SCE”) annual meeting are available in the Joint Proxy Statement, which can be viewed at www.edison.com/annualmeeting.

Matters to be acted upon by EIX and SCE shareholders:

1.	Election of 11 Directors to the EIX Board and 12 Directors to the SCE Board, as named in the EIX and SCE Joint Proxy Statement. The names of the Director nominees are as follows:

Vanessa C.L. Chang	Alan J. Fohrer*	James M. Rosser
France A. Córdova	Bradford M. Freeman	Richard T. Schlosberg, III
Theodore F. Craver, Jr.	Luis G. Nogales	Thomas C. Sutton
Charles B. Curtis	Ronald L. Olson	Brett White

*	Alan J. Fohrer is a Director nominee for the SCE Board only.

2.	Ratification of the appointment of the independent registered public accounting firm for 2009.

The EIX and SCE Boards of Directors recommend that you vote FOR Items 1 and 2.

Matters to be acted upon by EIX shareholders only:

3.	Management proposal to approve an amendment to the EIX 2007 Performance Incentive Plan.

The EIX Board of Directors recommends that you vote FOR Item 3.

4.	Shareholder proposal regarding Shareholder Say on Executive Pay.

The EIX Board of Directors recommends that you vote AGAINST Item 4.

Dated: March 13, 2009

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel,
Chief Governance Officer and Corporate Secretary
Edison International
Southern California Edison Company

EDISON INTERNATIONAL

SOUTHERN CALIFORNIA EDISON COMPANY

2244 WALNUT GROVE AVENUE

ROSEMEAD, CALIFORNIA 91770

JOINT PROXY STATEMENT

INTRODUCTION – SOLICITATION OF PROXIES

This Joint Proxy Statement, proxy forms, voting instructions, and the 2008 Annual Reports are being distributed together beginning on or about March 13, 2009, to the Edison International and Southern California Edison Company shareholders for their annual meeting. The annual meeting will be held jointly on Thursday, April 23, 2009, at 9:00 a.m., Pacific time, at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. The Edison International and Southern California Edison Company Boards of Directors are soliciting proxies from you for use at the annual meeting, or at any adjournment or postponement of the meetings. Proxies allow properly designated individuals to vote on your behalf at an annual meeting. This Joint Proxy Statement discusses the matters to be voted on at the annual meeting.

In this Joint Proxy Statement:

•	“Annual Meeting” means the EIX annual meeting of shareholders and the SCE annual meeting of shareholders, which are held jointly.

•	“Companies” means EIX and SCE.

•	“DRP” means the EIX shareholder plan known as the Dividend Reinvestment and Direct Stock Purchase Plan.

•	“EIX” means Edison International.

•

“EIX Managing Committee” includes the EIX Chairman, President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Treasurer, Executive Vice President and General Counsel, Executive Vice President of Public Affairs, Senior Vice President of Corporate Communications, Senior Vice President of Human Resources, the SCE Chairman and Chief Executive Officer, the SCE President, and the EMG Chairman, President and Chief Executive Officer.

•	“EMG” means Edison Mission Group Inc., a wholly-owned nonutility subsidiary of EIX, and holding company of Edison Mission Energy (“EME”), an independent power producer.

•

“Executive Officers” of the Companies means their respective Chairman of the Board, Chief Executive Officer, President, any Vice President in charge of a principal business unit, division or function, and any other person who performs a similar significant policy-making function, including Executive Officers of any EIX or SCE subsidiaries, for the reporting period or as of the date covered by this Joint Proxy Statement.

•	“401(k) Plan” means the employee benefit plan known as the Edison 401(k) Savings Plan through which participants may hold EIX shares represented by their interests in the EIX Stock Fund.

•	“401(k) Plan shareholders” means participants in the 401(k) Plan who hold interests in the EIX Stock Fund equivalent to EIX shares.

•	“SCE” means Southern California Edison Company.

•

Holding shares in “street name” means your shares are held in an account through your bank, broker, fiduciary, custodian or other nominee, and you are considered the beneficial owner of those shares. Your name does not appear on the Companies’ records as a shareholder.

•

Holding shares as a “registered” shareholder or “of record” means your shares are registered in your own name directly with the Companies rather than in street name. Shares held in your DRP plan account are also included.

QUESTIONS AND ANSWERS ON VOTING, PROXIES AND ATTENDANCE

Q:	What am I voting on?

A:	The Companies’ shareholders are voting on the election of 11 Directors for EIX and 12 Directors for SCE, the ratification of the appointment of the independent registered public accounting firm for 2009, and any other matters properly brought before the meeting. The director election is Item 1 and the independent registered public accounting firm ratification is Item 2 on the proxy/voting instruction cards. Additionally, EIX shareholders are voting on a management proposal to approve an amendment to the EIX 2007 Performance Incentive Plan, along with a shareholder proposal regarding Shareholder Say on Executive Pay. The management proposal is Item 3 and the shareholder proposal is Item 4 on the EIX proxy/voting instruction card.

Q:	Who can vote?

A:	All shareholders of record holding voting stock at the close of business on February 23, 2009 (the record date) are entitled to vote at the meeting. Holders of EIX’s Common Stock are entitled to one vote per share on each item of EIX business. On each item of SCE business, holders of SCE Cumulative Preferred Stock are entitled to six votes per share and the holder of SCE Common Stock is entitled to one vote per share. Shareholders who hold shares that are not registered in their own name (shares held in street name) may vote their shares by giving voting instructions to the nominee who is the registered shareholder. Shares held by participants in the 401(k) Plan, including fractional shares, are registered in the name of the 401(k) Plan trustee and will be voted by the 401(k) Plan trustee, subject to each participant’s instructions. Fractional shares held in the DRP may not be voted. All shares of SCE Common and Cumulative Preferred Stock vote together as one class.

Q:	Who can attend the meeting?

A:	All shareholders on the record date, or their duly appointed proxies, may attend the meeting. Shareholders’ spouses or domestic partners are also welcome. Seating, however, is limited. All shareholders will be required to pass through a security inspection area, and they must check in at the registration desk at the meeting. The registration desk will open at 8:00 a.m. and meeting room doors will open at 8:30 a.m., Pacific time. If you are a registered shareholder or a 401(k) Plan shareholder, we will be able to verify your share ownership from the share register upon presentation of proper identification. No admission pass is required. If your shares are not registered in your name and you are not a 401(k) Plan shareholder, you will need to bring a letter or an account statement from your bank, broker, plan trustee or other nominee reflecting your stock ownership as of the record date to provide proper identification. A shareholder that is a corporation, partnership, association or other entity is limited to three authorized representatives at the Annual Meeting. For the privacy of other attendees and to avoid distraction, outside cameras, recording devices and other electronic devices will not be permitted at the meeting.

Q:	Where is the meeting located?

A:	The meeting will be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776. Directions to attend the meeting and vote in person are provided below:

The Hilton Los Angeles/San Gabriel Hotel is located just north of Interstate 10, approximately ten miles east of Downtown Los Angeles. From Interstate 10, take the Del Mar Ave. exit north (towards San Gabriel) to Valley Blvd. Turn left at Valley Blvd. to 225 West Valley Blvd.

Q:	How do I vote?

A:	Your vote is important. You can save us the expense of a second mailing by voting promptly. Please follow the appropriate instructions described below.

If you are a registered or 401(k) Plan shareholder, you may choose one of the following ways to cast your vote:

• Vote via the Internet:	Access the voting websites at www.eproxy.com/eix for EIX and www.eproxy.com/sce for SCE and complete the electronic proxy/voting instruction card.

• Vote by telephone:	Call toll-free at 1-800-560-1965 and follow the recorded instructions.

• Vote by mail:	If you received your proxy materials by mail, you may complete, sign, date, and return each proxy/voting instruction card in the enclosed postage prepaid envelope. If you received only an e-mail or notice regarding the Internet availability of proxy materials (the “Notice”), you may request a printed set of proxy materials by following the instructions in the e-mail or Notice.

• Vote by ballot at the Annual Meeting:	If you are a registered shareholder, you may attend the Annual Meeting and complete a written ballot distributed at the meeting. 401(k) Plan shareholders may not cast votes by ballot at the Annual Meeting.

If you hold shares in street name, please refer to the Notice, proxy/voting instruction card, or other information forwarded by your bank, broker, fiduciary, custodian or other nominee to determine which options are available to you. Typically, you may provide voting instructions as follows:

• Vote via the Internet:	If offered, access the voting website provided in the materials received from your bank, broker or other nominee, typically www.proxyvote.com, and complete the electronic proxy/voting instruction card.

• Vote by telephone:	If offered, follow the instructions provided in the materials received from your bank, broker or other nominee.

• Vote by mail:	If you received your proxy materials by mail, complete, sign, date, and return each proxy/voting instruction card. If you received only a Notice containing instructions on how to access the proxy materials and vote your proxy via the Internet, you may request a printed set of proxy materials by following the instructions on the Notice.

• Vote by ballot at the Annual Meeting:	Request a legal proxy from your bank, broker or other nominee and deliver the proxy to the inspector of election before or at the meeting.

If you vote by telephone or via the Internet, follow the instructions on the e-mail, Notice, or proxy/voting instruction card you received. Additionally, if you vote by telephone, you will receive recorded instructions, or if you vote via the Internet, you will receive additional instructions at the applicable Internet website. You will need to provide the control number(s) on your e-mail, Notice, or proxy/voting instruction card, as applicable. Voting by telephone and via the Internet is available 24 hours a day, seven days a week, through 9:00 p.m., Pacific time, on April 22, 2009, except for 401(k) Plan shareholders who must vote by 9:00 p.m., Pacific time, on April 21, 2009.

Shareholders who vote by telephone or via the Internet should not mail the proxy/voting instruction card.

By voting by mail, telephone or via the Internet, you will authorize the individuals named on the proxy/voting instruction card, referred to as the proxies, or the 401(k) Plan trustee, to vote your shares according to your instructions. You are also authorizing those persons to vote your shares on any other matter properly presented at the meeting. Under California law, you or your authorized attorney-in-fact may transmit a proxy by mail, telephone or via the Internet.

Q:	What happens if I return my proxy/voting instructions, but I do not indicate my voting preference, or I do not sign or date my proxy/voting instructions?

A:	If you return your signed proxy or voting instructions by mail and do not indicate how you wish to vote, the proxies and 401(k) Plan trustee will vote “FOR” the election of all the nominees for Director (Item 1), the ratification of the appointment of the independent registered public accounting firm for 2009 (Item 2), and the management proposal (Item 3, EIX only), and “AGAINST” the shareholder proposal (Item 4, EIX only). If you return unsigned or undated proxy/voting instructions by mail, your shares will be treated as unvoted shares on all matters. If you vote by telephone or on the Internet and do not indicate how you wish to vote on any one or all of the matters, your shares will be treated as unvoted shares on all of the proposals. In the case of the 401(k) Plan, unvoted shares will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders, unless contrary to ERISA.

Q:	What happens if I do not return my proxy/voting instructions?

A:	If you are a registered shareholder and you do not return a proxy or cast a ballot at the Annual Meeting, your shares will not be voted. If you are a 401(k) Plan shareholder and you do not provide voting instructions to the trustee, the 401(k) Plan trustee will vote your shares in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders, unless contrary to ERISA. If you hold your shares in street name and you do not provide voting instructions to your bank, broker or other nominee on how to vote your shares, the bank, broker or other nominee may be authorized to vote your shares as it chooses on the matters to be considered at the meeting. If your bank, broker or other nominee lacks this discretionary authority to vote on an item, your shares will not be voted on that item and will be treated as a “broker nonvote” on that item.

Q:	What if I vote and then change my mind?

A:	If you are a registered shareholder, you can revoke your proxy by:

•	Writing to the EIX or SCE Corporate Secretary;

•	Voting again via mail, telephone or the Internet; or

•	Voting in person at the Annual Meeting.

Your last vote will be the vote that is counted.

If you are a 401(k) Plan shareholder, you can revoke your voting instructions by voting again via mail, telephone or the Internet. Votes received by 9:00 p.m., Pacific time, on April 21, 2009 will be counted. Your last vote received within this timeframe will be the vote that is counted.

If you hold shares in street name, you should contact your bank, broker or other nominee before the Annual Meeting to determine whether and how you can change your voting instructions.

Q:	How many votes do you need to hold the meeting?

A:	As of the record date, EIX had 325,811,206 shares of EIX Common Stock outstanding, 325,797,017 of which are entitled to vote. SCE had 4,800,198 shares of Cumulative Preferred Stock and 434,888,104 shares of SCE Common Stock outstanding and entitled to vote.

The holders of the EIX Common Stock have the right to cast a total of 325,797,017 votes. The holders of the SCE Cumulative Preferred Stock have the right to cast a total of 28,801,188 votes and the holder of the SCE Common Stock, EIX, has the right to cast a total of 434,888,104 votes. Voting together as a class, the SCE shareholders have the right to cast a total of 463,689,292 votes.

A quorum is required to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast constitutes a quorum. If you properly return your proxy/voting instruction card by mail, or properly vote by telephone or via the Internet, the votes represented by your shares will be considered present and part of the quorum, even if you abstain from voting on a proposal or withhold votes for Directors. If a bank, broker or other nominee holding your shares in street name votes your shares or returns a properly executed proxy representing your shares, the votes represented by your shares will be considered as present and part of the quorum, even if your bank, broker or other nominee abstains or withholds votes on any or all matters.

Q:	What vote is required to adopt the proposals at the meeting?

A:	The following votes are required:

•

On Item 1, the 11 nominees receiving the highest number of affirmative or “FOR” votes will be elected as Directors of EIX and the 12 nominees receiving the highest number of affirmative or “FOR” votes will be elected as Directors of SCE. Votes withheld for any of the nominees and broker nonvotes will have the effect of reducing the number of affirmative votes a candidate might otherwise have received.

•

On Item 2 (both EIX and SCE) and Items 3 and 4 (EIX only), the following two votes must be obtained to adopt each proposal: (i) the affirmative vote of at least a majority of the votes cast on the proposal by the Companies’ respective shareholders at the meeting, and (ii) the affirmative vote of at least a majority of the votes required to constitute a quorum at the respective Companies. To determine whether the vote under (i) has been obtained for Items 2 and 4, abstentions and broker nonvotes are not treated as votes cast and therefore will not affect the vote. That is, the percentage of votes cast can only be increased or decreased by casting votes for or against each proposal. To determine whether the vote under (i) has been obtained for Item 3, abstentions will be treated as votes cast and will have the effect of a vote cast against the proposal, and broker nonvotes will have no effect. That is, abstentions will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received. To determine whether the vote under (ii) has been obtained for each proposal, abstentions and broker nonvotes will have the effect of votes cast against the proposal. That is, abstentions and broker nonvotes will reduce the number of affirmative votes, and therefore reduce the total percentage of votes the proposal might otherwise have received.

Q:	Who will count the votes?

A:	Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of election. To protect the confidentiality of votes cast under the 401(k) Plan, 401(k) Plan shareholders’ voting instructions are given directly to Wells Fargo. Wells Fargo will tabulate those votes and provide aggregate voting results directly to the 401(k) Plan trustee. EIX will not have access to any of the 401(k) Plan shareholders’ voting instructions, and 401(k) Plan voting results are only reported in the aggregate.

Q:	What shares are covered by the proxy/voting instruction card?

A:	The shares covered by your proxy/voting instruction card(s) depend on how you hold your shares, and whether you hold shares in EIX, SCE, or both Companies.

•

If you hold shares in EIX, the shares covered by your proxy/voting instruction card include all shares of common stock registered in your name (as distinguished from those held in street name), all whole shares held in the DRP, and all shares held in the 401(k) Plan.

•	If you hold shares in SCE, you will receive or have Internet access to separate proxy/voting instruction cards for each series of preferred stock registered in your name.

•	If you hold shares in both Companies, you will receive or have Internet access to separate proxy/voting instruction cards for each of the Companies.

•

If you hold shares of EIX and/or SCE in street name, you will receive or have Internet access to separate proxy/voting instruction cards or other voting instructions from each bank, broker or other nominee.

Q:	What does it mean if I get more than one Notice or proxy/voting instruction card?

A:	It indicates that your shares are held in more than one account, such as two brokerage accounts, and registered in different names. You should vote each of the proxy/voting instruction cards and use the specific control numbers provided on each proxy/voting instruction card or Notice to ensure that all of your shares are voted.

Q:	How much will this proxy solicitation cost?

A:	The Companies have retained D. F. King & Co., Inc. to assist them with the solicitation of proxies for an aggregate maximum fee of $16,000 (EIX $13,000 and SCE $3,000) plus expenses. (This fee does not include the costs of printing and mailing the proxy materials.) The Companies will pay these proxy solicitation costs. Some of the Directors, officers and other employees of EIX and/or SCE also may solicit proxies personally, by mail, by telephone or by other electronic means for no additional compensation, except for customary overtime pay applicable to certain employees. The Companies will also reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of their stocks and for obtaining voting instructions.

Q:	Whom may I call with any questions?

A:	You may call Wells Fargo at 1-800-347-8625 or visit their Internet website at www.wellsfargo.com/shareownerservices.

Q:	How do the Boards recommend I vote?

A:	The EIX and SCE Boards recommend that shareholders vote “FOR” the election of their nominees for Directors listed in this Joint Proxy Statement and “FOR” the ratification of the appointment of the independent registered public accounting firm. The EIX Board recommends that EIX shareholders vote “FOR” the management proposal and “AGAINST” the shareholder proposal.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Joint Proxy Statement, the EIX and SCE Boards are not aware of, and do not intend to present, any other business to be acted upon at the Annual Meeting. If you grant a proxy and any other matters should properly come before the Annual Meeting, including matters incident to the conduct of the Annual Meeting, the persons named as proxy holders will have the discretionary authority to vote your shares in accordance with their best judgment. Should any of the nominees for election to the EIX or SCE Boards become unavailable to stand for election as a Director, the proxies will also have the authority to vote for substitute nominees as they choose.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Companies have been notified that certain banks, brokers and other nominees will “household,” meaning deliver only one set of the Companies’ annual reports and proxy statements to multiple shareholders sharing an address who hold in street name and have consented to householding. In this case, you may request an individual copy of this Joint Proxy Statement and/or the applicable 2008 Annual Report by contacting your bank, broker or other nominee.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Companies’ Joint Proxy Statement for the Annual Meeting, the respective 2008 Annual Reports, and any other proxy materials are available at www.edison.com/annualmeeting for both EIX and SCE. A complete set of proxy materials available on the Internet includes a letter from the Chairman, the Companies’ Notice of Annual Meeting, Important Notice Regarding the Availability of Proxy Materials, and Joint Proxy Statement for the Annual Meeting, and the respective 2008 Annual Reports and proxy forms.

As permitted under Securities and Exchange Commission rules, the Companies are making this Joint Proxy Statement and their respective Annual Reports available to their shareholders electronically via the Internet. On March 13, 2009, the Companies mailed certain EIX and SCE shareholders a Notice with instructions on how to access this Joint Proxy Statement and the 2008 Annual Reports and vote their proxy via the Internet. On that date, EIX also sent an e-mail to certain EIX 401(k) Plan holders with similar instructions. Distributing these proxy materials via the Internet will save the Companies the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment.

If you received an e-mail or a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the e-mail or Notice instructs you on how to access and review all of the important information contained in the Joint Proxy Statement and 2008 Annual Reports. The e-mail or Notice also instructs you on how you may submit your proxy over the Internet. If you received an e-mail or a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the e-mail or Notice.

For all shareholders, although there are no EIX or SCE fees or charges for this service, there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

ITEM 1

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

Eleven Directors will be elected to the EIX Board and 12 Directors will be elected to the SCE Board. The Directors will be elected to hold office until the next Annual Meeting. Directors of EIX and SCE are the same, except that Mr. Fohrer is a nominee for the SCE Board only. A brief biography of each nominee describing his or her age, business experience during the past five years, and other prior relevant business experience is presented below as of the date of this Joint Proxy Statement.

VANESSA C.L. CHANG

Principal of EL & EL Investments (private real estate investment business) (since 1999); Chief Executive Officer and President of ResolveItNow.com (online dispute resolution service) (2000-2002); Senior Vice President of Secured Capital Corporation (real estate investment bank) (1998); Partner at KPMG Peat Marwick LLP (1986-1997)

Ms. Chang has been a Director of EIX and SCE since 2007. She is a Director or Trustee of three funds in the American Funds family, advised by Capital Research and Management Company. Ms. Chang is a graduate of the University of British Columbia. Age 56.

FRANCE A. CÓRDOVA

President of Purdue University (since 2007); Chancellor, University of California, Riverside (2002-2007); Vice Chancellor for Research, University of California, Santa Barbara (1996-2002)

Dr. Córdova has been a Director of EIX and SCE since 2004. She is a Director of SAIC, Inc. Dr. Córdova is a graduate of Stanford University and holds a Ph.D in physics from the California Institute of Technology. Age 61.

THEODORE F. CRAVER, JR.

Chairman of the Board, President and Chief Executive Officer of EIX (since 2008); Chairman of the Board, President and Chief Executive Officer of EMG (2005-2008); Executive Vice President (2002-2004), Chief Financial Officer (2000-2004) and Treasurer (1996-2004) of EIX; Chairman of the Board and Chief Executive Officer of Edison Enterprises (1999-2004)

Mr. Craver joined EIX and SCE in 1996. In addition to the positions set forth above, he served as Vice President of EIX and SCE (1996-1998), Treasurer of SCE (1996-1999), and Senior Vice President of EIX (1998-2002) and SCE (1998-1999). Mr. Craver has been a Director of EIX since 2007, and SCE since 2008. He is a Director of Health Net, Inc. Mr. Craver is a graduate of the University of Southern California, where he also received his MBA degree. Age 57.

CHARLES B. CURTIS

President and Chief Operating Officer of the Nuclear Threat Initiative (private foundation dealing with national security issues) (since 2001); Executive Vice President of the United Nations Foundation (2000); Partner of the law firm of Hogan & Hartson (1997-2000); Deputy Secretary of the U.S. Department of Energy (1995-1997); Under Secretary of the U.S. Department of Energy (1994-1995); Chairman of the Federal Energy Regulatory Commission (1977-1981)

Mr. Curtis has been a Director of EIX and SCE since 2006. He is a Trustee of The Putnam Funds, a family of over 100 equity and fixed income mutual funds. Mr. Curtis is a graduate of the University of Massachusetts, Amherst, and Boston University Law School. Age 68.

ALAN J. FOHRER*

Chairman of the Board (since 2007 and in 2002) and Chief Executive Officer (since 2002) of SCE; President and Chief Executive Officer of EME (2000-2001); Executive Vice President and Chief Financial Officer of EIX (1995-2000)

Mr. Fohrer has been a Director of SCE since 2002. He holds two degrees in civil engineering from the University of Southern California, and received his MBA degree from California State University, Los Angeles. Age 58.

BRADFORD M. FREEMAN

Founding Partner, Freeman Spogli & Co. (private investment company) (since 1983); Managing Director of Dean Witter Reynolds, Inc. (brokerage firm) (1976-1983)

Mr. Freeman has been a Director of EIX and SCE since 2002. He is a Director of CB Richard Ellis Group, Inc. Mr. Freeman is a graduate of Stanford University and holds an MBA degree from Harvard Business School. Age 67.

LUIS G. NOGALES

Managing Partner of Nogales Investors, LLC (private equity investment company) (since 2001); President of Nogales Partners (private equity investment company) (1990–2001); President of Univision (Spanish language television network) (1986-1988); Chairman and Chief Executive Officer of United Press International (communications) (1983-1986)

Mr. Nogales has been a Director of EIX and SCE since 1993. He is a Director of Arbitron Inc., and KB Home. Mr. Nogales is a graduate of San Diego State University and Stanford Law School. Age 65.

RONALD L. OLSON

Partner of the law firm of Munger, Tolles and Olson (since 1970)

Mr. Olson has been a Director of EIX and SCE since 1995. He is a Director of Berkshire Hathaway, Inc., City National Corporation, The Washington Post Company, and a Director or Trustee for three funds in the Western Asset funds complex. Mr. Olson is a graduate of Drake University and University of Michigan Law School and holds a Diploma in Law from Oxford University. Age 67.

JAMES M. ROSSER

President of California State University, Los Angeles (since 1979)

Dr. Rosser has been a Director of SCE since 1985 and a Director of EIX since 1988. Dr. Rosser holds three degrees from Southern Illinois University. Age 69.

RICHARD T. SCHLOSBERG, III

Retired President and Chief Executive Officer of The David and Lucile Packard Foundation (private family foundation) (1999-2004); Publisher and Chief Executive Officer, Los Angeles Times (newspaper) (1994-1997); Executive Vice President and Director, The Times Mirror Company (media communications) (1994-1997)

Mr. Schlosberg has been a Director of EIX and SCE since 2002. He is a Director of eBay Inc. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an MBA degree from Harvard Business School. Age 64.

THOMAS C. SUTTON

Retired Chairman of the Board and Chief Executive Officer of Pacific Life Insurance Company (1990-2007)

Mr. Sutton has been a Director of EIX and SCE since 1995. He is a graduate of the University of Toronto. Age 66.

BRETT WHITE

Chief Executive Officer, President and a Director of CB Richard Ellis (commercial real estate services firm) (since 2005); President and a Director of CB Richard Ellis (2001-2005); Chairman of the Americas of CB Richard Ellis Services (1999-2001)

Mr. White has been a Director of EIX and SCE since 2007. He is a graduate of the University of California, Santa Barbara. Age 49.

*	Alan J. Fohrer is a nominee for Director of SCE only.

QUESTIONS AND ANSWERS ON CORPORATE GOVERNANCE

Q:	How are potential Director nominees identified and selected by the Boards to become nominees?

A:	It is the responsibility of the EIX and SCE Nominating/Corporate Governance Committees to recommend Director candidates to their respective Boards. The Committees are comprised of independent directors under the New York Stock Exchange rules.

It is the policy of the Committees to consider Director candidates recommended to the Committees by shareholders. For Committee consideration, shareholder suggestions for Director candidates must be submitted in writing to the Corporate Secretary of EIX and/or SCE and include (i) the shareholder’s name and address, as they appear on the corporation’s books, or a written statement from the record holder of the shares (usually a broker or bank) showing the class and number of shares beneficially owned, (ii) the name, age, and business and residence addresses of the candidate, (iii) the principal occupation or employment of the candidate, (iv) the class and number of shares of the Companies beneficially owned by the candidate, (v) a written description of any direct or indirect business relationships or transactions within the last three years between EIX and its subsidiaries and senior management, on the one hand, and the candidate and his or her affiliates and immediate family members, on the other hand, (vi) any other information concerning the nominee required under SEC rules to be in a proxy statement soliciting proxies for the election of the nominee, (vii) a consent signed by the candidate to serve as a Director if elected, and (viii) a written description, together with any supporting materials, of the qualifications, qualities and skills of the candidate that the shareholder deems appropriate to submit to the Committees to assist in their consideration of the candidate. In identifying potential Director nominees, the Committees also consider suggestions made by the respective Companies’ Board members and senior management.

There are no differences in the manner in which the Committees evaluate a Director candidate based on whether the candidate is recommended by a shareholder. After the Committees receive a recommendation for a potential Director nominee, the Committees consider the information provided to them from the source who recommended the candidate. For the Committees to recommend a Director nominee, the candidate must at a minimum possess the qualifications, qualities and skills set forth in the Companies’ respective Corporate Governance Guidelines, including:

•	A reputation for integrity, honesty and adherence to high ethical standards;

•	Experience in a generally recognized position of leadership; and

•	The demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Companies.

The Committees also consider other factors and information in their evaluation of potential Director nominees, including the Boards’ current need for additional members, the candidate’s potential for increasing the Boards’ range of business experience, desirable skills and diversity, the candidate’s independence, and other factors the Committees deem appropriate. If based on this preliminary evaluation the Committees determine to continue their consideration of a candidate, one or more members of the Committees, and others as determined by the Committees, interview the candidate. After the interview, the Committees conduct any further research on the candidate that they deem appropriate. The Committees then determine whether to recommend to the Companies’ respective Boards that the candidate be a Director nominee. The Companies’ respective Boards consider the Committees’ recommendations and determine whether to nominate any candidate for election.

Q:	Is SCE subject to the same stock exchange listing standards regarding corporate governance matters as EIX?

A:	No. EIX is listed on the New York Stock Exchange, and is subject to its listing standards on corporate governance and other matters. SCE is listed on the American Stock Exchange. However, the American Stock Exchange only requires certain listed issuers to comply with designated corporate governance standards for Board and Board Committee composition including director independence, the director nominations process, and the process to determine executive compensation. SCE is exempt from these rules as a controlled company because (i) over 50% of its voting power is held by its parent company, EIX, and (ii) it has listed only preferred stock on the exchange.

Q:	How do the EIX and SCE Boards determine which Directors are considered independent?

A:	Under the New York Stock Exchange listing standards, the EIX Board is required to consist of at least a majority of independent Directors. Under the Companies’ Corporate Governance Guidelines, both Companies’ Boards are required to consist of at least a majority of independent Directors. Additionally, the Boards’ Audit, Compensation and Executive Personnel, and Nominating/Corporate Governance Committees are required to be fully comprised of independent Directors. The Guidelines include categorical standards to assist in determining whether each Director has a material relationship with the Companies (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Companies) that would cause the Director not to be independent. Additionally, to be a member of a Board Committee required to be comprised of independent Directors, Directors may have to meet additional requirements contained in their Committee Charters. The Companies’ Corporate Governance Guidelines and Board Committee Charters are posted on EIX’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the EIX or SCE Corporate Secretary.

Under the Guidelines, no Director will be considered independent if he or she has a relationship with the Companies that would be deemed disqualifying under New York Stock Exchange listing standards for purposes of a determination of independence. Directors who are not so disqualified from being independent will be determined by the Boards to be independent unless a Director otherwise has a material relationship with EIX, SCE, or any of their subsidiaries. The Boards have determined that the following relationships are not material and therefore are not considered for purposes of determining Directors’ independence:

1.	Discretionary charitable contributions by the Company to a non-profit entity (including an educational or other institution) with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the Company’s total contributions to the entity in the entity’s preceding fiscal year were less than 1% of the entity’s reported consolidated gross revenues for that fiscal year (the Company’s matching of employee contributions shall not be included in the amount of the Company’s contributions for this purpose), and (b) the contributions did not result in any direct financial benefit to the director or an immediate family member;

2.	Payments made by the Company to an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, or payments received by the Company from such an entity, for property or services, if (a) the total amount of the payments made or received in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross revenues for that fiscal year, (b) the payments did not result in a direct financial benefit to the director or an immediate family member, and (c) the director and any immediate family members do not, and did not in the entity’s preceding fiscal year, directly or indirectly own, in the aggregate, more than 10% of the entity;

3.	Other than ownership of debt securities which are covered by Standards 4 and 5 below, indebtedness of the Company owed to, or indebtedness owed to the Company by, an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of indebtedness in the entity’s preceding fiscal year was less than 1% of the entity’s reported consolidated gross assets at the end of the fiscal year, and (b) the indebtedness did not result in any direct financial benefit to the director or an immediate family member;

4.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the director or an immediate family member (including ownership by an entity with which the director or an immediate family member is currently or was affiliated as a director, officer, trustee, or employee, or otherwise) of equity or debt securities of the Company, if the director or immediate family member has received no extra benefit not shared on a pro rata basis by other security holders;

5.	Direct or indirect current ownership or ownership since the beginning of the preceding calendar year by the Company of equity or debt securities of an entity with which the director or an immediate family member is currently, or was at the time of ownership, affiliated as a director, officer, trustee, or employee, or otherwise, if (a) the total amount of the entity’s equity or debt securities owned by the Company did not exceed 5% of the entity’s outstanding equity or debt securities, respectively, at any time since the beginning of the preceding calendar year, and (b) the Company received no extra benefit not shared on a pro rata basis by other security holders;

6.	Gifts, perquisites, and other similar transactions between the Company and the director or an immediate family member that did not provide an aggregate direct or indirect financial benefit or value of more than $5,000 to the director and immediate family members in the preceding calendar year;

7.	The Company’s employment in any capacity of an immediate family member of the director, if the direct and indirect compensation paid to the director’s immediate family member in the preceding calendar year was $120,000 or less;

8.	Payments made to the Company by an entity with which the director or an immediate family member is currently or was since the beginning of the preceding calendar year affiliated as a director, officer, trustee, or employee, or otherwise, if in the entity’s preceding fiscal year, the payments involved the Company’s rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority and were in an amount that did not exceed the greater of $1,000,000 or 2% of that entity’s consolidated gross revenues as reported by that entity for that fiscal year;

9.	Equity or debt investments directly or indirectly currently held, or were held since the beginning of the preceding calendar year, by the director or an immediate family member in an entity with which an executive officer of the Company is currently, or since the beginning of the preceding calendar year was, affiliated as a director, officer, trustee or employee, or otherwise, if (a) the investments of the director and any immediate family member, and the executive officer of the Company, respectively, do not exceed 10% of the outstanding debt or equity securities, respectively, of the entity, (b) the executive officer of the Company is not an executive officer of the entity, and (c) the aggregate investments represent less than 10% of the net worth of each investor;

10.	Service since the beginning of the preceding calendar year by an officer of the Company as a director or trustee (or similar position) of an entity where the director or an immediate family member serves as an executive officer, if the officer (a) is or was not an executive officer of the Company, and (b) does not or did not have his or her annual compensation approved by any compensation committee of the Company of which the director or immediate family member is or was a member;

11.	The director’s receipt of vested and non-forfeitable equity-based benefits and retirement benefits under qualified plans as a result of prior employment with the Company;

12.	As to immediate family members, any relationship between the Company and another entity with which the immediate family member is or has been employed in a non-executive officer capacity;

13.	As to directors and immediate family members, any relationship between the Company and another entity if such persons are or were solely record owners, and/or direct or indirect beneficial owners (as defined under Rules 13d-3 or 16a-1(a)(2), or any successor provisions, under the Securities Exchange Act of 1934) in the aggregate of 5% or less, of any class of equity securities of the other entity; and

14.	As to directors and immediate family members, any other relationship if the relationship has not existed or occurred since the beginning of the preceding calendar year.

For purposes of the categories of relationships described in the above paragraphs:

•	“Company” means EIX, SCE, and their consolidated subsidiaries;

•	“executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934; and

•

“immediate family member” of a Director means his or her spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone (other than domestic employees) who shares the Director’s home; provided, that an individual shall not be deemed an immediate family member if the individual is no longer related to a Director as a result of legal separation, divorce, death, or incapacitation.

Additionally, relationships are not considered if the individual is only a director or trustee of an organization that has a relationship with the Companies.

For relationships not prohibited by New York Stock Exchange rules and also not covered under the preceding categories of immaterial relationships, the determination of whether a relationship is material or not, and therefore whether a Director is independent or not, is made in good faith by the Directors, provided that the Director whose relationship is under consideration abstains from the vote regarding his or her independence.

Q:	Which Directors have the EIX and SCE Boards determined are independent?

A:	The Boards have determined that Directors Chang, Córdova, Curtis, Freeman, Nogales, Rosser, Schlosberg, Sutton, and White are independent. The Boards previously determined that Director Robert H. Smith, who retired as a Director of the Companies on April 24, 2008, was independent. Any relationships between the Companies, on the one hand, and their independent Directors, on the other hand, met the pre-established categories of immaterial relationships set by the Boards.

Q:	How many times did the EIX and SCE Boards meet in 2008?

A:	During 2008, the EIX Board met seven times and the SCE Board met six times. Each current Director attended 75% or more of all EIX Board and Committee meetings he or she was eligible to attend. Each current Director attended 75% or more of all SCE Board and Committee meetings he or she was eligible to attend, except Messrs. Nogales and Sutton, who each attended five of seven (71%) SCE Audit Committee meetings. During 2008, the EIX and SCE Boards held four executive sessions of the non-employee Directors and one executive session of the independent Directors only.

Q:	Who is the Companies’ Lead Director and what are the Lead Director’s duties and responsibilities?

A:	The Companies’ Lead Director is designated annually by the independent Directors, must be independent, and is expected to devote a greater amount of time to Board service than the other Directors. The current Lead Director is Bradford M. Freeman, who has served in that role since April 2008. The Lead Director’s duties and responsibilities include all of the following:

•	In consultation with the non-employee directors, approve agendas and schedules for Board meetings, and approve the flow of information to the Board.

•	Preside at all meetings at which the Chairman is not present, including executive sessions of the non-employee and the independent directors, and apprise the Chairman of the issues considered.

•	Be available to serve as a liaison between the Chairman and the independent directors.

•	Be available for consultation and direct communication with the Companies’ shareholders and other interested parties.

•	Call meetings of the non-employee and the independent directors when necessary and appropriate.

•	Perform other duties delegated by the non-employee directors.

The EIX Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The EIX Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management. However, the Board continues to follow trends in this area and could, under different circumstances, reach a different conclusion.

The Lead Director is identified on our website Board of Directors list, and a description of the Lead Director’s duties is included in the Companies’ Corporate Governance Guidelines, both of which are posted on EIX’s Internet website at www.edisoninvestor.com, under “Corporate Governance.”

Q:	Do the Companies have a policy on attendance of Director nominees at annual shareholders’ meetings?

A:	Director nominees are expected to attend Annual Meetings of the Companies’ shareholders. Ten of the 11 EIX and 11 of the 12 SCE Director nominees attended the 2008 Annual Meeting.

Q:	How may I communicate with the Boards?

A:	Shareholders and other interested parties may communicate their concerns, including concerns relating to accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters, to any individual Director, including the Lead Director, the Directors as a group, the Audit Committees, or any other group of Directors. Such parties may do so by calling the Companies’ independent helpline at 1-800-877-7089, the toll-free number posted on the Companies’ website, and asking the helpline provider to transmit the communication to the applicable Directors, or by sending the communication in writing, addressed to the applicable Directors, in care of the Corporate Secretary at the principal executive office of the Companies. If the communication is delivered via the helpline, it will be forwarded to the Chair of the Audit Committees, who will determine the method of communication to the applicable Directors. If the communication is delivered care of the Corporate Secretary, the Corporate Secretary will review it and will forward complaints or concerns about accounting, internal accounting controls, auditing, ethics, fraud, or legal or regulatory compliance matters to the Chair of the Audit Committees. The Corporate Secretary will forward any other communication that, in the opinion of the Corporate Secretary, deals with the functions of the Boards of Directors to the Director or group of Directors to whom it is addressed. The Corporate Secretary will not, however, forward communications unrelated to the functions of the Boards of Directors, such as individual customer complaints, mass mailings, new product or service suggestions, resumes and other forms of job inquiries, business solicitations, advertisements or surveys.

Q:	Does EIX have a policy on shareholder rights plans?

A:	Yes. EIX’s previously existing shareholder rights plan expired by its terms on November 21, 2006. On February 26, 2004, the EIX Board adopted the following policy on shareholder rights plans:

The EIX Board would seek prior shareholder approval of the adoption of any new shareholder rights plan unless, due to timing constraints or other reasons consistent with the fiduciary duties of EIX’s Board of Directors, a committee consisting solely of independent Directors determines that it would be in the best interests of EIX’s shareholders to adopt the plan before obtaining shareholder approval. Any rights plan hereafter adopted by EIX’s Board of Directors without prior shareholder approval shall automatically terminate on the first anniversary of the adoption of the plan unless, prior to such anniversary, the plan shall have been approved by EIX’s shareholders.

BOARD COMMITTEES AND SUBCOMMITTEES

The Companies have standing Audit, Compensation and Executive Personnel, Executive, Finance, and Nominating/Corporate Governance Committees. Additionally, SCE has a Pricing Committee, and both Companies have Subcommittees of the Compensation and Executive Personnel Committee. The Committees’ charters are posted on EIX’s Internet website at www.edisoninvestor.com, under “Corporate Governance,” and are available in print upon request from the EIX or SCE Corporate Secretary. The following table describes the Boards’ Committees and Subcommittees.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS(1)	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2008

Audit Committees(2) Thomas C. Sutton, Chair Vanessa C.L. Chang Bradford M. Freeman Luis G. Nogales Richard T. Schlosberg, III

•     Appoints the independent registered public accounting firm.

•     Assists the Boards in their oversight of 1) the integrity of financial statements, 2) systems of disclosure and internal control regarding finance, accounting, legal compliance and ethics that management and the Boards have established, 3) compliance with legal and regulatory requirements, 4) the qualifications and independence of the independent registered public accounting firm retained for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and 5) the performance of the independent registered public accounting firm and of the internal audit function.

•     Meets regularly with management, the independent registered public accounting firm, and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged.

•     Recommends to the Boards Audit Committee charter revisions and the inclusion of the year-end audited financial statements in the Annual Reports on Form 10-K.

•     Reviews with the independent registered public accounting firm the scope of audit and other engagements and the related fees, their independence, the adequacy of internal accounting controls, and the year-end audited financial statements.

•     Produces annually a report on certain committee actions for the proxy statement.

EIX: 8 SCE: 7

(1)

Robert H. Smith served as Chair of the Compensation and Executive Personnel Committees and as a member of the Audit Committees and Nominating/Corporate Governance Committees until his retirement from the Boards on April 24, 2008; John E. Bryson served as Chair of the EIX Executive Committee and as a member of the SCE Executive Committee until his retirement on July 31, 2008; Dr. Rosser served as a member of the Finance Committees until April 24, 2008.

(2)	The respective Companies’ Boards have determined that Mr. Sutton is a financial expert under SEC guidelines and is independent under the New York Stock Exchange listing standards.

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS(1)	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2008
Compensation and Executive Personnel Committees Richard T. Schlosberg, III, Chair Bradford M. Freeman James M. Rosser Thomas C. Sutton Brett White

•     Reviews the performance and sets the compensation of designated elected officers, including the Executive Officers.

•     Reviews Director compensation for consideration and action by the Boards.

•     Approves the design of executive and Director compensation programs, plans and arrangements.

•     May elect designated officers and determine their compensation.

•     Produces annually a report on executive compensation for the proxy statement.

EIX: 5 SCE: 4

Executive Committees

EIX

Theodore F. Craver, Jr., Chair

Bradford M. Freeman

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

SCE

Alan J. Fohrer, Chair

Theodore F. Craver, Jr.

Bradford M. Freeman

Ronald L. Olson

James M. Rosser

Thomas C. Sutton

	• Has all the authority of the Boards between meetings except to the extent limited by the California General Corporation Law.	EIX: 0 SCE: 0
Finance Committees Luis G. Nogales, Chair Vanessa C.L. Chang France A. Córdova Charles B. Curtis Ronald L. Olson

•     The EIX Finance Committee reviews the financing plans, capital structure, credit ratings and trust investments for EIX and its nonutility subsidiaries, and approves certain investments.

•     The SCE Finance Committee reviews and approves the annual capital budget, the five-year capital expenditure outlook, financing plans, capital structure, credit ratings and trust investments of SCE, and approves certain capital projects.

EIX: 3 SCE: 3

COMMITTEE OR SUBCOMMITTEE NAME AND CURRENT MEMBERS(1)	COMMITTEE AND SUBCOMMITTEE FUNCTIONS	NUMBER OF MEETINGS IN 2008
Nominating/Corporate Governance Committees Charles B. Curtis, Chair France A. Córdova James M. Rosser Richard T. Schlosberg, III Brett White

•     Periodically consults with management, reviews shareholder recommendations for Director nominees, and identifies and makes recommendations regarding Board composition and selection of candidates for election.

•     Periodically reviews and recommends updates to the Corporate Governance Guidelines and Ethics and Compliance Code applicable to their respective companies.

•     Advises the Boards with respect to corporate governance matters.

•     Oversees the evaluation of the Boards and Committees and reviews Committee charters.

•     Oversees the orientation program for new Directors and reviews continuing education activities for all Directors.

•     Reviews certain related party transactions.

EIX: 4 SCE: 4
Pricing Committee(3) Alan J. Fohrer, Chair Theodore F. Craver, Jr. Luis G. Nogales (alternate member)	• Determines the final terms of any offering, issuance, or sale of Preferred Stock of SCE, in either a private placement or registered offering duly authorized and approved by the SCE Board.	SCE: 0
Compensation and Executive Personnel Subcommittees Richard T. Schlosberg, III, Chair At least one Compensation and Executive Personnel Committee member appointed by Committee Chair	• May elect designated officers and determine their compensation. • May handle certain substantive and administrative tasks related to executive compensation.	EIX: 0 SCE: 0 Took action only by unanimous written consent

(3)	The Chair of the SCE Finance Committee serves as an alternate member.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to the principal executive officers, the principal financial officers, the other three most highly compensated Executive Officers of EIX and SCE during 2008, and certain other EIX or SCE Executive Officers who were highly compensated during 2008 but were no longer Executive Officers of the respective Companies at year end. These individuals are referred to as the “Named Officers” in this Joint Proxy Statement. This section also provides information about the compensation objectives, policies, and decisions applicable to those Named Officers. For EIX, the Named Officers for 2008 are Theodore F. Craver, Jr. (who became President of EIX on April 1, 2008 and Chairman of the Board and Chief Executive Officer effective July 31, 2008), Alan J. Fohrer, W. James Scilacci, John R. Fielder, Ronald L. Litzinger, John E. Bryson, Thomas R. McDaniel, and J.A. Bouknight, Jr. For SCE, the Named Officers for 2008 are Alan J. Fohrer, Thomas M. Noonan, John R. Fielder, Pedro J. Pizarro, Mahvash Yazdi, Polly L. Gault, and Ronald L. Litzinger.

The executive compensation programs are determined and approved by the Compensation and Executive Personnel Committees of the Companies’ Boards of Directors. We use the term “Committee” throughout the remainder of this Joint Proxy Statement to refer to the Committees of both Companies in relation to their respective compensation programs, unless we specifically note the “EIX Committee” or “SCE Committee.” None of the Named Officers is a member of the Committee. The EIX Chief Executive Officer provides the Committee with recommendations regarding the compensation of all EIX and SCE officers with the rank of Vice President or above, after conferring with the EIX Managing Committee. While certain Named Officers are members of the EIX Managing Committee and participate in developing recommendations on the evaluation of the Companies’ performance, the Named Officers do not participate in recommendations on their own individual compensation recommendations. The Committee reviews these recommendations and determines final compensation. In executive session, the EIX Committee determines the compensation of the EIX Chief Executive Officer.

Executive Compensation Program Objectives and Overview

The executive compensation programs for Named Officers are intended to achieve three fundamental objectives: (1) attract and retain qualified executives, (2) focus executives’ attention on specific strategic and operating objectives of the Companies, and (3) align executives’ interests with the long-term interests of the shareholders and, for SCE, its ratepayers. The material elements of the executive compensation programs for Named Officers include base salary, annual bonus, long-term incentives, retirement and other post-termination benefits, severance benefits and perquisites. The Committee believes that each element of the executive compensation program is appropriately structured to help achieve one or more of the compensation objectives described above.

While some of the compensation program elements, such as base salary and annual bonus, are earned and payable on a short-term or current basis, other elements are earned and payable over a longer term or in some cases upon retirement or other termination of employment. Additionally some of the program elements are paid in cash while others are paid in the form of EIX Common Stock. Some components of compensation are earned based on annual performance, others on continued employment, and some on the long-term performance of the EIX stock price and EIX total shareholder return performance compared to its peer group of companies. Notably, with respect to the long-term performance component payable in 2008, there was a zero payout for performance shares as a result of EIX comparative total shareholder return performance. This is reflected in the “Summary Compensation Table” and “Option Exercises and Stock Vested” table below. In addition, bonus amounts relative to target for 2008 are generally lower than bonus amounts paid in prior years, as disclosed in column (g) of the “Summary Compensation Table” below.

The target value of the executive compensation package for each Named Officer is set at approximately the median level for that position among the peer group companies. All elements of executive compensation are regularly benchmarked against executive compensation in peer companies. Base salary, annual bonus, and long-term incentive compensation are benchmarked annually, while other employee benefits and perquisites are benchmarked at least every three years.

The Committee retains Frederic W. Cook & Company, Inc. (“F.W. Cook”), as its independent compensation consultant to assist the Committee in identifying industry trends and norms, reviewing and identifying the appropriate peer group companies, and evaluating relevant executive compensation data for these companies. The Committee selected the Philadelphia Utility Index minus AES Corporation plus Sempra Energy as the peer group for 2008. The same peer group was used for 2007 and 2006. AES Corporation is excluded from the group because its mix of business revenues differs significantly from that of EIX and the other companies in the group, and Sempra Energy is included due to its California nexus. Although the peer group differs from the Philadelphia Utility Index (depicted in the Stock Performance Graph included as part of EIX’s 2008 Annual Report to Shareholders), the Committee believes the peer group provides more relevant comparative compensation data.

Current Executive Compensation Program Elements

Base Salaries

Named Officers do not have a contractual right to receive a fixed base salary. Each February, the Committee determines salaries, long-term incentive awards, and annual bonus targets for the current year and bonuses for the completed year.

The Committee’s general policy is to set base salary guidelines for each position at approximately the median level for comparable executives at the peer group companies. The Committee has the ability to, and does, exercise discretion to increase or decrease a particular Named Officer’s base salary for any year based on its judgment of the officer’s individual performance and the Companies’ performance in the prior year.

In determining the 2008 base salary for each Named Officer in February 2008, the Committee considered the base salaries of comparable executives at the Companies’ peer group companies, each Named Officer’s individual performance and the Companies’ performance during the prior fiscal year. In determining Mr. Craver’s base salary, the Committee anticipated his promotion to President of EIX effective April 1, 2008. The Committee also subsequently approved an increase in Mr. Craver’s base salary effective when he became Chairman of the Board and Chief Executive Officer of EIX. The base salary that was paid to each Named Officer in 2008 is the amount reported for such officer in column (c) of the “Summary Compensation Table” below.

Annual Bonuses

The bonus program for executives is the EIX Executive Incentive Compensation Plan. Named Officers do not have a contractual right to receive a fixed bonus for any given fiscal year. Instead, the Committee sets target and maximum potential bonus amounts at the start of each year. The Committee set potential targets and maximums for 2008 based on the median level of target bonus amounts for comparable executives at the peer group companies. The Committee set the maximum at twice the target amount, which the Committee’s independent compensation consultant has advised is the most prevalent practice among peer group companies. The 2008 target and maximum bonus amounts for the Named Officers are set forth in the “Grants of Plan-Based Awards” table below. The target and maximum amounts for Mr. Craver reflect increases approved by the Committee when Mr. Craver became Chairman of the Board and Chief Executive Officer of EIX. Bonuses under the Executive Incentive Compensation Plan are determined by the Committee following the end of the related fiscal year based on the Companies’ performance against specific goals set at the beginning of the performance year and the performance of each Named Officer.

The Committee met in February 2009 to evaluate the performance of the Companies in 2008 and to determine the 2008 annual bonuses for those Named Officers currently employed by the Companies, and for Mr. Bryson. Some strategic objectives are not easily quantifiable, so the Committee did not use a formulaic approach or pre-assigned weighting when making the bonus determinations, but performance against financial goals was given greater emphasis. Each Named Officer’s annual bonus earned for 2008 is set forth in column (g) of the “Summary Compensation Table” below. Bonus amounts awarded were generally lower in 2008 relative to target than awards for 2007 and 2006. The Committee particularly took into account the following factors in evaluating the Companies’ performance in 2008:

EIX

Financial Performance

•	Results of operations, including our reported earnings per share increasing from $3.33 in 2007 to $3.69 in 2008.

•	Our stock price declined by approximately 39%, which was about the same as the decline in the S&P 500 Index, but more than the decline in the Philadelphia Utility Index.

SCE

Financial Performance

•	Results of operations, including our reported earnings per share increasing before the effects of the decision described below are taken into account.

•	Reported earnings were adversely affected by the California Public Utilities Commission (“CPUC”) decision in the investigation of SCE’s Performance Based Ratemaking incentive mechanisms.

Regulatory Decisions

Results from three major CPUC proceedings set a strong platform for future earnings and growth.

•	General Rate Case: Although not yet concluded, SCE successfully managed a large and complicated request, resulting in the issuance of Proposed and Alternate Decisions.

•

Cost of Capital: The CPUC approved a multi-year cost of capital mechanism that maintains authorized return on equity for 2009 and 2010 at 11.5%, subject to automatic adjustment up or down based on changes in certain market indicia.

•	Smart Meters: SCE received a CPUC decision authorizing full deployment funding for “Edison Smart Connect,” SCE’s industry-leading advanced metering project.

Major Operational Goals

•

Positives include improved customer satisfaction with SCE and its services, exceeding energy efficiency goals, meeting all milestones for demand-side management initiatives, and increased energy procurement.

•

Negatives include delayed implementation of a San Onofre Nuclear Generating Station business plan, delays in securing transmission licensing/permitting, and less than 90% achievement of key performance indicators.

EMG

Financial Performance

•	Results of operations, including our reported earnings per share being the same as in 2007, after adjusting for the adverse effects last year of early debt retirement and discontinued operations.

Growth Related Goals

•	Delays in wind projects, mostly related to problems with turbine suppliers.

•	Construction projects were completed within budget.

•	Good progress in early development of the solar program.

•	Origination business was launched and some transactions were consummated, but the business experienced some execution difficulties.

Major Operational Goals

•	Excellent trading results in a very volatile commodity environment.

•	Strong performance at gas-fired cogeneration facilities.

•	Disappointing coal fleet availability and forced outage rates.

Variations relative to target in bonuses awarded to individual Named Officers reflect the Committee’s assessment of individual performance at their respective companies.

To qualify annual bonuses as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, the EIX Committee adopted the 2008 Executive Bonus Program (“2008 Bonus Program”) pursuant to the provisions of the 2007 Performance Incentive Plan. Under the 2008 Bonus Program, an overall maximum bonus for 2008 was established for each participating Named Officer as a specified percentage of a bonus pool, with the aggregate bonus pool having a maximum value equal to 1.5% of EIX’s consolidated earnings from continuing operations during the 2008 fiscal year. The actual bonus for 2008 awarded to each participating Named Officer was less than the applicable maximum determined under the 2008 Bonus Program. This approach was designed to establish each participating Named Officer’s bonus in a manner that complied with the performance-based compensation requirements of Section 162(m), while still preserving the Committee’s flexibility to determine the actual bonus for each Named Officer under the Executive Incentive Compensation Plan up to the maximum amount determined under the 2008 Bonus Program. If a Named Officer becomes entitled to severance benefits, the 2008 Bonus Program provides for a pro-rata payment of the officer’s target bonus opportunity or, if less, the maximum bonus the officer could have received under the 2008 Bonus Program for the year had his or her employment not terminated. Messrs. Scilacci, Noonan, Litzinger and Pizarro, and Ms. Yazdi, did not participate in the 2008 Bonus Program, and their bonuses were determined in the discretion of the Committee solely under the terms of the Executive Incentive Compensation Plan.

Long-Term Incentives

The Committee’s policy is that the Named Officers’ long-term incentives should be directly linked to the value provided to shareholders of EIX Common Stock. Therefore, 100% of the Named Officers’ long-term incentives is currently awarded in the form of equity instruments reflecting, or valued by reference to, EIX’s Common Stock. In 2008, 75% of each Named Officer’s long-term incentive award value was in the form of EIX non-qualified stock options. The remaining portion of each Named Officer’s long-term incentive award value was in the form of EIX performance shares. The performance share awards for Named Officers provide for reinvested dividend equivalents; the stock options contain no dividend equivalent rights.

The Committee approved grants of stock options and performance shares to the Named Officers in February 2008, with a grant date of March 3, 2008. Mr. Craver received additional awards approved by the Committee to be effective at the end of the quarters in which he was promoted to President of EIX, and to Chairman of the Board and Chief Executive Officer of EIX, respectively. Messrs. Scilacci, Litzinger, and Pizarro also received additional awards approved by the Committee effective at the end of the quarters in which they were promoted to their respective positions reflected in the “Summary Compensation Table” below. The Committee determined the target values of the long-term incentive awards for Named Officers based on the peer group median for long-term incentive awards. Prior to fixing the grant dates of annual long-term incentive grants, the EIX Committee first approved the grant values and methodology for converting those values into the number of options and performance shares.

Named Officers will realize value in the stock option portion of their long-term award only if EIX shareholders realize value on their shares. The value realized by Named Officers will be commensurate with the value realized by shareholders from appreciation in the stock price. The exercise prices of options granted to the Named Officers as part of EIX’s regular annual grants in 2008, 2007 and 2006 were $49.95, $47.41 and $44.295, respectively, compared to a closing price of EIX Common Stock on March 3, 2009 of $24.84.

Named Officers will realize value in the performance share portion of their long-term award only if EIX performs on a par with, or better than, the peer group companies. If EIX performs below the 40th percentile of the peer group companies in total shareholder return over the three-year performance period, this portion of the award will have no value. Conversely, if EIX performs above this level, the award’s value will increase as the performance level increases, up to a maximum of two times the target shares if EIX’s performance is at the 75th percentile or higher of the peer group companies. As noted above, with respect to the performance shares payable in 2008, there was a zero payout as a result of EIX comparative total shareholder return performance.

The value of the performance shares and options expensed in 2008 as determined under FAS 123R for purposes of the Companies’ financial statements is shown in columns (e) and (f) of the “Summary Compensation Table” below. The “Grants of Plan-Based Awards” table and related narrative “Description of Plan-Based Awards” section below provide additional detail regarding the performance shares and options granted to the Named Officers in 2008, including the estimated performance share payouts at different total shareholder return percentile rankings, and the vesting and other terms that apply to the performance shares and options. For performance shares, the zero payout in 2008, together with a downward adjustment in the expected payout in 2009 as a result of the decline in stock price in 2008, has resulted in considerably lower values as compared to the two prior years.

Retirement Benefits

The Named Officers receive retirement benefits under the terms of qualified and non-qualified defined-benefit and defined-contribution retirement plans. The SCE Retirement Plan and 401(k) Plan are both tax-qualified retirement plans in which the Named Officers participate on substantially the same terms as other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code, the benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan and the 401(k) Plan are limited. Because the Companies do not believe that it is appropriate for the Named Officers’ retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, the Companies have established non-qualified supplemental defined-benefit and defined-contribution retirement plans that permit the Named Officers to receive the full amount of benefits that would be paid under the qualified plans but for such limitations.

The non-qualified defined-benefit retirement plan is the Executive Retirement Plan. Named Officers’ defined-benefit retirement values are calculated using their full salaries and annual bonuses, subject to reduction for benefits under the SCE Retirement Plan, the profit sharing benefit feature of the 401(k) Plan, and a portion of their Social Security benefits.

The non-qualified defined-contribution retirement plan is the Executive Deferred Compensation Plan. Under this plan, Named Officers are permitted to defer up to 75% of their base salaries and up to 100% of their annual bonuses, as well as long-term incentives and other special awards otherwise payable in cash, including dividend equivalents associated with stock options granted prior to 2007 and a portion of performance share awards. The

Companies make a matching deferred contribution on the Named Officers’ base salary deferrals in amounts that are intended to correspond to the matching contribution that would have been made under the 401(k) Plan, and on the Named Officers’ annual bonus deferrals at one-half the rate of matching contributions on salary. Amounts deferred under this plan are credited with interest, as participants essentially are loaning to the Companies, as unsecured general creditors, the amounts they otherwise would have been paid in salary, bonuses, long-term incentives, or other payouts. Certain of the Named Officers who have retired were permitted to defer compensation under predecessor deferred compensation plans. EIX and SCE believe that providing the Named Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying income tax on the compensation deferred, even though the related deduction for the Companies is also deferred.

The Companies also sponsor survivor and disability benefit plans in which the Named Officers are eligible to participate.

The “Pension Benefits” table and related narrative section “Pension and Other Retirement Plans” below describe EIX’s and SCE’s qualified and non-qualified defined-benefit plans. The “Non-Qualified Deferred Compensation” table and related narrative section “Non-Qualified Deferred Compensation Plans” below describe EIX’s and SCE’s non-qualified defined-contribution plans.

Severance Benefits

The Committee’s policy regarding severance protection for Named Officers stems from its importance in recruiting and retaining executives. Executives are recruited from well-compensated positions in other companies or have attractive opportunities with other companies. The Committee believes offering one year’s worth of compensation and benefits if any officer is involuntarily severed without cause offers financial security to offset the risk of leaving another company or foregoing an opportunity with another company. Severance benefits are not offered for resignation for “good reason” or other constructive termination in the absence of a change in control. The Companies also provide severance protection for non-executive employees whose positions are eliminated.

The current executive compensation plans offer additional benefits in the event of a change in control of EIX. The Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction would create uncertainty regarding continued employment for Named Officers. This uncertainty would result from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage the Named Officers to remain employed with the Companies during a time when their prospects for continued employment following the transaction would be uncertain, and to permit them to remain focused on the Companies’ interests during the change in control, the Named Officers would be provided with enhanced severance benefits if their employment were actually or constructively terminated without cause in connection with a change in control. The change-in-control severance benefits for Messrs. Noonan, Fielder, and Pizarro, and Mses. Yazdi and Gault, generally would be equivalent in value to two years’ worth of compensation and benefits, while the change-in-control severance benefits for Messrs. Craver, Fohrer, Scilacci, and Litzinger generally would be equivalent in value to three years’ worth of compensation and benefits. Given that none of the Named Officers has an employment agreement that provides for fixed positions or duties, or for a fixed base salary or annual bonus, the Committee believes that a constructive termination severance trigger is needed to prevent potential acquirors from having an incentive to constructively terminate a Named Officer’s employment to avoid paying any severance benefits at all.

Pursuant to the EIX Executive Severance Plan established effective January 1, 2001, as part of their change-in-control severance benefits, Named Officers would be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code, and for all taxes due on the amount of that reimbursement. This excise tax gross-up provision is intended to preserve the level of change-in-control severance protections that the Committee has determined to be appropriate.

The Committee does not believe that Named Officers should be entitled to receive their cash severance benefits merely because a change-in-control transaction occurs. Therefore the payment of cash severance benefits would only be triggered by an actual or constructive termination of employment. However, if there were a dissolution, a sale of all or substantially all of the EIX stock or assets, a merger or reorganization or other event where EIX is not the surviving corporation, and following the transaction, outstanding equity awards would not be continued or assumed, then Named Officers would receive immediate vesting of their outstanding equity awards. Outstanding options would become immediately vested and exercisable, and the Named Officers’ outstanding equity awards that had performance-based vesting conditions would become vested based on performance during a shortened performance period ending on the day prior to the change in control. Although this vesting would occur whether or not a Named Officer’s employment terminated, the Committee believes it is appropriate to fully vest equity awards in situations where EIX is not the surviving corporation and the equity awards are not assumed, because such a transaction effectively ends the Named Officers’ ability to realize any further value with respect to the equity awards.

Amendments to Benefit Plans in 2008

In 2008, EIX amended its Executive Severance Plan and certain other benefit plans that included deferred compensation arrangements to comply with the IRS’s deferred compensation rules under Section 409A of the Internal Revenue Code. These amendments did not increase the benefits to participants under these plans.

Perquisites

EIX and SCE provide the Named Officers with certain perquisites, consisting of estate and financial planning services, automobile-related benefits, and executive health services. Club memberships and spousal travel are provided to some Named Officers when deemed to serve a business purpose. Home security was provided to Mr. Bryson in 2008 prior to his retirement for business purposes, but is no longer provided to any Named Officer. Perquisites are benchmarked at least every three years and reviewed, revised and approved by the Committee. No tax “gross-up” payments are made on taxable perquisites. However, as further disclosed in footnote (5) to the “Summary Compensation Table” below, tax gross-up payments were made in connection with car services provided for business reasons to certain Named Officers for a limited period in 2008, and have since ceased.

The perquisites provided to each Named Officer in 2008 are reported in column (i) of the “Summary Compensation Table” below, and are further described in footnotes (5) and (6) to that table.

Stock Ownership Guidelines

To underscore the importance of linking executive and shareholder interests, EIX and SCE have adopted stock ownership guidelines that apply to all of the Named Officers who are currently employed by the Companies. The guidelines require the Named Officers to own an amount ranging from two to five times their annual base salary in the form of EIX Common Stock (or equivalents). The guideline for Mr. Craver is five times his base salary, for Messrs. Fohrer, Scilacci, and Litzinger three times their base salary, and for the remaining Named Officers two times their base salary. The Named Officers are expected to achieve their ownership targets within five years from the date they became subject to the guidelines. EIX Common Stock owned outright, shares held in the 401(k) Plan and vested and unvested deferred stock units whose payout does not depend on performance measures are included in determining compliance with the guidelines. Shares that Named Officers have the right to acquire through the exercise or payout of stock options, performance shares and other stock-denominated awards are not included in the calculation of stock ownership for guideline purposes until such time as the options or other awards are actually exercised, or paid, as the case may be, and the shares are acquired.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction by public companies for compensation over $1,000,000 paid to their chief executive officers and their other most highly compensated executive officers unless certain tests are met. EIX’s general intention is to design and administer its executive compensation programs to preserve the deductibility of compensation payments to Named Officers. Under the terms of the EIX 2007 Performance Incentive Plan, non-qualified stock options, performance shares and annual bonuses awarded to the EIX Named Officers are structured to constitute performance-based compensation within the meaning of section 162(m) of the Internal Revenue Code. Nevertheless, EIX’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives.

COMPENSATION COMMITTEE REPORT(1)

The EIX and SCE Committees have certain duties and powers as described in their Charters. The Charters of both Committees are posted on EIX’s Internet website at www.edisoninvestor.com under “Corporate Governance.” The Committees are currently composed of the five independent non-employee Directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

The Committees have reviewed and discussed with management the Compensation Discussion and Analysis section of this Joint Proxy Statement. Based upon this review and the discussions, the EIX and SCE Compensation and Executive Personnel Committees recommended to their respective Boards of Directors that the Compensation Discussion and Analysis section be included in the EIX and SCE 2008 Annual Reports on Form 10-K and this Joint Proxy Statement.

Compensation and Executive Personnel Committees of the EIX and SCE Boards of Directors
Richard T. Schlosberg, III (Chair)	Thomas C. Sutton
Bradford M. Freeman	Brett White
James M. Rosser

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless EIX or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

Dr. Rosser became a Committee member and Robert H. Smith ceased to be a Committee member when the EIX and SCE Committees were reappointed on April 24, 2008. The other Committee members whose names appear on the Committees’ Report above were Committee members during all of 2008. Under applicable SEC rules, there were no interlocks or insider participation on the Compensation and Executive Personnel Committees.

PROCESSES AND PROCEDURES FOR CONSIDERATION AND DETERMINATION OF

EXECUTIVE AND DIRECTOR COMPENSATION

The Committee has the authority to review and determine the compensation paid to the officers of the Companies which consist of each Company’s Chairman of the Board and Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, General Counsel, Controller, Treasurer and Secretary. The Committee generally determines each officer’s compensation following an annual review of the Companies’ performance relative to their goals and the officer’s individual performance. All of the Named Officers’ compensation is reviewed and determined by the Committee. The Committee reviews and may make recommendations regarding the compensation paid to the non-employee Directors of EIX and SCE. However, the compensation for the Directors of EIX and SCE is determined by the respective Board of Directors.

Each Board of Directors may delegate some or all of the Committee’s authority to review and determine the compensation paid to the officers to subcommittees consisting of at least two members of the Committee. However, neither Board of Directors has delegated the Committee’s authority to determine officer compensation to a subcommittee, other than certain compensation decisions with respect to non-Executive Officer Vice Presidents and lower level officers. The process for consideration and determination of executive compensation is described in the Compensation Discussion and Analysis above.

The Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation for the officers, including all of the Named Officers. The Committee has retained F.W. Cook as the Committee’s independent compensation consultant on all matters related to the executive compensation programs. The executive compensation consultant’s responsibilities include reviewing the executive and Director compensation programs and philosophy and advising the Committee of plans or practices that might be made more effective, and proactively advising the Committee on norms and best practices for executive and Director compensation and areas of concern and risk in the programs. Interactions between F.W. Cook and management are incidental to its work for the Committee, and F.W. Cook has not performed any other services for the Companies unrelated to executive compensation.

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of the Named Officers for service during 2008, and, where applicable because the Named Officer was also an EIX or SCE Named Officer in such years, for 2007 and 2006.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5)(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Theodore F. Craver, Jr., Chairman of the Board, President and CEO of EIX	2008	892,485	—	21,291	1,419,100	1,050,000	671,082	159,478	4,213,436
	2007	646,067	—	640,198	961,737	865,000	449,647	128,817	3,691,466
	2006	604,461	—	923,831	1,888,983	635,000	513,911	138,270	4,704,456
Alan J. Fohrer, Chairman of the Board and CEO of SCE	2008	715,746		(27,675)	809,271	558,300	1,243,079	209,387	3,508,108
	2007	674,824	—	432,653	783,795	912,000	716,143	235,031	3,754,446
	2006	643,238	—	889,241	1,779,377	684,000	552,151	286,288	4,834,294
W. James Scilacci, Executive Vice President, CFO and Treasurer of EIX	2008	393,504	—	1,289	272,092	315,000	329,617	89,670	1,401,172
Thomas M. Noonan, Senior Vice President and CFO of SCE	2008	337,743	—	(6,575)	176,628	222,900	580,291	61,018	1,372,005
	2007	319,480	—	92,009	155,966	329,000	422,456	65,663	1,384,574
	2006	291,002	—	167,170	368,463	272,000	218,132	69,130	1,385,897
John R. Fielder, President of SCE	2008	455,768	—	(44,116)	609,385	326,100	674,531	73,997	2,095,665
	2007	432,145	—	263,713	614,979	494,000	606,149	70,684	2,481,670
	2006	408,015	—	317,313	707,172	425,000	569,227	72,000	2,498,726
Ronald L. Litzinger, Chairman of the Board, President and CEO of EMG	2008	446,168	—	2,248	298,718	276,700	243,513	69,340	1,336,687
Pedro J. Pizarro, Executive Vice President of SCE	2008	375,415	—	23,991	298,652	300,300	150,115	55,106	1,203,579
Mahvash Yazdi, Senior Vice President and Chief Information Officer of SCE	2008	394,947	—	(17,494)	212,571	238,600	335,426	64,740	1,228,790
	2007	379,529	—	118,656	228,928	387,000	252,305	55,908	1,422,326
	2006	364,247	—	300,669	605,182	301,000	245,239	62,511	1,878,848
Polly L. Gault, Executive Vice President of EIX	2008	378,151	—	29,622	379,735	247,000	360,725	51,834	1,447,067
	2007	346,918	—	127,053	249,318	424,000	236,502	52,158	1,435,949
John E. Bryson, Former Chairman of the Board and CEO of EIX	2008	768,308	—	(567,296)	3,099,404	770,840	3,499,195	537,010	8,107,461
	2007	1,266,615	—	2,302,184	4,879,032	2,200,000	905,878	179,939	11,733,648
	2006	1,210,308	—	2,864,731	5,936,808	1,936,000	494,731	301,361	12,743,937
Thomas R. McDaniel, Former Executive Vice President, CFO and Treasurer of EIX	2008	385,051	—	31,693	1,110,744	269,794	6,365,214	1,217,979	9,380,475
	2007	638,694	—	569,273	891,854	762,000	1,032,024	121,412	4,015,257
	2006	611,145	—	912,352	1,840,928	599,000	919,378	87,874	4,970,677
J.A. Bouknight, Jr., Former Executive Vice President and General Counsel of EIX	2008	343,977	—	192,683	1,914,827	241,179	1,820,163	1,065,446	5,578,275
	2007	568,714	—	364,491	601,804	720,000	176,377	80,431	2,511,817

(1)

The principal positions shown are as of December 31, 2008. Mr. Craver became President of EIX on April 1, 2008 and Chairman of the Board and Chief Executive Officer of EIX upon Mr. Bryson’s retirement. Mr. Bryson retired on July 31, 2008. Messrs. McDaniel and Bouknight also retired from EIX on August 1, 2008. Mr. Scilacci, formerly Senior Vice President and Chief Financial Officer of EMG, became Executive Vice President, Chief Financial Officer and Treasurer of EIX on August 1, 2008 upon Mr. McDaniel’s retirement. Mr. Litzinger, formerly Senior Vice President of SCE, became Chairman of the Board, President and Chief Executive Officer of EMG on April 1, 2008. On September 29, 2008, Ms. Gault, formerly Executive Vice President of EIX and SCE, became Executive Vice President of EIX, and Ms. Yazdi, formerly Senior Vice President and Chief Information Officer of EIX and SCE, became Senior Vice President and Chief Information Officer of SCE, both in connection with an organizational realignment.

(2)

Stock awards consist of performance shares granted under the EIX Equity Compensation Plan prior to April 2007 and under the 2007 Performance Incentive Plan since April 2007. The performance share amounts shown in this “Summary Compensation Table” reflect the aggregate dollar amounts recognized in 2006, 2007, and 2008, as applicable, for financial statement reporting purposes with respect to awards granted in 2004, 2005, 2006, 2007, and 2008, disregarding any estimate of forfeitures related to service-based vesting conditions. As discussed in Note 5 (Compensation and Benefits Plans) to EIX’s consolidated financial statements, performance shares earned are settled half in common stock and half in cash. Compensation expense for performance shares payable in common stock are based on grant-date fair values. Compensation expense for performance shares payable in cash are based on fair values that are re-measured at the end of each reporting period. As a result of a decline in stock price in 2008, the fair value for the performance shares payable in cash decreased significantly. In accordance with FAS 123R “Share-Based Payment (revised),” the fair value re-measurements resulted in the re-capture of compensation expense recognized in prior periods, reflected as negative amounts in the table. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of performance shares contained in (i) Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2008 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted. Performance share awards were forfeited by Messrs. Bryson and McDaniel upon their retirements in 2008 consisting of 8,062 shares from those granted to Mr. Bryson in 2008, and 712 and 2,283 shares from those granted to Mr. McDaniel in 2007 and 2008, respectively.

Performance Share Amounts. The table below shows the performance share amounts recognized in 2008 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Performance Shares Granted in 2006* ($)	Performance Shares Granted in 2007* ($)	Performance Shares Granted in 2008* ($)	Total Value Recognized in 2008 ($)
Theodore F. Craver, Jr.	(88,989)	8,968	101,311	21,291
Alan J. Fohrer	(95,888)	9,451	58,762	(27,675)
W. James Scilacci	(23,613)	2,107	22,795	1,289
Thomas M. Noonan	(21,430)	2,027	12,829	(6,575)
John R. Fielder	(46,724)	(89,047)	91,655	(44,116)
Ronald L. Litzinger	(27,842)	2,554	27,537	2,248
Pedro J. Pizarro	1,193	2,277	20,521	23,991
Mahvash Yazdi	(34,863)	2,384	14,986	(17,494)
Polly L. Gault	1,052	3,861	24,709	29,622
John E. Bryson	(327,299)	(593,654)	353,657	(567,296)
Thomas R. McDaniel	(89,992)	41,648	80,037	31,693
J.A. Bouknight, Jr.	3,485	53,705	135,493	192,683

*	For Messrs. Fielder, Bryson and Bouknight, 100% of the value for the entire 2008 performance share grant (except for shares forfeited by Mr. Bryson) was recognized in 2008, as they were eligible as of the end of 2008 to be fully vested in their grants upon retirement. As discussed in Note 5 (Compensation and Benefits Plans) to EIX’s consolidated financial statements, performance shares earned are settled half in common stock and half in cash. Compensation expense for performance shares payable in common stock are based on grant-date fair values. Compensation expense for performance shares payable in cash are based on fair values that are re-measured at the end of each reporting period. As a result of a decline in stock price in 2008, the fair value for the performance shares payable in cash decreased significantly. In accordance with FAS 123R “Share-Based Payment (revised),” the fair value re-measurements resulted in the re-capture of compensation expense recognized in prior periods, reflected as negative amounts in the table. In addition, the variations in vesting status among the Named Officers also affected whether the adjustment resulted in a negative amount being reported.

(3)

Option awards consist of non-qualified stock options granted under the EIX Equity Compensation Plan prior to April 2007 and under the 2007 Performance Incentive Plan since April 2007. The option amounts shown in this “Summary Compensation Table” reflect the aggregate dollar amounts recognized for financial statement reporting purposes in 2006, 2007 and 2008, with respect to awards granted in 2002, 2003, 2004, 2005, 2006, 2007 and 2008, as applicable, disregarding any estimate of forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate these amounts, see the discussion of options contained in (i) Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2008 Annual Report to Shareholders and (ii) similar footnotes to EIX’s Consolidated Financial Statements for prior years when the awards were granted. Option awards were forfeited by Messrs. Bryson and McDaniel upon their retirements in 2008 consisting of 142,857 shares from those granted to Mr. Bryson in 2008, and 28,198 and 51,724 shares from those granted to Mr. McDaniel in 2007 and 2008, respectively.

Option Amounts. The table below shows the option amounts recognized in 2008 for financial statement reporting purposes by year of grant for each Named Officer.

Name	Non-qualified Stock Options Granted in 2005 ($)	Non-qualified Stock Options Granted in 2006* ($)	Non-qualified Stock Options Granted in 2007* ($)	Non-qualified Stock Options Granted in 2008* ($)	Total Value Recognized in 2008 ($)
Theodore F. Craver, Jr.	508,729	—	214,288	696,083	1,419,100
Alan J. Fohrer	293,629	—	225,828	289,814	809,271
W. James Scilacci	72,304	—	50,352	149,436	272,092
Thomas M. Noonan	64,948	—	48,419	63,261	176,628
John R. Fielder	77,722	—	—	531,663	609,385
Ronald L. Litzinger	84,438	—	60,991	153,289	298,718
Pedro J. Pizarro	69,799	63,165	54,398	111,290	298,652
Mahvash Yazdi	81,710	—	56,976	73,885	212,571
Polly L. Gault	54,236	111,405	92,256	121,838	379,735
John E. Bryson	1,047,394	—	—	2,052,010	3,099,404
Thomas R. McDaniel	442,870	—	319,127	348,748	1,110,744
J.A. Bouknight, Jr.	246,053	369,217	513,395	786,162	1,914,827

*	For Messrs. Fielder, Bryson and Bouknight, 100% of the value for the entire 2008 option grant (except for options forfeited by Mr. Bryson) was recognized in 2008, as they were eligible by the end of 2008 to be fully vested in their grants upon retirement. No value was recognized in 2008 for certain options granted in 2006 and 2007 to certain of the Named Officers who were eligible in these years for full vesting upon retirement, for whom 100% of the value for those grants was therefore recognized in the year of grant.

(4)

The reported amounts include (i) interest on deferred compensation account balances considered under SEC rules to be at above-market rates and (ii) the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under all of the Companies’ defined benefit and actuarial pension plans, as reflected in the following table:

Name	2008 Interest Amounts ($)	2008 Change in Actuarial Present Value ($)
Theodore F. Craver, Jr.	53,094	617,988
Alan J. Fohrer	51,951	1,191,128
W. James Scilacci	14,341	315,276
Thomas M. Noonan	18,417	561,874
John R. Fielder	16,948	657,583
Ronald L. Litzinger	2,550	240,963
Pedro J. Pizarro	9,336	140,779
Mahvash Yazdi	25,643	309,783
Polly L. Gault	9,115	351,610
John E. Bryson	117,072	3,382,123
Thomas R. McDaniel	12,032	6,353,183
J.A. Bouknight, Jr.	7,963	1,812,200

(5)

Other Compensation Amounts. Amounts reported for 2008 include cash severance, plan contributions (contributions to the 401(k) Plan and the non-qualified 401(k) equalization component of the Executive Deferred Compensation Plan), reimbursement of taxes owed on automobile services and accruals for post-retirement survivor benefits, as applicable, as indicated in the table below.

Name	Cash Severance	Plan Contributions ($)	Tax Reimbursements ($)*	Survivor Benefits** ($)
Theodore F. Craver, Jr.	—	99,887	6,407	—
Alan J. Fohrer	—	69,956	—	103,464
W. James Scilacci	—	54,571	4,536	—
Thomas M. Noonan	—	29,992	—	—
John R. Fielder	—	41,976	—	—
Ronald L. Litzinger	—	41,953	—	—
Pedro J. Pizarro	—	32,395	—	—
Mahvash Yazdi	—	35,138	—	—
Polly L. Gault	—	35,260	—	—
John E. Bryson	—	113,972	14,872	37,597
Thomas R. McDaniel	1,122,000	46,895	7,191	—
J.A. Bouknight, Jr.	1,003,000	43,073	—	—

*	Reimbursements were not provided to Named Officers in 2008 for taxes incurred for the cost of perquisites, except in connection with automobile services provided for business reasons to Mr. Craver in his former role as Chairman of the Board, President and Chief Executive Officer of EMG, Mr. Scilacci in his former role as Senior Vice President and Chief Financial Officer of EMG, Mr. Bryson in his former role as Chairman of the Board and Chief Executive Officer of EIX, and Mr. McDaniel in his former role as Executive Vice President, Chief Financial Officer and Treasurer of EIX.

**	Includes the cost of post-retirement survivor benefits under the 1985 Deferred Compensation Plan for Mr. Bryson and under a survivor income plan retained by Mr. Fohrer. These plans are described in the “Potential Payments upon Termination or Change in Control” section below.

(6)

Additionally, amounts reported for 2008 include the following perquisites: estate and financial planning services, car allowance or the use of a car service (the latter currently only for Mr. Craver) and executive health benefits. The amounts also include miscellaneous items such as spousal travel where the spouse was expected to attend a business-related function, recognition gifts, home security, tickets to sports and entertainment events, and club memberships provided to some Named Officers where such items served a business purpose. Charitable matching gifts are also included. As employee Directors, Messrs. Craver, Fohrer and Bryson were permitted to participate in the charitable matching gift program for Directors described in footnote (5) to the “Director Compensation” table in the “Director Compensation” section below. The amount for Mr. Bryson also includes consideration pursuant to a consulting arrangement described below under “Potential Payments Upon Termination or Change in Control – Former Employees.” The consideration for 2008 consisted of $83,333 cash compensation and the value of secretarial support ($57,557, based on EIX’s cost of wages and benefits). Under the arrangement, he has also been provided an office in the headquarters building (at no incremental cost to the Companies). The amount reported for 2008 also includes transfer of ownership of a club membership ($150,000, based on the cost of a new membership), a car ($44,190, based on Kelly Blue Book value), and a laptop computer and two printers ($1,270, based on salvage value).

Compensation of Named Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation considered earned by or awarded to the Companies’ Named Officers in 2006, 2007, and 2008. The primary elements of each Named Officer’s total compensation reported in the table are base salary, a long-term equity incentive opportunity consisting of non-qualified stock options and performance shares, an annual bonus (“non-equity incentive plan” award) contingent on performance, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named Officers also earned the other benefits listed in column (i) of the “Summary Compensation Table” above, as further described in footnotes (5) and (6) above.

The “Summary Compensation Table” should be read in connection with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards” table, and the description of the material terms of the nonqualified options, performance shares and bonuses granted in 2008 that follows it, provide information regarding the long-term equity incentives and annual performance bonuses awarded to Named Officers in 2008 that are reported in the “Summary Compensation Table.” The “Outstanding Equity Awards at Fiscal Year End” and “Option Exercises and Stock Vested” tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards.

The “Pension Benefits” table and related description of the material terms of the Companies’ pension plans describe each Named Officer’s retirement benefits under the Companies’ defined-benefit pension plans to provide context to the amounts listed in the “Summary Compensation Table.” Similarly, the “Non-Qualified Deferred Compensation” table and related description of the material terms of the Companies’ non-qualified deferred compensation plans provide context to the deferred compensation earnings listed in the “Summary Compensation Table,” and also provide a more complete picture of the potential future payments due to the Companies’ Named Officers. The discussion in the section “Potential Payments Upon Termination or Change in Control” explains the potential future payments that may become payable and actual payments made to the Companies’ Named Officers.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive plan awards granted to the Named Officers during 2008 under the EIX 2007 Performance Incentive Plan and the potential 2008 target and maximum amount of performance-based annual bonuses payable under the 2008 Bonus Program or the EIX Executive Incentive Compensation Plan.

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Theodore F. Craver, Jr.
Stock Options	3/3/2008	2/28/2008							87,793	49.95	900,756
Stock Options	6/30/2008	2/28/2008							23,149	51.38	227,323
Stock Options	9/30/2008	6/27/2008							240,385	39.90	1,656,253
Performance Shares	3/3/2008	2/28/2008				1,239	4,955	9,910			292,395
Performance Shares	6/30/2008	2/28/2008				330	1,319	2,638			75,170
Performance Shares	9/30/2008	6/27/2008				7,553	30,212	60,424			542,003
Annual Bonus			N/A	1,050,000	2,100,000
Alan J. Fohrer
Stock Options	3/3/2008	2/28/2008							112,988	49.95	1,159,257
Performance Shares	3/3/2008	2/28/2008				1,594	6,376	12,752			376,248
Annual Bonus			N/A	507,500	1,015,000
W. James Scilacci
Stock Options	3/3/2008	2/28/2008							25,788	49.95	264,585
Stock Options	9/30/2008	6/27/2008							48,354	39.90	333,159
Performance Shares	3/3/2008	2/28/2008				364	1,456	2,912			85,919
Performance Shares	9/30/2008	6/27/2008				1,519	6,077	12,154			109,021
Annual Bonus			N/A	315,000	630,000
Thomas M. Noonan
Stock Options	3/3/2008	2/28/2008							24,663	49.95	253,042
Performance Shares	3/3/2008	2/28/2008				348	1,392	2,784			82,142
Annual Bonus			N/A	185,680	371,360
John R. Fielder
Stock Options	3/3/2008	2/28/2008							51,819	49.95	531,663
Performance Shares	3/3/2008	2/28/2008				731	2,925	5,850			172,604
Annual Bonus			N/A	296,400	592,800
Ronald L. Litzinger
Stock Options	3/3/2008	2/28/2008							28,242	49.95	289,763
Stock Options	6/30/2008	2/28/2008							32,932	51.38	323,392
Performance Shares	3/3/2008	2/28/2008				399	1,594	3,188			94,062
Performance Shares	6/30/2008	2/28/2008				469	1,876	3,752			106,913
Annual Bonus			N/A	325,500	651,000
Pedro J. Pizarro
Stock Options	3/3/2008	2/28/2008							25,196	49.95	258,511
Stock Options	6/30/2008	2/28/2008							19,007	51.38	186,649
Performance Shares	3/3/2008	2/28/2008				356	1,422	2,844			83,912
Performance Shares	6/30/2008	2/28/2008				271	1,083	2,166			61,720
Annual Bonus			N/A	250,250	500,500

Name	Grant Date	Date of Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares of Stock or Units (#)	Target Number of Shares of Stock or Units (#)	Maximum Number of Shares of Stock or Units (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
Mahvash Yazdi
Stock Options	3/3/2008	2/28/2008							28,805	49.95	295,539
Performance Shares	3/3/2008	2/28/2008				407	1,626	3,252			95,950
Annual Bonus			N/A	216,865	433,730
Polly L. Gault
Stock Options	3/3/2008	2/28/2008							47,500	49.95	487,350
Performance Shares	3/3/2008	2/28/2008				670	2,681	5,362			158,206
Annual Bonus			N/A	247,000	494,000
John E. Bryson
Stock Options	3/3/2008	2/28/2008							342,858	49.95	3,517,723
Performance Shares	3/3/2008	2/28/2008				4,837	19,348	38,696			1,141,725
Annual Bonus			N/A	770,840	1,541,680
Thomas R. McDaniel
Stock Options	3/3/2008	2/28/2008							85,715	49.95	879,436
Performance Shares	3/3/2008	2/28/2008				1,209	4,837	9,674			285,431
Annual Bonus			N/A	269,794	539,588
J.A. Bouknight, Jr.
Stock Options	3/3/2008	2/28/2008							76,624	49.95	786,162
Performance Shares	3/3/2008	2/28/2008				1,081	4,324	8,648			255,159
Annual Bonus			N/A	241,179	482,358

Note that column (i) “All Other Stock Awards” has been omitted in accordance with SEC rules because no such compensation was awarded to, earned by, or paid to the Named Officers during 2008.

(1)

Under the EIX 2008 Bonus Program and the Executive Incentive Compensation Plan, annual performance-based goals as well as other performance-related criteria were determined by the Committee in the first quarter of 2008. Amounts shown in columns (d) and (e) reflect target and maximum bonuses for 2008 under the Executive Incentive Compensation Plan, and for Mr. Craver, reflect the increase to his bonus amounts approved in connection with his assumption of the additional positions of Chairman of the Board and Chief Executive Officer of EIX on July 31, 2008. Amounts reported do not reflect the maximum bonus payable under the 2008 Bonus Program to participating Named Officers for purposes of Section 162(m). Each participating Named Officer’s maximum bonus under the 2008 Bonus Program is equal to a specified percentage of a bonus pool having a maximum value equal to 1.5% of EIX’s consolidated earnings from continuing operations during the 2008 fiscal year. The actual amounts awarded by the Committee to each Named Officer for 2008 are shown in column (g) of the “Summary Compensation Table” above.

(2)

Grants of performance shares pursuant to the EIX 2007 Performance Incentive Plan, not including the value of shares added by reinvestment of dividend equivalents which is incorporated in the grant date value of the original grants. The values shown for the performance shares do not correspond to the amounts shown in the table in footnote (2) to the “Summary Compensation Table.” The values shown in the “Grants of Plan-Based Awards” table are the grant date fair values of the performance share grants. The values shown in footnote (2) reflect the expense accrued in 2008 for these grants. This expense differs from the grant date fair values for the portion of the performance shares payable in cash and requires valuation under FAS 123R in accordance with the rules for liability rather than equity. Also for awards to officers not yet eligible for accelerated vesting upon retirement, FAS 123R rules call for only partial recognition of the grant date value in 2008.

(3)	Grants of non-qualified stock options pursuant to the EIX 2007 Performance Incentive Plan.

(4)	Under the terms of the EIX 2007 Performance Incentive Plan, the exercise price for grants is equal to the closing price of a share of EIX common stock on the grant date.

(5)

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of stock options and performance shares contained in Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2008 Annual Report to Shareholders.

Description of Plan-Based Awards in 2008

Seventy-five percent of each Named Officer’s long-term incentive compensation opportunity for 2008 was awarded in the form of EIX non-qualified stock options. The remaining portion of each Named Officer’s long-term incentive compensation opportunity for 2008 was awarded in the form of EIX performance shares. Each Named Officer was also eligible to earn an annual bonus based on 2008 performance, with determination of the actual bonuses made by the Committee in February 2009.

Options

Each stock option granted in 2008 may be exercised to purchase one share of EIX Common Stock at an exercise price equal to the fair market value of the underlying Common Stock on the grant date. For these purposes, fair market value is defined as the closing price of a share of EIX Common Stock on the applicable grant date. EIX converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

Each Named Officer’s stock option award is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, one-fourth of his or her stock option award will vest and become exercisable on each of January 2, 2009, January 2, 2010, January 2, 2011 and January 2, 2012. Each Named Officer’s stock option award may also become vested depending on the circumstances of his or her termination of employment. If a Named Officer terminates employment after attaining age 65 or after attaining age 61 with five years of service, his or her stock option award will vest and continue to become exercisable as scheduled, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or disability, his or her stock option award will immediately vest and become exercisable. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her stock option award will become vested and exercisable and one additional year of vesting credit will be applied. If a Named Officer’s employment terminates for any other reason, the unvested portion of his or her stock option award will immediately terminate.

Once vested, each stock option will generally remain exercisable until January 2, 2018. However, vested options may terminate earlier if the Named Officer’s employment terminates. See the further discussion in footnote (2) to the table below entitled “Outstanding Equity Awards at Fiscal Year-End.”

If there were a change in control of EIX, the stock option awards would become fully vested and exercisable, unless the EIX Committee determined that the vesting of the options should not be accelerated because it had provided for the substitution, assumption, exchange or other continuation or settlement of outstanding options. Any options that became vested in connection with a change in control generally would be exercised prior to the change in control or “cashed-out” in connection with the change-in-control transaction.

Each Named Officer’s 2008 stock option award was granted under, and is subject to the terms of, the EIX 2007 Performance Incentive Plan.

Stock option awards are generally only transferable to a beneficiary of a Named Officer upon his or her death, or in certain cases, to a Named Officer’s spouse, child or grandchild, or entities established for such persons’ benefit.

Performance Shares

The performance shares awarded to each Named Officer are stock-based units. Each unit is a contractual right to receive one share of EIX Common Stock or its cash equivalent if performance and continued service vesting requirements are satisfied.

As long as each Named Officer remains an employee, 2008 performance shares will vest based on EIX’s comparative total shareholder return over a three-year performance period beginning on January 1, 2008 and ending on December 31, 2010. EIX’s comparative total shareholder return is determined at the end of the performance period based on the percentile ranking of EIX total shareholder return for the performance period compared to the total shareholder return of each stock in the peer group for the same period.

EIX’s total shareholder return ranking must be at the 40th percentile to achieve the threshold payout number indicated in column (f) of the “Grants of Plan-Based Awards” table above. For each Named Officer, the threshold payout number is equal to 25% of the target payout number. If EIX’s total shareholder return ranking is at the 50th percentile, the target number of shares shown in column (g) above will be paid. If the total shareholder return ranking is at the 75th percentile or higher, twice the target number of shares will be paid, which is the maximum number of shares shown in column (h) above. If EIX achieves a total shareholder return ranking between any of the percentiles specified above, the number of shares paid out will be interpolated on a straight-line basis. The performance shares generally are paid half in Common Stock and half in cash having a value equal to the Common Stock that otherwise would have been delivered. EIX converts awards to cash to the extent necessary to satisfy minimum tax withholding or any governmental levies.

If a Named Officer’s employment terminates before the end of the performance period, all of the performance shares awarded to such officer generally will terminate for no value. However, Named Officers will retain all or a portion of their awarded performance shares if their employment terminates for certain specified reasons. If a Named Officer terminates employment after attaining age 65, or after attaining age 61 with five years of service, his or her performance shares will be retained, subject to a pro-rated reduction for such retirements occurring within the calendar year of the grant date. If a Named Officer terminates employment because of death or disability, his or her performance shares will be retained. If a Named Officer’s employment is terminated involuntarily not for cause, a pro-rata portion of his or her performance shares will be retained and one additional year of service credit will be applied. Any performance shares retained following termination under any of these provisions will become earned and payable based on EIX’s achievement of the total shareholder return rankings described above.

If there were a change in control of EIX, the performance period applicable to the performance shares would be deemed to end on the day before the change in control, and performance shares would become earned, if at all, based on EIX’s total shareholder return ranking during the shortened performance period. However, the performance period would not be shortened if the EIX Committee provided for the substitution, assumption, exchange or other continuation or settlement of outstanding performance shares. Any performance shares that became earned during the shortened performance period associated with a change in control would be paid in cash within 30 days after the change in control, and any performance shares that did not become earned would terminate for no value on the date of the change in control.

The performance shares are not actual shares of Common Stock, but instead are contractual rights to receive shares of Common Stock and cash payments based on the Common Stock’s value. Performance shares do not carry voting rights and they generally may not be transferred, except to a beneficiary of a Named Officer upon his or her death (or in certain cases, to a Named Officer’s spouse, child or grandchild, or entities established for such persons’ benefit). The performance share awards for Named Officers provide for reinvested dividend equivalents. For each dividend on EIX Common Stock for which the ex-dividend date falls within the performance period, participants will be credited with an additional number of target contingent performance shares. Any target performance shares so added will be subject to the same terms, conditions, restrictions and vesting requirements as the original performance shares to which they relate.

Named Officers may elect to defer payment of the portion of performance shares payable in cash, under the terms of the Executive Deferred Compensation Plan.

Each Named Officer’s performance shares were granted under, and are subject to the terms of, the EIX 2007 Performance Incentive Plan.

Bonuses

The amount of each Named Officer’s bonus for 2008 was determined by the Committee in February 2009 in accordance with the Executive Incentive Compensation Plan and 2008 Bonus Program, as discussed in the “Current Executive Compensation Program Elements – Annual Bonuses” section of the “Compensation Discussion and Analysis” section above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards(1) held by each Named Officer at the end of 2008.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3) ($)
(a)		(b)	(c)	(e)	(f)	(i)	(j)
Theodore F. Craver, Jr.	1/2/2004	116,165	—	21.8750	1/2/2014	—	—
	1/3/2005	75,483	25,161	31.9350	1/2/2015	—	—
	2/16/2005	54,000	18,000	32.7100	1/2/2015	—	—
	3/1/2006	30,010	30,010	44.2950	1/4/2016	—	—
	3/5/2007	21,175	63,524	47.4100	1/3/2017	1,362	43,739
	3/3/2008	—	87,793	49.9500	1/2/2018	1,239	39,789
	6/30/2008	—	23,149	51.3800	1/2/2018	330	10,592
	9/30/2008	—	240,385	39.9000	1/2/2018	7,553	242,602
Alan J. Fohrer	1/2/2004	32,158	—	21.8750	1/2/2104	—	—
	1/3/2005	75,483	25,161	31.9350	1/2/2015	—	—
	3/1/2006	32,337	32,336	44.2950	1/4/2016	—	—
	3/5/2007	22,315	66,945	47.4100	1/3/2017	1,435	46,092
	3/3/2008	—	112,988	49.9500	1/2/2018	1,594	51,199
W. James Scilacci	5/30/2002	6,842	—	18.7250	5/30/2012	—	—
	1/2/2003	30,331	—	12.2900	1/2/2013	—	—
	1/2/2004	36,988	—	21.8750	1/2/2014	—	—
	1/3/2005	18,588	6,195	31.9350	1/2/2015	—	—
	3/1/2006	7,963	7,963	44.2950	1/4/2016	—	—
	3/5/2007	4,976	14,926	47.4100	1/3/2017	320	10,278
	3/3/2008	—	25,788	49.9500	1/2/2018	364	11,692
	9/30/2008	—	48,354	39.9000	1/2/2018	1,519	48,798
Thomas M. Noonan	1/2/2004	5,182	—	21.8750	1/2/2014	—	—
	1/3/2005	3,798	3,798	31.9350	1/2/2015	—	—
	6/1/2005	1,539	1,539	37.1450	1/2/2015	—	—
	3/1/2006	7,224	7,223	44.2950	1/4/2016	—	—
	3/5/2007	4,785	14,353	47.4100	1/3/2017	308	9,885
	3/3/2008	—	24,663	49.9500	1/2/2018	348	11,178
John R. Fielder	1/2/2003	33,255	—	12.2900	1/2/2013	—	—
	1/2/2004	39,959	—	21.8750	1/2/2014	—	—
	1/3/2005	19,980	6,660	31.9350	1/2/2015	—	—
	3/1/2006	15,753	15,753	44.2950	1/4/2016	—	—
	3/5/2007	11,244	33,731	47.4100	1/3/2017	723	23,231
	3/3/2008	—	51,819	49.9500	1/2/2018	731	23,488
Ronald L. Litzinger	1/2/2004	19,371	—	21.8750	1/2/2014	—	—
	1/3/2005	14,471	7,235	31.9350	1/2/2015	—	—
	3/1/2006	9,389	9,388	44.2950	1/4/2016	—	—
	3/5/2007	6,027	18,080	47.4100	1/3/2017	388	12,455
	3/3/2008	—	28,242	49.9500	1/2/2018	399	12,800
	6/30/2008	—	32,932	51.3800	1/2/2018	469	15,064

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)(3) ($)
(a)		(b)	(c)	(e)	(f)	(i)	(j)
Pedro J. Pizarro	1/2/2003	5,265	—	12.2900	1/2/2013	—	—
	1/2/2004	19,842	—	21.8750	1/2/2014	—	—
	1/3/2005	12,792	4,264	31.9350	1/2/2015	—	—
	5/2/2005	4,575	1,525	36.6200	1/2/2015	—	—
	3/1/2006	8,731	8,730	44.2950	1/4/2016	—	—
	3/5/2007	5,376	16,125	47.4100	1/3/2017	346	11,105
	3/3/2008	—	25,196	49.9500	1/2/2018	356	11,419
	6/30/2008	—	19,007	51.3800	1/2/2018	271	8,696
Mahvash Yazdi	1/2/2003	14,531	—	12.2900	1/2/2013	—	—
	1/2/2004	43,912	—	21.8750	1/2/2014	—	—
	1/3/2005	21,006	7,001	31.9350	1/2/2015	—	—
	3/1/2006	11,755	11,754	44.2950	1/4/2016	—	—
	3/5/2007	5,630	16,890	47.4100	1/3/2017	362	11,627
	3/3/2008	—	28,805	49.9500	1/2/2018	407	13,057
Polly L. Gault	1/3/2005	—	4,647	31.9350	1/2/2015	—	—
	3/1/2006	3,849	7,699	44.2950	1/4/2016	—	—
	3/5/2007	9,117	27,348	47.4100	1/3/2017	586	18,830
	3/3/2008	—	47,500	49.9500	1/2/2018	670	21,528
John E. Bryson	5/30/2002	265,291	—	18.7250	5/30/2012	—	—
	1/2/2003	330,124	—	12.2900	1/2/2013	—	—
	1/2/2004	387,538	—	21.8750	1/2/2014	—	—
	1/3/2005	269,253	89,751	31.9350	1/2/2015	—	—
	3/1/2006	110,376	110,375	44.2950	1/4/2016	—	—
	3/5/2007	74,982	224,944	47.4100	1/3/2017	4,822	154,875
	3/3/2008	—	200,001	49.9500	1/2/2018	2,822	90,629
Thomas R. McDaniel	1/3/2000	73,100	—	25.1875	1/4/2010	—	—
	5/30/2002	75,568	—	18.7250	5/30/2012	—	—
	1/2/2003	102,246	—	12.2900	1/2/2013	—	—
	1/2/2004	120,428	—	21.8750	1/2/2014	—	—
	1/3/2005	70,841	23,613	31.9350	1/2/2015	—	—
	2/16/2005	42,000	14,000	32.7100	1/2/2015	—	—
	3/1/2006	30,348	30,348	44.2950	1/4/2016	—	—
	3/5/2007	51,445	—	47.4100	7/31/2009	1,102	35,411
	3/3/2008	33,991	—	49.9500	7/31/2009	639	20,510
J.A. Bouknight, Jr.	7/29/2005	51,765	17,254	40.8300	1/2/2015	—	—
	3/1/2006	25,516	25,516	44.2950	1/4/2016	—	—
	3/5/2007	16,911	50,730	47.4100	1/3/2017	1,088	34,931
	3/3/2008	—	76,624	49.9500	1/2/2018	1,081	34,722

Note that column (d) “Equity Incentive Plan Awards,” column (g) “Number of Shares or Units of Stock That Have Not Vested” and column (h) “Market Value of Shares or Units of Stock That Have Not Vested” have each been omitted in accordance with SEC rules because no such awards were outstanding at the end of 2008.

(1)	Outstanding equity awards at fiscal year-end consist of non-qualified stock options and performance shares.

(2)

Subject to each Named Officer’s continued employment by EIX or SCE, each unvested stock option grant generally becomes vested in equal annual installments over a four-year vesting period beginning with the year in which the grant occurs. The vesting of stock options also may be accelerated in connection with a change in control or a termination of the award holder’s employment due to retirement, death, disability or involuntary termination not for cause. Vested stock options will generally terminate within 180 days after the date of termination of employment. However, vested stock options (and any unvested options that subsequently become exercisable) will generally remain exercisable until the normal expiration date if the termination of employment is due to retirement, death or disability. The age at which an executive becomes eligible for retirement for this purpose was increased from 55 to 61, effective beginning with the 2007 grants. In addition, vested options will generally remain exercisable for one year following any involuntary termination not for cause.

(3)

Subject to each Named Officer’s continued employment by EIX or SCE, performance shares generally become earned and vested based on EIX’s comparative total shareholder return over a three-year performance period beginning with the year in which the grant occurs. Although outstanding performance shares are generally forfeited for no value if a Named Officer’s employment terminates prior to the end of the performance period, a Named Officer will retain and be eligible to vest in all or a portion of his or her outstanding performance shares if his or her employment terminates for retirement, death, disability or involuntary termination not for cause. The age at which an executive becomes eligible for full or pro-rated vesting of target performance shares upon retirement was increased from 55 to 61 effective beginning with the 2007 grants. Outstanding performance shares also may become earned and vested in connection with a change in control. The number of performance shares shown for each Named Officer in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table above is, for the 2007 and 2008 performance share grants, the number of shares that may become earned if EIX’s total shareholder return is at the 40th percentile of the comparison group of companies. These are the threshold numbers of shares that may become payable (not including shares added by reinvestment of dividend equivalents) for the 2007 and 2008 grants, and equal 25% of the target number of shares originally awarded to each Named Officer. The value shown in column (j) of the table is the number of shares shown in column (i) times the closing price of EIX Common Stock on the last market day of 2008.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by Named Officers during 2008. None of the performance shares granted in 2006 to the Named Officers were paid in 2008 because EIX’s total shareholder return was below the 40th percentile of its peer group. Therefore, the Named Officers did not realize any value on the vesting of stock awards during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	16,887	56,656	—	—
Alan J. Fohrer	—	—	—	—
W. James Scilacci	19,400	427,799	—	—
Thomas M. Noonan	—	—	—	—
John R. Fielder	14,402	33,627	—	—
Ronald L. Litzinger	7,608	279,071	—	—
Pedro J. Pizarro	—	—	—	—
Mahvash Yazdi	—	—	—	—
Polly L. Gault	10,380	210,843	—	—
John E. Bryson	227,800	5,590,295	—	—
Thomas R. McDaniel	16,700	61,857	—	—
J.A. Bouknight, Jr.	—	—	—	—

(1)

The amounts shown for value realized on exercise of stock options equal the differences between (i) the market price of EIX Common Stock on the exercise date and (ii) the exercise price of those options.

PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Officers under the Companies’ qualified and non-qualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1),(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Theodore F. Craver, Jr.	SCE Retirement Plan	12	237,208	—
	Executive Retirement Plan	12	3,326,983	—
Alan J. Fohrer	SCE Retirement Plan	36	1,177,999	—
	Executive Retirement Plan	36	6,813,196	—
	Supplemental Retirement Income	N/A	1,044,795	—
W. James Scilacci	SCE Retirement Plan	25	595,578	—
	Executive Retirement Plan	25	1,615,838	—
Thomas M. Noonan	SCE Retirement Plan	31	1,005,882	—
	Executive Retirement Plan	31	2,086,821	—
John R. Fielder	SCE Retirement Plan	39	1,429,424	—
	Executive Retirement Plan	39	4,874,714	—
Ronald L. Litzinger	SCE Retirement Plan	23	515,544	—
	Executive Retirement Plan	23	1,294,270	—
Pedro J. Pizarro	SCE Retirement Plan	10	105,691	—
	Executive Retirement Plan	10	436,828	—
Mahvash Yazdi	SCE Retirement Plan	12	223,325	—
	Executive Retirement Plan	12	1,563,489	—
Polly L. Gault	SCE Retirement Plan	11	177,167	—
	Executive Retirement Plan	11	1,136,214	—
John E. Bryson	SCE Retirement Plan	25	—	1,108,751
	Executive Retirement Plan	25	7,306,016	11,959,727
Thomas R. McDaniel	SCE Retirement Plan	38	—	1,521,246
	Executive Retirement Plan	39	19,031,432	232,696
J.A. Bouknight, Jr.	SCE Retirement Plan	4	—	67,085
	Executive Retirement Plan	5	2,075,560	—

(1)

The years of credited service and present value of accumulated benefits are presented as of December 31, 2008 assuming that each Named Officer retires at the later of that date or age 61, the youngest age at which an unreduced retirement benefit is available from the SCE Retirement Plan and the Executive Retirement Plan and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Pensions and Postretirement Benefits Other than Pensions” and Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, each included as part of EIX’s 2008 Annual Report to Shareholders.

(2)

In connection with their retirements, Messrs. McDaniel and Bouknight became entitled to additional years of age and service credits under the Executive Retirement Plan having the estimated values reported in the “Potential Payments Upon Termination or Change in Control” section below.

Pension and Other Retirement Plans

EIX and SCE maintain two primary defined-benefit pension plans covering the Named Officers. The SCE Retirement Plan is the Companies’ qualified defined-benefit employee retirement plan, and the Named Officers participate in this plan on the same general terms as the Companies’ other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a funded defined benefit plan, the pension benefits that would otherwise be payable to the Named Officers under the SCE Retirement Plan’s benefit formula are limited. The Executive Retirement Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to allow Named Officers and other employees to receive the full amount of benefits that would be paid under the SCE Retirement Plan but for such limitations, as well as certain additional benefits. The material terms of the SCE Retirement Plan and the Executive Retirement Plan are described below.

SCE Retirement Plan

The SCE Retirement Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. The Retirement Plan was a traditional final average pay plan with a Social Security offset until April 1, 1999, when for most participants a transition to cash balance features was adopted.

Upon separation from employment, eligible participants may elect a full lump sum distribution of their benefit. Alternatively, participants may elect to receive benefits in the form of a life annuity, a joint and survivor annuity (if married), or a contingent annuity. Participants also may choose to defer benefit payments until age 70-1/2. For married plan participants, payment in the form of a joint and 50% survivor annuity is the automatic form of benefit, absent alternative election. The Companies pay the full cost of the spousal survivor annuity benefit. For single plan participants the single life annuity option is likewise the automatic payment method.

Eligible employees have cash balance accounts that earn interest credited monthly. For most participants, beginning February 2008, interest credits are based on the third segment rate of a corporate bond yield curve specified by the Internal Revenue Service for the month of August preceding the plan year, while interest credits for January 2008 were based on the average 30-year Treasury Bond Rate, as determined by the Internal Revenue Service, for the month of August preceding the plan year.

Eligible employees of participating companies also earn a monthly pay credit ranging from 3% to 9% of base pay, depending on the number of age plus service “points” the participant has earned. The pay credits are received as long as the participant is employed by the participating company. An additional $100 credit is applied each month to the cash balance account of each participant who is eligible to receive a pay credit for that month.

If the eligible participant is “grandfathered” (at least age 50 or with 60 points as of the date the individual’s cash balance account was established), the employee also accrues benefits under prior plan formulas. Upon separation, the grandfathered participant will be eligible to receive the greater of the benefit calculated under the prior plan formulas (offset by any profit sharing account balance in the 401(k) Plan) or the value of the new cash balance account.

Prior to February 1, 2008, benefits became vested at the rate of 20% per year of service with full vesting after five years. The vesting schedule changed effective February 1, 2008, so that full vesting occurs after three years of service. Employees hired on or after February 1, 2008 have 0% vesting until they have three years of service. Benefits also vest immediately upon attainment of age 65 or upon death while in active service.

The plan formula for grandfathered employees includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement with benefit commencement prior to age 61. Under the grandfathered formula, the age 55 pension benefit for an employee terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit, while the age 55 pension benefit for an employee retiring at age 55 with at least five years of service is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for benefit commencement after age 55 but prior to age 61. An unreduced early retirement benefit is available at age 61 and above. As of the end of 2008, Messrs. Craver, Fohrer, Noonan, Fielder, Bryson and McDaniel were eligible for early retirement benefits under this formula, but only Messrs. Fielder and Bryson were eligible for an unreduced benefit.

Executive Retirement Plan

The Executive Retirement Plan was amended effective as of December 31, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. As part of the Section 409A amendments, the Executive Retirement Plan was separated into two different plan documents. The grandfathered plan document applies to benefits that were accrued and vested prior to January 1, 2005, while the 2008 plan document applies to benefits that accrued or vested on or after January 1, 2005. In addition to changes made for purposes of complying with Section 409A, certain provisions previously found in the Companies’ other executive compensation plans that related to the Executive Retirement Plan were moved from those other plans and into the Executive Retirement Plan documents in order to streamline the administration of the Companies’ executive compensation plans.

Executives of EIX and SCE, including the Named Officers, are eligible to participate in the Executive Retirement Plan. Annual benefits under the plan are equal to a percentage of each Named Officer’s base salary and annual cash incentive bonus earned in the 36 consecutive months when the total of these payments was the highest (the 36 months need not be consecutive for those grandfathered in the provisions effective prior to 2008). The benefit percentage applied to the average base salary and cash incentive bonus amount described above is equal to 1 3/4% per year for the first 30 years of service, 52 1/2% upon completion of 30 years of service, and 1% for each year in excess of 30. Because they were senior executives prior to January 1, 2006, all Named Officers except Mr. Fohrer receive an additional service percentage of  3/4% per year for the first ten years of service, which results in 7 1/2% upon completion of ten years of service. Mr. Fohrer agreed to forego this enhancement when he elected to retain supplemental benefits under prior plans. The actual benefit payable under the plan is reduced and offset by (i) all amounts payable under the SCE Retirement Plan described above, (ii) up to 40% of the executive’s primary Social Security benefits and (iii) the value of 401(k) Plan accounts derived from profit sharing contributions, if any, made by the Companies to the Named Officers’ 401(k) Plan accounts.

If a Named Officer becomes entitled to severance benefits under the EIX 2008 Executive Severance Plan (the “Severance Plan”), or any successor plan, the Named Officer will receive an additional year of service and age credits for purposes of calculating the Named Officer’s benefit under the Executive Retirement Plan. However, if a Named Officer becomes entitled to severance benefits under the Severance Plan in connection with a termination for a qualifying reason during a period starting six months before and ending two years after a change in control of EIX, the Named Officer will receive two additional years of service and age credits under the Executive Retirement Plan (three years for Messrs. Craver, Fohrer, Scilacci and Litzinger). The Companies make these additional years of service and age credits available in order to attract and retain qualified executives.

Participants become vested in their benefits payable under the plan after completing five years of service, or upon their earlier death or disability, or upon becoming eligible for severance benefits under the Severance Plan.

Benefits that become payable under the grandfathered plan document are generally payable as follows. Upon a vested participant’s retirement at or after age 55 or death, the normal form of benefit is a life annuity with a 50% spousal survivor benefit following the death of the participant that is paid monthly (if the surviving spouse is more than five years younger than the participant, the spousal benefit will be reduced to an amount less than 50% of the pre-death benefit to account for the longer projected payout period). The Company pays the full cost of this spousal survivor benefit. A contingent annuity benefit for a survivor other than a spouse is also available, but without company subsidy. Participants may elect to receive an alternative form of benefit, such as a lump-sum payment or monthly payments over 60 or 120 months. The value of the alternative monthly installment payments will be calculated in such a way that equal monthly payments on the first day of each month for the remainder of the payout period would bring the participant’s balance to zero by the end of the elected payout period. During the 60-month or 120-month payout period, the balance in the account earns interest at a rate equal to that credited to cash balance accounts in the SCE Retirement Plan, which is described above. If the participant’s employment terminates for any reason other than death, retirement, permanent and total disability, or involuntary termination not for cause, vested benefits will be paid out after the participant attains age 55 in an annuity only. If a participant’s employment is terminated for cause, all of his or her benefits under the plan will be forfeited.

Benefits that become payable under the 2008 plan document are generally payable as follows. Participants have sub-accounts for each annual accrual for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; any combination of the above; a life annuity with a 50% spousal survivor benefit following the death of the participant; or a contingent annuity. Participants may elect to have their designated form of payment triggered by their retirement, death, disability or other separation from service, however, payout will not occur before a participant reaches age 55 other than in the case of death or disability. Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event, the later of the applicable triggering event and a specific month and year, or a specified number of months and/or years following the applicable triggering event; however, payments generally may not begin later than the participant’s 75 th birthday unless the participant is still employed at that time. Payments under the plan may be delayed or accelerated in accordance with the terms of the 2008 plan document if permitted or required under Section 409A. The annuity options available under the 2008 plan document have the same features as the annuity options available under the grandfathered plan document, and installments will similarly be paid in amounts that will amortize the participant’s benefits over the elected payout period. Account balances payable in installments under the 2008 plan document earn interest at a rate equal to that credited to cash balance accounts under the SCE Retirement Plan, which is described above.

The formula for benefits under the plan includes benefit reductions for termination prior to age 55 with benefit commencement prior to age 65 or early retirement with benefit commencement prior to age 61. Under the formula, the benefit for an officer terminating prior to age 55 with at least five years of service is 53.6% of the normal age 65 benefit. At age 55 with at least five years of service, an officer is eligible for a benefit that is 77% of the normal age 65 benefit, an early retirement reduction of 23%. Lesser early retirement reductions are applied for benefit commencement at ages 56 through 60. An unreduced benefit is available to those age 61 and above. As of December 2008, Messrs. Craver, Fohrer, Noonan, Fielder, Bryson and McDaniel, and Mses. Yazdi and Gault, were eligible for early retirement benefits under the plan, but only Messrs. Fielder and Bryson were eligible for an unreduced benefit. Under the terms of an agreement with Mr. Bouknight entered into at the time he was hired, Mr. Bouknight’s termination of employment resulted in his becoming fully vested in his plan benefits and receiving three additional years of service credit under the plan. EIX originally made the extra years of service available to Mr. Bouknight to attract and retain him.

Supplemental Retirement Income

Mr. Fohrer elected to retain benefits under a prior supplemental benefit program, which is described in the “Potential Payments Upon Termination or Change in Control” section below. Under that program, Mr. Fohrer has elected to receive a supplemental retirement income benefit upon retirement in the annual amount of 10% of his base salary plus average bonus, reduced by a prescribed amount if he retired before age 61.

NON-QUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the contributions to and earnings on the Named Officers’ deferred compensation balances during 2008, and also shows the total deferred amounts for the Named Officers at the end of 2008.(1)

Name	Plan	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Theodore F. Craver, Jr.	Executive Deferred Compensation Plan	543,486	65,110	642,136	—	10,997,787
Alan J. Fohrer	Executive Deferred Compensation Plan	805,401	56,156	628,311	—	10,628,872
W. James Scilacci	Executive Deferred Compensation Plan	328,493	19,945	173,445	89,812	2,973,060
Thomas M. Noonan	Executive Deferred Compensation Plan	570,067	16,192	222,739	—	3,828,420
John R. Fielder	Executive Deferred Compensation Plan	550,512	28,176	204,970	—	3,554,598
Ronald L. Litzinger	Executive Deferred Compensation Plan	139,541	23,990	30,843	—	594,944
Pedro J. Pizarro	Executive Deferred Compensation Plan	264,333	18,595	112,907	—	1,966,214
Mahvash Yazdi	Executive Deferred Compensation Plan	324,183	21,338	310,133	—	5,266,144
Polly L. Gault	Executive Deferred Compensation Plan	199,624	21,460	110,238	—	1,912,749
John E. Bryson	Executive Deferred Compensation Plan	179,857	100.172	699,737	827,500	12,004,082
	1985 Executive Deferred Compensation Plan	—	—	563,992	390,216	8,906,315
	1981A Deferred Compensation Plan	—	—	152,181	137,944	2,378,600
Thomas R. McDaniel	Executive Deferred Compensation Plan	508,939	33,095	144,421	27,837	2,655,906
	Affiliate Option Deferred Compensation Plan	—	—	53,064	1,606,390	—
J.A. Bouknight, Jr.	Executive Deferred Compensation Plan	204,481	29,273	96,311	—	1,706,520

(1)

The balances shown in this table represent compensation already reportable in the “Summary Compensation Table” in this and prior proxy statements, except for the portion of interest not considered above-market under disclosure rules. Although the compensation was earned, the officers chose not to have the compensation paid out, but instead deferred it, essentially loaning it to the Companies as unsecured general creditors, in return for interest paid at a rate commensurate with the Companies’ cost of capital.

(2)

All of the amounts reported as executive and registrant contributions in 2008 are also included as compensation for each Named Officer in the appropriate columns of the “Summary Compensation Table” above, or represent deferrals of dividend equivalents whose value was reportable as part of the grant date fair value of the options with which they are associated, or represent deferrals of performance share proceeds from performance shares granted in 2005 and paid in 2008.

(3)

Only the portion of earnings on deferred compensation that is considered to be at above-market rates under SEC rules is included as compensation for each Named Officer in column (h) of the “Summary Compensation Table” above. These amounts are listed in footnote (4) to the “Summary Compensation Table” above.

Non-Qualified Deferred Compensation Plans

EIX and SCE permit the Named Officers and other key employees to elect to receive a portion of their compensation on a deferred basis. Deferrals of compensation during the 2008 fiscal year and in recent years have been made under the EIX Executive Deferred Compensation Plan. The deferred compensation amounts shown for Messrs. Bryson and McDaniel also include deferrals (and earnings thereon) that were made under predecessor deferred compensation plans. Certain material terms of the Executive Deferred Compensation Plan and the predecessor deferred compensation plans are discussed below.

Executive Deferred Compensation Plan

The EIX Executive Deferred Compensation Plan was amended effective as of December 31, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. As part of the Section 409A amendments, the Executive Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned and vested prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned or determined on or after January 1, 2005. In addition to changes made for purposes of complying with Section 409A, certain provisions previously found in the Companies’ other executive compensation plans that related to the Executive Deferred Compensation Plan were moved from those other plans and into the Executive Deferred Compensation Plan in order to streamline the administration of the Companies’ executive compensation plans.

Under the plan, each Named Officer may elect to defer up to 75% of his or her base salary and up to 100% of any annual cash bonus he or she may earn. Named Officers may also elect to defer up to 100% of any special retention, recognition, severance or other special cash award that may become payable. Dividend equivalents associated with stock options granted prior to 2007, the cash portion of performance share payouts and certain other qualifying equity awards (other than stock options) also are subject to deferral at the election of the Named Officers.

To equalize benefits provided under the Companies’ qualified defined-contribution 401(k) Plan that are lost due to limits under ERISA and the Internal Revenue Code, the Companies make a matching contribution in respect of certain deferrals under the plan. The maximum matching contribution is equal to 3% of each Named Officer’s annual bonus and 6% of the portion of each Named Officer’s base salary that is deferred and 6% of the portion, if any, of non-deferred salary that exceeds Internal Revenue Code limits. Named Officers become vested in their matching contributions and earnings on these contributions after completing five years of service, or upon death, disability or a separation from service where the Named Officer becomes entitled to severance benefits under the Severance Plan.

Amounts deferred under the plan (including earnings and matching contributions) accrue interest until paid out. The interest crediting rate on each Named Officer’s account balance each year since 2003 has been equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a sixty-month period ending in October of the prior year. EIX established this interest rate for all participants in the plan, and has reserved the discretion to change the applicable interest rate on a prospective basis.

Amounts deferred under the grandfathered plan document may be deferred until a specified date, retirement, death or termination of employment. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Deferred compensation is paid as a single lump sum or in three annual installments upon any other termination of employment, although if a participant’s employment is terminated without cause, the participant may elect to receive payment at such time or a later date when the participant turns age 55, and the same payment options available for retirement will generally be applicable. Each Named Officer was permitted to elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the grandfathered plan document, and deferred amounts may also be paid out in connection with a change in control of EIX or SCE in certain circumstances. Certain amounts deferred under the grandfathered plan document may be withdrawn at any time upon the election of a Named Officer; however, any amounts withdrawn are subject to a 10% early withdrawal penalty. Emergency hardship withdrawals also may be permitted at the discretion of EIX.

Amounts deferred under the 2008 plan document may be deferred until a specified date no later than the date the participant turns age 75, retirement, death, disability or other separation from service. Participants have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; or any combination of the above. Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event, however payments generally may not begin later than the participant’s 75th birthday unless the participant is still employed at that time. Payments under the plan are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the terms of the 2008 plan document if permitted or required under Section 409A.

For a description of the survivor benefits available under this plan see the “Potential Payments Upon Termination or Change in Control – Deferred Compensation Plans” section below. All amounts payable under this plan are treated as obligations of the EIX affiliate that employs the particular Named Officer.

1981A and 1985 Deferred Compensation Plans

Prior to his retirement, Mr. Bryson was a participant in two prior plans, the 1981A and 1985 Deferred Compensation Plans. Account balances under the 1981A plan included a portion of amounts deferred during the period 1981 to 1985. Participants deferred compensation under the 1985 Deferred Compensation Plan during the period 1985 to 1990. Interest rates under these plans were previously set, respectively, with reference to SCE’s composite cost of capital and the Moody’s AAA Seasoned Corporate Bond Yield during the deferral period, but beginning in 2004, the interest rates and payment terms for Mr. Bryson’s accounts under these two plans were changed to correspond to those for grandfathered accounts under the Executive Deferred Compensation Plan, under an agreement reached with Mr. Bryson in 2003. Additionally, the agreement provided that the survivor benefit under the 1985 Plan would be retained, and that payment of the accounts must commence no later than the month in which Mr. Bryson attains age 72. Mr. Bryson commenced payment from these plans upon his retirement in August 2008. The amounts payable under these two plans are treated as obligations of SCE. The post-termination survivor benefits under the 1985 Plan are described in the “Potential Payments Upon Termination or Change in Control” section below.

Affiliate Option Deferred Compensation Plan

Prior to his retirement, Mr. McDaniel was a participant in the Affiliate Option Deferred Compensation Plan, under which he deferred proceeds from the exchange in 2000 of Edison Capital Affiliate Options for cash awards. Accounts under this plan are credited with interest at a rate based on 120% of the 120-month average of the 10-year Treasury Note yield as of October 15 preceding each calendar year. Payment terms are substantially the same as those under the Executive Deferred Compensation Plan grandfathered plan document. Mr. McDaniel received his entire balance as a lump sum payment upon his retirement in August 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following plans provide benefits that may or have become payable to certain Named Officers, depending on the circumstances surrounding their termination of employment with the Companies. When listing the potential payments to the Named Officers who remain employed by the Companies under the plans described below, it is assumed that the applicable triggering event (retirement or other termination of employment) occurs on December 31, 2008 and that the price per share of EIX Common Stock is equal to the closing price on the final trading day of 2008, December 31. Please see the “Compensation Discussion and Analysis – Severance Benefits” section above for a discussion of how the payments and benefits presented below were determined.

2008 Executive Severance Plan and Other Severance Benefits

EIX provides severance benefits and change-in-control benefits to certain key employees, including all of the Named Officers who remain employed by the Companies, under the EIX 2008 Executive Severance Plan (the “Severance Plan”). The Severance Plan was amended effective as of December 31, 2008 in connection with the Companies’ review of their executive compensation plans for compliance with Section 409A of the Internal Revenue Code. In addition to changes made for purposes of Section 409A, certain severance provisions previously found in the Severance Plan were moved from the Severance Plan and added to the plan or agreement directly providing the benefits. These severance provisions are also included in the following description of severance benefits. In connection with their retirements, Messrs. McDaniel and Bouknight became entitled to benefits under the Severance Plan and the other severance benefits described below. Mr. Bryson did not become entitled to any such severance benefits in connection with his retirement.

Severance Benefits – No Change in Control

Under the Severance Plan, an eligible executive is generally entitled to severance benefits if his or her employment is terminated by his or her employer without cause and other than due to the executive’s disability.

Severance benefits payable upon an involuntary termination without cause generally include: (1) cash severance benefits paid in a lump sum by the EIX entity employing the eligible executive no later than March 15 of the following year consisting of an amount equal to a year’s base salary at the highest rate in effect during the preceding 24 months, an amount equal to the product of the eligible executive’s base salary at the highest rate in effect during the preceding 24 months and the eligible executive’s highest target bonus percentage in effect during the preceding 24 months, and an amount equal to a pro rata portion, based on the portion of the calendar year employed prior to severance, of the product of the eligible executive’s base salary at the highest rate in effect during the preceding 24 months and the eligible executive’s highest target bonus percentage in effect during the preceding 24 months (or such lesser pro-rata bonus amount payable under the terms of the 2008 Bonus Program), (2) an additional 12 to 18 months of health benefits (unless eligible for retiree health care under the terms applicable to non-executive employees), (3) continued participation for one year in the EIX Estate and Financial Planning Program (five years like other retirees if the eligible executive is retirement eligible or becomes so with the additional year of service and age credits), (4) continued participation for one year in the EIX 2008 Executive Survivor Benefit Plan, if applicable, (5) reimbursement of up to $20,000 for outplacement costs incurred within two years following separation from service, (6) reimbursement for educational costs under any applicable non-executive severance plan, and (7) an additional year of eligibility for the executive physical.

In addition to the benefits payable under the Severance Plan, benefits payable to an eligible executive upon an involuntary termination without cause also generally include: (1) vesting in a pro-rata portion of outstanding stock option and dividend equivalent awards with one additional year of vesting credit applied, (2) vesting in a pro-rata portion of outstanding performance shares that become earned based on performance with one additional year of vesting credit applied, (3) a period of up to one year to exercise any vested stock options, (4) full vesting and an additional year of service and age credits for purposes of calculating the eligible executive’s benefit under the Executive Retirement Plan, (5) vesting in any unvested amounts under the EIX Executive Deferred Compensation Plan and (6) continued participation for one year in the SCE Executive Supplemental Benefit Program if applicable (including an additional year of age credit for the year of continued participation).

For those Named Officers who remain employed by the Companies, the following table lists the estimated amounts that might become payable upon their involuntary termination without cause, calculated for a hypothetical severance date of December 31, 2008.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Health Coverage Continuation* ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration** ($)	Maximum Value of Reimbursable Expenses (Including Education & Estate/Financial Planning Expenses) ($)
Theodore F. Craver, Jr.	3,150,000	—	218,118	—	31,500
Alan J. Fohrer	1,720,800	—	138,866	—	31,500
W. James Scilacci	1,080,000	270,000	75,235	—	48,500
Thomas M. Noonan	708,960	—	52,279	—	31,500
John R. Fielder	1,048,800	—	92,854	—	31,500
Ronald L. Litzinger	1,116,000	14,131	66,112	—	48,500
Pedro J. Pizarro	885,500	11,305	44,607	789	48,500
Mahvash Yazdi	828,030	—	109,005	—	31,500
Polly L. Gault	874,000	—	85,317	—	31,500

*	Messrs. Craver, Fohrer, Noonan, and Fielder, and Mses. Yazdi and Gault, would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Scilacci would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

**	As of December 31, 2008, all unvested equity awards were out of the money except for options granted in 2005. Except for Mr. Pizarro, the Named Officers were retirement-eligible, and thus eligible for full vesting regardless of whether they were eligible to receive equity acceleration as part of their severance benefits.

Severance Benefits – Change in Control

For those Named Officers who remain employed by the Companies, the severance benefits described above would be enhanced if the Named Officer’s employment were terminated for a qualifying reason during a period that started six months before and ended two years after a change in control of EIX. Qualifying reasons are defined to include a termination of the Named Officer’s employment by his or her employer for any reason other than cause or disability, or the Named Officer’s termination of his or her own employment for a good reason.

As part of their enhanced severance benefits upon a qualifying termination in a change in control, those Named Officers who remain employed by the Companies would receive full vesting of their outstanding stock options, related performance shares and dividend equivalents. Although performance shares and dividend equivalents would become fully vested, unless these awards were terminated under the circumstances described below, payment of these awards would remain subject to the satisfaction of the applicable performance or other conditions contained in the terms of the award. Subject to EIX’s rights to cash out vested options in connection with a change in control or similar transaction, Named Officers would be entitled to exercise any vested stock options for a period of two or three years, as applicable based on the multiple described below. The EIX 2007 Performance Incentive Plan and terms and conditions of awards thereunder provide for special rules that would apply if outstanding equity awards were not continued or assumed in connection with any dissolution, sale of all or substantially all of the assets or stock, merger or reorganization, or other event where EIX is not the surviving corporation. Following such a transaction, and regardless of whether a Named Officer’s employment were terminated, outstanding stock options and performance shares and any related dividend equivalents would become fully vested. Performance shares and related dividend equivalents would be earned based on performance during a shortened performance period.

For Messrs. Fielder, Noonan and Pizarro, and Mses. Yazdi and Gault, the enhanced change-in-control severance benefits would be twice the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus payment amount for the year of termination would not be doubled), the maximum extension of health benefits permitted under COBRA, an extension of two years of eligibility under the other benefit plans listed, two years of service and age credits under the Executive Retirement Plan, and reimbursement of up to $30,000 for outplacement costs.

For Messrs. Craver, Fohrer, Scilacci and Litzinger, the enhanced change-in-control severance benefits would be based on three times the cash severance amount payable for involuntary termination absent a change in control (except that the prorated bonus payment amount for the year of termination would not be trebled), the maximum extension of health benefits permitted under COBRA, an extension of three years of eligibility under the other benefit plans listed, three years of service and age credits under the Executive Retirement Plan, and reimbursement of up to $50,000 for outplacement costs.

As part of each continuing Named Officer’s enhanced change-in-control severance benefits, the Severance Plan provides that if, following a change in control of EIX, excise taxes under Section 4999 of the Internal Revenue Code applied to payments made under the Severance Plan or other plans or agreements, the executive would be entitled to receive an additional payment (net of income, employment and excise taxes) to compensate the executive for any excise tax imposed.

For those Named Officers who remain employed by the Companies, the following table lists the estimated enhanced change-in-control severance benefits that might become payable to each such Named Officer upon his or her qualifying termination in connection with a change in control. The benefits in the table were calculated for a hypothetical change-in-control severance date of December 31, 2008, and would be in lieu of (not in addition to) the severance benefits disclosed above that would be payable if the involuntary termination occurred other than in connection with a change-in-control.

Name	Estimated Total Value of Cash Payments ($)	Estimated Total Value of Health Coverage Continuation* ($)	Actuarial Present Value of Additional Age and Service Pension Credits ($)	Estimated Total Value of Equity Acceleration ($)**	Maximum Value of Reimbursable Expenses (Including Education & Estate/Financial Planning Expenses) ($)	Estimated Total Value of Excise Tax “Gross-Up” ($)***
Theodore F. Craver, Jr.	7,350,000	—	654,572	—	64,500	—
Alan J. Fohrer	4,158,600	—	416,713	—	64,500	—
W. James Scilacci	2,610,000	270,000	225,789	—	115,500	—
Thomas M. Noonan	1,232,240	—	104,558	—	43,000	—
John R. Fielder	1,801,200	—	185,576	—	43,000	—
Ronald L. Litzinger	2,697,000	17,408	198,337	—	115,500	—
Pedro J. Pizarro	1,520,750	16,958	83,504	789	77,000	—
Mahvash Yazdi	1,439,195	—	218,118	—	43,000	—
Polly L. Gault	1,501,000	—	170,634	—	43,000	—

*	Messrs. Craver, Fohrer, Noonan, and Fielder, and Mses. Yazdi and Gault, would have been eligible for retiree health care benefits if they retired regardless of whether they were eligible to receive severance benefits. Mr. Scilacci would have become eligible for retiree health care benefits as a result of eligibility for severance benefits.

**	As of December 31, 2008, all unvested equity awards were out of the money except for options granted in 2005. Except for Mr. Pizarro, the Named Officers were retirement-eligible, and thus eligible for full vesting regardless of whether they were eligible to receive equity acceleration as part of their severance benefits.

***	Severance benefits for a hypothetical severance as of December 31, 2008 would not have resulted in excise taxes for Named Officers, given their incomes in the base years used for calculation of taxes under Sections 280G and 4999 of the Internal Revenue Code.

Former Employees

Mr. Bryson did not become entitled to any of the benefits described above in connection with his retirement. EIX and Mr. Bryson entered into a three-year arrangement commencing upon his retirement pursuant to which he will provide consulting services as requested and will receive $200,000 per year. He is provided an office and secretarial support. In addition, EIX transferred to Mr. Bryson ownership of a club membership, the company car he used while an employee, a laptop computer and two printers. The incremental value to EIX of the consideration is included as 2008 compensation for Mr. Bryson in the “Summary Compensation Table” and quantified in footnote (6) to the table. In connection with their retirements, Messrs. McDaniel and Bouknight became entitled to the following termination benefits: (1) total cash payments under the EIX Executive Severance Plan of $1,391,794 for Mr. McDaniel and $1,244,179 for Mr. Bouknight (these amounts are included as 2008 compensation for Messrs. McDaniel and Bouknight in the “Summary Compensation Table” above) (2) health coverage continuation benefits having an estimated value of $11,600 for Mr. Bouknight, (3) additional age and service pension credits under the Executive Retirement Plan having an estimated value of $993,412 for Mr. McDaniel and $2,030,737 for Mr. Bouknight, (4) reimbursement of post-termination expenses of up to $31,500 for Mr. McDaniel and $116,500 for Mr. Bouknight and (5) accelerated vesting in EIX Executive Deferred Compensation Plan matching contributions of $107,749 for Mr. Bouknight.

Restrictive Covenants

In order to receive any severance benefits under the Severance Plan and certain other plans, each Named Officer was or generally would be required to agree to release EIX and its affiliates from all claims arising out of the officer’s employment relationship and agree to certain confidentiality and non-solicitation restrictions in favor of the Companies.

Survivor Benefit Plan

The EIX 2008 Executive Survivor Benefit Plan provides beneficiaries of participants with income continuation benefits in the event of the participant’s death while employed. The after-tax benefit under the plan for senior officers such as the participating Named Officers is equal to one times the executive’s cash compensation (annual salary rate plus average annual bonus percentage). However, senior officers who were employed at any time during 2007 are generally grandfathered in an after-tax benefit equal to two times the executive’s cash compensation. All of the participating Named Officers are eligible for grandfathered benefits. The normal form of payment for benefits under the plan is a lump sum. All benefits under the plan would be paid by the EIX affiliate employing the officer at the time of death.

The following table lists the Named Officers eligible for benefits under the Survivor Benefit Plan and the after-tax value of the amounts that would have become payable if they had died while employed on December 31, 2008. No benefits would be payable under the plan if a Named Officer died following termination of employment. The amounts listed below assume that all benefits would be paid in a lump-sum following death.

Name	Estimated Value of Payments if Death Occurred While Employed ($)
Theodore F. Craver, Jr.	4,992,000
W. James Scilacci	1,818,000
Thomas M. Noonan	1,336,000
John R. Fielder	1,930,000
Ronald L. Litzinger	1,896,000
Pedro J. Pizarro	1,544,000
Mahvash Yazdi	1,586,000
Polly L. Gault	1,494,000

Executive Supplemental Benefit Program

Mr. Fohrer elected to retain benefits under a prior supplemental benefit program. To compensate the Companies for the added cost of these benefits, his salary is reduced by $8,000 annually, he foregoes the additional 7.5% accrual in the Executive Retirement Plan, and he is not eligible for the EIX 2008 Executive Survivor Benefit Plan or the EIX 2008 Executive Disability Plan. The supplemental benefits under the program he elected to retain include the following death benefits if he died prior to retirement: survivor income continuation benefit with an after-tax value equal to two times his base salary plus average bonus (average of the bonus percentages from the highest three years of the past five, applied to the final salary rate), doubled if the death were accidental (as of the end of 2008, the after-tax value of that benefit for non-accidental death would have been $3,334,000); and supplemental survivor income benefit of a life annuity for a surviving spouse (10 years only if the survivor were not the spouse) with an annual benefit equal to 25% of his base salary plus average bonus (as of the end of 2008, the annual benefit for the survivor would have been $416,750). If he died after retirement, the after-tax value of the survivor income continuation benefit would be half the pre-retirement death benefit. With the consent of the EIX Chief Executive Officer, Mr. Fohrer elected to forego the post-retirement supplemental survivor income benefit and instead receive a supplemental retirement income benefit in the annual amount of 10% of his base salary plus average bonus (the present value of this benefit is reported in the “Pension Benefits” table above). To the extent Mr. Fohrer retired before age 61, the benefit would be reduced by a prescribed amount. The program also includes a supplemental long-term disability benefit which would provide a supplement to the regular employee long-term disability payment with an annual value equal to 60% of the average bonus (if he had become disabled as of the end of 2008, the annual amount of this disability benefit would have been $569,800).

Deferred Compensation Plans

Upon a Named Officer’s retirement or other termination of employment, the Named Officer will generally receive a payout of any non-qualified deferred compensation balances under the EIX Executive Deferred Compensation Plan, 1985 Deferred Compensation Plan, 1981A Deferred Compensation Plan or Affiliate Option Deferred Compensation Plan. Please see the “Non-Qualified Deferred Compensation” table above and the related discussion of the various deferred compensation plans for a description of these deferred compensation balances and payment terms.

The Executive Deferred Compensation Plan has an additional survivor benefit feature applicable to those individuals eligible to participate in the plan prior to January 1, 2009 (which includes all of the Named Officers currently eligible to participate in the plan). If a participant died while employed or retired and within ten years of initial eligibility to participate in the plan, the account balance would be doubled and the account paid out on the same schedule previously elected by the participant. Only Mr. Pizarro was eligible for this benefit as of December 31, 2008, as the other Named Officers had all been participants in the plan for more than ten years.

The 1985 Deferred Compensation Plan, in which only Mr. Bryson among the Named Officers has an account, also has a survivor benefit feature. When Mr. Bryson dies, his surviving spouse will receive a life annuity (but an annuity for other survivors of five years only, if the spouse dies before five years of these survivor payments) consisting of monthly payments equal to half the regular account payment amount, commencing upon the later of the completion of payout from the regular account or the month following his death. The actuarially estimated present value of his post-retirement survivor benefit is $649,701.

SCE Retirement Plan and Executive Retirement Plan

In connection with a Named Officer’s termination of employment, the Named Officer will generally receive a payout of his or her vested retirement benefits under the SCE Retirement Plan and the Executive Retirement Plan. In accordance with the terms of these plans, payments may be made in a lump sum immediately following termination of employment, in installments or in different forms of annuities. The “Pension Benefits” table and the related “Pension and Other Retirement Plans” section above describe these retirement payments and associated survivor benefits.

DIRECTOR COMPENSATION

The following table presents information regarding the compensation paid during 2008 to the Directors of EIX and SCE who are not also the Companies’ employees. The compensation paid to any Director who is also one of the Companies’ employees is presented above in the “Summary Compensation Table” and the related explanatory tables. Such employee Directors are generally not entitled to receive additional compensation for their services as Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Vanessa C.L. Chang	83,000	131,950	27,450	—	579	2,559	245,538
France A. Córdova	77,000	131,950	27,450	—	1,957	—	238,357
Charles B. Curtis	78,500	131,950	27,450	—	909	—	238,809
Bradford M. Freeman	106,125	131,950	27,450	—	3,318	10,000	278,843
Luis G. Nogales	91,000	131,950	27,450	—	20,002	5,000	275,402
Ronald L. Olson	69,000	131,950	27,450	—	7,618	10,000	246,018
James M. Rosser	75,000	131,950	27,450	—	34,767	10.000	279,167
Richard T. Schlosberg, III	105,000	131,950	27,450	—	3,436	10.000	277,836
Robert H. Smith(6)	43,500	131,950	27,450	—	7,127	—	210,027
Thomas C. Sutton	98,750	131,950	27,450	—	7,800	10,000	275,950
Brett White	75,000	131,950	27,450	—	407	10,000	244,807

(1)

The amounts reported for stock and option awards reflect the aggregate dollar amounts recognized with respect to these awards for financial statement reporting purposes for fiscal year 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 5 (Compensation and Benefit Plans) to EIX’s Consolidated Financial Statements, included as part of EIX’s 2008 Annual Report to Shareholders.

(2)

As described below, under the Companies’ Director compensation policy in effect during 2008, the Companies granted each of the Companies’ non-employee Directors an award of (i) 2,500 shares of EIX Common Stock or deferred stock units and (ii) 2,500 non-qualified stock options upon election or re-election to the Boards in April 2008, and additional deferred stock units are granted on each ex-dividend date for dividends on EIX Common Stock, under the provision for “reinvestment” of dividend equivalents earned on the deferred stock units. Each share or deferred stock unit award granted April 24, 2008 had a value of $52.78 on the grant date. Each non-qualified option award granted April 24, 2008 had a per-share value of $10.98 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)

As of December 31, 2008, the following number of non-qualified stock options were outstanding and held by each non-employee Director. All options are fully vested. There were no unvested stock awards granted to non-employee Directors that were outstanding as of December 31, 2008.

Director	Number of Options Outstanding
Vanessa C.L. Chang	5,000
France A. Córdova	11,000
Charles B. Curtis	7,500
Bradford M. Freeman	13,000
Luis G. Nogales	13,000
Ronald L. Olson	13,000
James M. Rosser	2,500
Richard T. Schlosberg, III	13,000
Robert H. Smith(6)	10,500
Thomas C. Sutton	13,000
Brett White	5,000

(4)

Amounts reported consist of interest on deferred compensation account balances considered under SEC rules to be at above-market rates and, for Messrs. Nogales, Olson, Rosser and Sutton, changes from January 1, 2008 to December 31, 2008 in the present value of benefits under the Retirement Plan for Directors. Benefit accruals under that plan were frozen at the end of 1997, but the present value of the frozen benefits can change over time. The present value of the benefits for these directors increased by $18,808, $1,839, $15,220 and $1,839, respectively. Interest on account balances under the EIX Director Deferred Compensation Plan and 1985 Director Deferred Compensation Plan described below is credited at a rate equal to the average annual Moody’s Corporate Bond Yield for Baa Public Utility Bonds over a 60-month period.

(5)

EIX has a matching gift program that provides assistance to qualified public and private schools by matching dollar-for-dollar gifts of at least $25 up to a prescribed maximum amount per calendar year for the Companies’ employees and all Directors on the Boards of EIX and SCE. EIX matches aggregate Director contributions of up to $10,000 per calendar year to qualified institutions. Under the Director Matching Gift Program, matching amounts for non-cash gifts are determined based on the value of the gift on the date given by the Director. For purposes of determining the date on which an eligible (publicly-traded) stock gift is given, such date will be based on the date stock ownership transfers to the eligible institution. EIX will match only up to $10,000 per calendar year of gifts made by an EIX Director who is also an SCE Director.

(6)	Mr. Smith retired as a Director of EIX and SCE effective April 24, 2008.

Annual Retainer and Meeting Fees

Compensation for Directors who were not also employees of EIX or SCE during 2008 generally consisted of an annual retainer, fees for attending meetings, and an annual equity award. Directors were also offered the opportunity to receive all of their compensation (except stock options) on a deferred basis under the EIX Director Deferred Compensation Plan.

The following table sets forth the schedule of meeting fees and annual retainers for each non-employee Director currently in effect:

Type of Fee	Dollar Amount
Annual Board Retainer	$45,000
Additional Retainer to: • Board Committee Chairs, except Audit Committee Chair • Audit Committee Chair • Lead Director	$10,000 $20,000 $20,000
Fee for each Board meeting and each Board Committee and Subcommittee meeting attended, including adjourned meetings, or for certain other business meetings attended as a Director	$2,000

Non-employee Directors serve on both the EIX and SCE Boards and on the same committees and subcommittees of each Board, except that Mr. Nogales serves as an alternate member of the Pricing Committee, which is only an SCE Board Committee. Non-employee Directors receive only one retainer and, if the meetings of the Boards or the same committees and subcommittees of each of the Companies are held concurrently or consecutively, they receive only one meeting fee. Additionally, if meetings of different committees and subcommittees of each of the Companies are held jointly, the non-employee Directors receive only one meeting fee. It is the usual practice that meetings of the EIX and SCE Boards are held together or consecutively and a single meeting fee is paid to each non-employee Director for each set of meetings. EIX and SCE Committee and Subcommittee meetings are similarly managed.

All Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and are eligible to participate in the Director Matching Gift Program described above in footnote (5) to the “Director Compensation” table.

Annual Equity Awards

Under the Companies’ Director compensation policy in effect during 2008, non-employee Directors of EIX and SCE were granted the following annual equity awards under the EIX 2007 Performance Incentive Plan upon election or re-election to the Boards. Directors serving on both Boards receive only one award per year.

•	Upon initial election to the Boards: 2,500 EIX deferred stock units and 2,500 EIX non-qualified stock options.

•	Upon re-election to the Boards: 2,500 shares of EIX Common Stock or deferred stock units and 2,500 EIX non-qualified stock options.

To give Directors the ability to receive a portion of their equity award on a deferred basis, Directors have the opportunity to elect in advance to receive the stock/deferred stock unit portion of the re-election award entirely in EIX Common Stock, entirely in deferred stock units, or in any combination of the two. The deferred stock units are contractual rights to receive the value of one share of EIX Common Stock that are credited to the Director’s deferred compensation plan account under the EIX Director Deferred Compensation plan described below. The deferred stock units accrue dividend equivalents, if and when dividends are declared on EIX Common Stock, that are converted to additional stock units under the plan. The deferred stock units cannot be voted or sold.

Each EIX non-qualified stock option awarded to Directors in 2008 may be exercised to purchase one share of EIX Common Stock at an exercise price equal to $52.78, which was the fair market value of the underlying Common Stock on the grant date, defined as the closing price of a share of EIX Common Stock on the applicable grant date. The Director stock options were fully vested upon grant.

Director stock options have a normal (and maximum) term of ten years, although this term may be shortened if the Director’s service terminates. Unless exercised, director stock options will generally terminate 180 days after the date of the Director’s termination of service. However, the director stock options will continue to remain outstanding for their full normal term if the Director’s termination of service occurs after attaining age 65 or because of death or disability.

If there were a change in control of EIX and EIX Common Stock would not remain outstanding following the change in control, outstanding Director options would be terminated and “cashed-out” for their spread value existing at the time of the change in control. However, no cash-out and termination would occur if EIX Common Stock remained outstanding following the change in control, or if the Director options were replaced with substantially equivalent options. In such a case, the Director options (or the replacement options) would remain outstanding following the change in control upon the same general terms and the Director would be entitled to exercise such options for a period of two years following any involuntary termination of service within a year of the change in control.

Each Director’s stock option award in 2008 was granted under, and is subject to the terms of, the EIX 2007 Performance Incentive Plan.

The Director stock options are generally only transferable to a spouse, child or grandchild of the Director, entities established for their benefit, or a beneficiary upon death.

Deferred Compensation Opportunities and Frozen Retirement Plan

Director Deferred Compensation Plan

The EIX Director Deferred Compensation Plan was amended effective as of December 31, 2008 in connection with the Companies’ review of their executive and director compensation plans for compliance with the provisions of Section 409A of the Internal Revenue Code. As part of the Section 409A amendments, the EIX Director Deferred Compensation Plan was separated into two different plan documents. The grandfathered plan document applies to deferrals that were earned prior to January 1, 2005, while the 2008 plan document applies to deferrals that were earned on or after January 1, 2005.

Non-employee Directors of EIX and SCE are eligible to defer up to 100% of their Board compensation (other than Director stock options) under the EIX Director Deferred Compensation Plan. This includes the annual retainers, meeting fees, and the deferred stock unit portion of the annual equity award described above. Any portion of a Director’s annual equity award that a Director defers by electing to receive deferred stock units is deferred under the plan. Amounts deferred accrue interest until paid to the Director at the rate described above in footnote (4) to the “Director Compensation” table.

Amounts deferred under the grandfathered plan document (other than deferrals attributable to deferred stock units) may be deferred until a specified date, retirement, death or discontinuance of service as a Director. At the Director’s election, any such compensation that is deferred until retirement or death may be paid as a lump sum, in monthly installments over 60, 120, or 180 months, or in a combination of a partial lump sum and installments. Any such deferred compensation is paid as a single lump sum or in three annual installments upon any other discontinuance of service as a Director. Directors may elect at the time of deferral to receive payment of such deferral on a fixed date in accordance with procedures established under the plan, and deferred amounts may also be paid out in connection with a change in control of EIX or SCE in certain circumstances.

Amounts deferred under the grandfathered plan document attributable to deferred stock units may be deferred until retirement, death or discontinuance of service as a Director. The deferred stock units will be distributed in EIX Common Stock in a lump sum upon the Director’s retirement, unless a request to receive distribution in the form of annual installments over 5, 10, or 15 years was previously submitted and approved. Discontinuance of service as a Director prior to retirement will result in a lump sum payout of deferred stock units in EIX Common Stock. Upon the Director’s death, any remaining deferred stock unit balance will be paid to the Director’s beneficiary in a lump sum in EIX Common Stock. Deferred stock units may also be paid out in connection with a change in control of EIX or SCE in certain circumstances.

Any amounts deferred under the 2008 plan document (including deferrals attributable to deferred stock units) may be deferred until a specified date no later than the date the Director turns age 75, retirement, death, disability or other separation from service. Directors have sub-accounts for each annual deferral for which the following forms of payment may be elected: single lump-sum; two to fifteen annual installments; monthly installments for 60 to 180 months; or any combination of the above. Payments triggered by retirement, death, disability or other separation from service may begin upon the applicable triggering event or a specified number of months and/or years following the applicable triggering event, however payments generally may not begin later than the Director’s 75th birthday unless the Director is still serving at that time. Payments under the plan are subject to certain administrative earliest payment date rules, and may be delayed or accelerated in accordance with the terms of the 2008 plan document if permitted or required under Section 409A.

If a Director who was eligible to participate in the plan on or before December 31, 2008 dies within ten years of his or her initial eligibility to participate in the plan, the amount of the Director’s remaining deferred compensation account balance that will be paid to his or her beneficiary will be doubled. However, deferrals attributable to deferred stock units and any dividend equivalents previously associated with stock options will not be doubled. All amounts payable under this plan are treated as obligations of EIX.

1985 Director Deferred Compensation Plan

Dr. Rosser participated in the 1985 Director Deferred Compensation Plan, under which he deferred retainers and fees during the period 1985 to 1990. The crediting rate for that plan was originally set with reference to Moody’s AAA Seasoned Corporate Bond Yield average during the period. Commencing in 2004, the crediting rate and payment terms for Dr. Rosser’s account were amended under an agreement with Dr. Rosser to correspond to those in effect for the EIX Director Deferred Compensation Plan, except that the provision for survivor benefits under this plan, similar to those described for the 1985 Executive Deferred Compensation Plan under the “1981A and 1985 Executive Deferred Compensation Plans” discussion in the “Non-Qualified Deferred Compensation” section above, remains in effect (and would also become payable upon Dr. Rosser’s death while serving as a Director).

Retirement Plan for Directors

Messrs. Nogales, Olson, Smith and Sutton, and Dr. Rosser, participate in the Retirement Plan for Directors. Each Director participating in this plan is generally entitled to quarterly payments, commencing following the Director’s retirement, resignation or death, based on the amount of the annual retainer and regular Board meeting fees in effect at the time of such termination of service unless another payment schedule was elected in accordance with transition relief afforded by the IRS under Section 409A of the Internal Revenue Code. Messrs. Smith and Sutton elected lump sum payments of their benefits, with Mr. Smith receiving $472,334 in 2008 and Mr. Sutton receiving $141,059 in 2009. The annual benefit for Messrs. Nogales and Olson, and Dr. Rosser, will be payable in quarterly installments for a number of years equal to the number of years of their service as a Director prior to 1998. No new Director after 1997 may participate in the plan, and years of service for benefit determination purposes under the plan were frozen at the end of 1997.

STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

The following table shows the number of shares of EIX Common Stock beneficially owned as of January 31, 2009, except as otherwise indicated, by the EIX and SCE Directors and Named Officers, and all EIX and SCE Directors and Executive Officers as a group. None of the persons included in the table beneficially owns any other equity securities of EIX or SCE, or any subsidiary of either of them. The table includes shares that can be acquired through April 1, 2009, through the payment of deferred stock units, restricted stock units and the exercise of stock options.

Name of Beneficial Owner	Deferred Stock Units(1)	Restricted Stock Units(2)	Stock Options(3)	Shares of Common Stock(4)	Total Shares Beneficially Owned(5)	Percent of Class
Directors and Named Officers:
Vanessa C.L. Chang	4,653	—	5,000	113	9,766	*
France A. Córdova	11,268	—	11,000	—	22,268	*
Theodore F. Craver, Jr.(6)		—	784,855	131,289	916,144	*
Charles B. Curtis	6,801	—	7,500	920	15,221	*
Alan J. Fohrer(6)		—	399,723	83,096	482,819	*
Bradford M. Freeman	14,729	—	13,000	50,000	77,729	*
Luis G. Nogales	14,462	—	13,000	5,213	32,675	*
Ronald L. Olson	14,462	—	13,000	29,371	56,833	*
James M. Rosser	6,508	—	2,500	12,600	21,608	*
Richard T. Schlosberg, III	14,729	—	13,000	5,000	32,729	*
Thomas C. Sutton	14,462	—	13,000	35,966	63,428	*
Brett White	4,643	—	5,000		9,643	*
Additional Named Officers:(6)
W. James Scilacci	—	—	208,914	27,552	236,466	*
Thomas M. Noonan	—	—	74,104	—	74,104	*
John R. Fielder	—	—	228,154	31,247	259,401	*
Ronald L. Litzinger	—	—	145,135	41,202	186,337	*
Pedro J. Pizarro	—	—	131,428	18,078	149,506	*
Mahvash Yazdi	—	—	161,284	20,479	181,763	*
Polly L. Gault	—	—	100,160	23,346	123,506	*
John E. Bryson(7)	—	—	2,062,635	361,489	2,424,124	*
Thomas R. McDaniel(8)	—	—	667,928	140,259	808,187	*
J.A. Bouknight, Jr.	—	—	264,316	19,638	283,954	*
All EIX Directors and Executive Officers as a Group (20 individuals)	106,717	3,054	2,233,647	510,277	2,853,695	*
All SCE Directors and Executive Officers as a Group (23 individuals)	106,717	5,830	2,325,053	472,575	2,910,175	*

*	The number of shares shown for each individual and group constitutes less than 1% of the outstanding shares of EIX Common Stock, as computed under SEC rules.

(1)

Includes deferred stock units granted to the non-employee Directors that are payable in an equal number of shares of EIX Common Stock upon the holder’s death, retirement, or discontinuance of service as a Director.

(2)

Includes vested restricted stock units granted to certain Executive Officers that are payable in an equal number of shares of EIX Common Stock upon the holder’s death, disability, retirement, resignation, or involuntary termination of employment without cause, subject to cash conversion to the extent necessary to withhold taxes.

(3)	Includes shares which can be acquired or paid on an accelerated basis due to retirement, death, disability, resignation, or involuntary termination of employment without cause.

(4)

Includes (i) shares held directly by the individual and/or in the name of a spouse, (ii) 401(k) Plan shares for which instructions not received from any plan participant will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders, unless contrary to ERISA, and (iii) shares held in family trusts, 401(k) plans, and foundations and custodial accounts that may not be deemed beneficially owned under Section 16 of the Securities Exchange Act of 1934. Except as follows, each individual has sole voting and investment power:

Shared voting and sole investment power:

Mr. Fohrer – 30,117 (all shares purchased on March 3, 2009); Mr. Olson – 10,000; Mr. Scilacci – 26,474; Mr. Fielder – 13,208; Mr. Litzinger – 8,035; Mr. Pizarro – 8,859; Ms. Gault – 2,619; Mr. Bryson – 26,462; Mr. Bouknight – 2,244; all EIX Directors and Executive Officers as a group – 90,838 and all SCE Directors and Executive Officers as a group – 103,324.

Shared voting and shared investment power:

Ms. Chang – 113; Mr. Craver – 131,289; Mr. Curtis – 920; Mr. Fohrer – 48,200; Mr. Olson – 19,371 (includes 15,000 shares held in a foundation not deemed beneficially owned under Section 16 of the Exchange Act); Mr. Sutton – 35,966; Mr. Fielder – 18,039; Mr. Litzinger – 33,167; Ms. Gault – 20,727; Mr. Bryson – 307,058; Mr. McDaniel – 139,988; Mr. Bouknight – 17,394; all EIX Directors and Executive Officers as a group – 318,474 and all SCE Directors and Executive Officers as a group – 282,417.

(5)	Includes shares listed in four columns to the left.

(6)

Mr. Craver is a Director for both Companies, but a Named Officer for EIX only. Mr. Fohrer is a Director of SCE only, but a Named Officer for both Companies. Messrs. Scilacci, Bryson, McDaniel and Bouknight are Named Officers for EIX only. Messrs. Fielder and Litzinger are Named Officers for both Companies. Messrs. Noonan and Pizarro, and Mses. Yazdi and Gault, are Named Officers for SCE only.

(7)	Mr. Bryson’s beneficial ownership is listed as of January 12, 2009.

(8)	Mr. McDaniel’s beneficial ownership is listed as of January 7, 2009.

STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS

The following are the only shareholders known by EIX or SCE to beneficially own more than 5% of any class of either Company’s voting securities as of December 31, 2008, except as otherwise indicated:

Title of Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
EIX Common Stock	State Street Bank and Trust Company One Lincoln Street Boston, Massachusetts 02110	37,347,322	(1)	11.50%
EIX Common Stock	Barclays Global Investors, N.A. 45 Fremont Street San Francisco, California 94105	25,060,135	(2)	7.69%
SCE Common Stock	Edison International 2244 Walnut Grove Avenue Rosemead, California 91770	434,888,104	(3)	100.00%

(1)

This information is based on a Schedule 13G, dated February 17, 2009, filed with the SEC. Acting in various fiduciary capacities, State Street reports that it has sole voting power over 13,488,744 shares, shared voting power over 23,858,578 shares and shared investment power over 37,347,322 shares. As of January 31, 2009, 23,858,578 shares, or 7.3% of the class, were held by State Street Bank and Trust Company as the 401(k) Plan Trustee. 401(k) Plan shares are voted in accordance with instructions given by participants, whether vested or not. 401(k) Plan shares for which instructions are not received will be voted by the 401(k) Plan trustee in the same proportion to the 401(k) Plan shares for which instructions are received from other 401(k) Plan shareholders, unless contrary to ERISA.

(2)

This information is based on a Schedule 13G, dated February 5, 2009, filed with the SEC. Barclays Global Investors, N.A., reports that it beneficially owns 17,047,170 shares, or 5.23% of the class, and that it has sole voting power over 13,994,665 shares and sole investment power over 17,047,170 shares. The remaining 8,012,965 shares, or 2.46% of the class, are owned by other members of the Barclays group as reported on the Schedule 13G, which together have sole voting power over 7,636,706 shares and sole investment power over 7,636,706 shares. The Barclays shares reported on the Schedule 13G are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

EIX became the holder of all issued and outstanding shares of SCE Common Stock on July 1, 1988, when it became the holding company of SCE. As of the date of this Joint Proxy Statement, EIX continues to have sole voting and investment power over these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Olson is a Senior Partner and, prior to July 1, 2008, EIX Executive Vice President and General Counsel Robert L. Adler was a Co-Managing Partner, of the law firm of Munger, Tolles and Olson, which provided legal services to EIX, SCE, and/or their subsidiaries in 2008. Such services are expected to continue to be provided in the future. The amount paid to Munger, Tolles and Olson for legal services during 2008 was $1,641,017.

The Companies believe that the transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

The Charters of the Nominating/Corporate Governance Committees of the EIX and SCE Boards of Directors provide that the Committees will review at least annually, and periodically as needed, any related party transactions which are required to be disclosed in this Joint Proxy Statement.

AUDIT COMMITTEE REPORT(1)

The EIX and SCE Audit Committees have certain duties and powers as described in their charters. The Charters of both Committees are posted on EIX’s Internet website at www.edisoninvestor.com under “Corporate Governance.” The Audit Committees are currently composed of the five non-employee Directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards.

Management is responsible for the Companies’ internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Companies’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Committees monitor and oversee these processes. The Committee members are not accountants or auditors by profession and, therefore, have relied on certain representations from management and the independent registered public accounting firm about the carrying out of their respective responsibilities.

In connection with the December 31, 2008, financial statements, the Audit Committees:

•	reviewed and discussed the audited financial statements with the Companies’ management;

•

discussed with PricewaterhouseCoopers LLP, the Companies’ independent registered public accounting firm, the matters required by the statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committees concerning independence, and discussed with PricewaterhouseCoopers LLP its independence from the Companies.

Based upon these reviews and discussions, the EIX and SCE Audit Committees recommended to their respective Boards of Directors that the audited financial statements be included in the Companies’ 2008 Annual Reports on Form 10-K to be filed with the SEC.

Audit Committees of the EIX and SCE Boards of Directors
Thomas C. Sutton (Chair)	Luis G. Nogales
Vanessa C.L. Chang	Richard T. Schlosberg, III
Bradford M. Freeman

(1)

SEC filings sometimes “incorporate information by reference.” This means that the Companies are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless EIX or SCE specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to EIX (consolidated total including EIX and its subsidiaries) and SCE, respectively, for the fiscal years ended December 31, 2008 and December 31, 2007, by PricewaterhouseCoopers LLP:

	EIX and Subsidiaries ($000)		SCE ($000)
	2008	2007(1)	2008	2007(1)
Audit Fees	$13,122	$9,056	$7,658	$3,925
Audit-Related Fees (2)	67	36	66	34
Tax Fees(3)	4,926	4,076	3,439	2,687
All Other Fees(4)	250	—	250	—
Totals	$18,365	$13,168	$11,413	$6,646

(1)	The 2007 fees have been changed to conform to the 2008 presentation, which is on an accrual basis.

(2)

The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under “Audit Fees” above.

(3)

These aggregate fee amounts are composed of tax compliance fees and other tax fees. The nature of the services comprising the tax compliance fees was to support compliance with federal, state and foreign tax reporting and payment requirements, including tax return review and review of tax laws, regulations or cases. Tax compliance fees for EIX and its subsidiaries were $1,453,000 in 2008 and $1,395,000 in 2007. Tax compliance fees for SCE were $1,140,000 in 2008 and $959,000 in 2007. Other tax fees for EIX and its subsidiaries, including for other technical advice, were $3,473,000 in 2008 and $2,681,000 in 2007. Other tax fees for SCE were $2,299,000 in 2008 and $1,728,000 in 2007.

(4)	These fees are related to support services for an SCE computer system.

The EIX and SCE Audit Committees are required to review with management and pre-approve all audit services to be performed by the independent registered public accounting firm and all non-audit services that are not prohibited and that require pre-approval under the Exchange Act. The Committees’ pre-approval responsibilities may be delegated to one or more Committee members, provided that such delegates present any pre-approval decisions to the respective Committees at their next meeting. The Committees have delegated such pre-approval responsibilities to the Chair of each Committee. The independent registered public accounting firm must assure that all audit and non-audit services provided to the Companies have been approved by the Audit Committees.

During the fiscal year ended December 31, 2008, all services performed by the independent registered public accounting firm were pre-approved by the EIX and SCE Audit Committees, irrespective of whether the services required pre-approval under the Exchange Act.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The EIX and SCE Board Audit Committees have selected PricewaterhouseCoopers LLP as the Companies’ independent registered public accounting firm for calendar year 2009. PricewaterhouseCoopers is an international accounting firm which provides leadership in public utility accounting matters.

Representatives of PricewaterhouseCoopers are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they wish.

The Companies are not required to submit these appointments to a shareholder vote. Ratification would be advisory only. However, if the shareholders of either EIX or SCE do not ratify the appointment, the appropriate Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment.

THE EIX AND SCE BOARDS RECOMMEND THAT YOU VOTE “FOR” ITEM 2.

ITEM 3

MANAGEMENT PROPOSAL TO APPROVE AN AMENDMENT

TO THE EIX 2007 PERFORMANCE INCENTIVE PLAN

TO BE VOTED ON BY EIX SHAREHOLDERS ONLY

General

At the Annual Meeting, EIX shareholders will be asked to approve the following amendments to the EIX 2007 Performance Incentive Plan (the “2007 Plan”), which were adopted, subject to shareholder approval, by EIX’s Board of Directors on February 26, 2009.

•

Increase in Aggregate Share Limit. The 2007 Plan currently limits the aggregate number of shares of EIX’s Common Stock that may be delivered pursuant to all awards granted under the 2007 Plan to 8,500,000 shares plus certain shares that may become available as awards granted under prior stock plans terminate without having been issued or exercised (the “carry-over shares”). The proposed amendments would increase this limit by an additional 13,000,000 shares so that the new aggregate share limit for the 2007 Plan would be 21,500,000 shares plus the carry-over shares.

•

Increase in Other Share Limits. The 2007 Plan currently provides that the maximum number of shares that may be delivered pursuant to awards granted under the plan, other than those described in the next sentence, is 2,250,000 shares. This limit does not apply to the following: (1) shares delivered pursuant to option grants, and (2) shares delivered pursuant to stock appreciation right grants. Awards that are subject to this limit are referred to as “full-value awards.” If shareholders approve this proposal, this sub-limit on full-value awards would be replaced with a fungible share limit approach, which provides that shares issued in respect of any full-value award granted under the 2007 Plan after February 26, 2009 would be counted against the aggregate share limit as 1.75 shares for every one share actually issued in connection with the award. The proposed amendments would also change certain other sub-limits under the plan, as described in more detail below under “Summary Description of the 2007 Plan – Authorized Shares; Limits on Awards.”

•

Extension of Performance-Based Award Feature. One element of the 2007 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2007 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If shareholders approve this 2007 Plan proposal, the Performance-Based Award feature of the 2007 Plan will be extended through the first annual meeting of our shareholders that occurs in 2013 (this expiration time is earlier than the general expiration date of the 2007 Plan and is required under applicable tax rules). (See “Summary Description of the 2007 Plan – Performance-Based Awards” below.)

EIX’s Board of Directors approved the foregoing amendments based, in part, on a belief that the number of shares of EIX’s Common Stock available under the 2007 Plan does not give EIX sufficient authority and flexibility to adequately provide for future incentives. EIX’s Board of Directors believes that these amendments would also give EIX greater flexibility to structure future incentives and better attract, retain and reward key employees.

If EIX shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2007 Plan will continue in effect.

Summary Description of the 2007 Plan

The principal terms of the 2007 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2007 Plan attached as Appendix A to this Joint Proxy Statement.

Purpose. The purpose of the 2007 Plan is to promote the operational performance of EIX and its affiliates by providing selected participants a financial incentive which reinforces and recognizes long-term corporate, organizational, and individual performance and accomplishments. The 2007 Plan is further intended to promote the interests of EIX and its shareholders by providing an additional means through the grant of awards to attract and retain selected participants and, through stock or stock-based awards, to help further align their interests with those of EIX’s shareholders.

Administration. EIX’s Board of Directors or one or more committees appointed by the Board of Directors will administer the 2007 Plan. EIX’s Board of Directors has delegated general administrative authority for the 2007 Plan to its Compensation and Executive Personnel Committee. Except as limited by law, the Board or the committee may delegate some or all of the committee’s authority with respect to the 2007 Plan to a subcommittee of directors on the committee. However, any award grant to a non-employee member of the EIX Board of Directors will require the approval of that Board of Directors. (The appropriate acting body is referred to in this proposal as the “Administrator.”)

The Administrator has broad authority under the 2007 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and the vesting terms (if any);

•	to cancel, modify, or waive EIX’s rights with respect to, or modify, discontinue, suspend, or terminate, any or all outstanding awards, subject to any required consents;

•

subject to certain minimum vesting requirements and maximum term provisions set forth in the 2007 Plan, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2007 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of EIX’s Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the 2007 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2007 Plan include officers, employees of EIX or any of its subsidiaries, and non-employee members of the EIX and SCE Boards of Directors. As of January 31, 2009, approximately 219 officers and employees of EIX and its subsidiaries (including all of the Executive Officers of EIX and SCE), and each of EIX’s and SCE’s ten non-employee Directors would be considered eligible under the 2007 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of EIX’s Common Stock that may be issued or delivered pursuant to awards under the 2007 Plan currently equals the sum of: (1) 8,500,000 shares, plus (2) the number of any shares subject to awards granted under the EIX Equity Compensation Plan (the “ECP”) and the EIX 2000 Equity Plan (together with the ECP, the “Prior Plans”) and outstanding on the date of shareholder approval of the 2007 Plan which expire or for any reason are cancelled or terminated after that date without being exercised or shares being delivered (including shares that become available because outstanding awards are settled in cash, but not any shares exchanged or withheld or deemed exchanged or withheld as full or partial payment for any award or for withholding taxes thereon).

As of January 31, 2009, the total number of shares of EIX’s common stock authorized for issuance under the 2007 Plan was 8,893,591, of which 5,828,603 were then available for the grant of new awards. The total number of authorized shares, 8,893,591, consists of the 8,500,000 shares that were originally available under the 2007 Plan as described above and 393,591 shares that have become available as a result of the cancellation or termination of awards under the Prior Plans. No additional awards may be granted under the Prior Plans. As of January 31, 2009, a total of 13,983,713 shares were subject to all of EIX’s outstanding equity awards, of which 3,064,988 were subject to awards then outstanding under the 2007 Plan and 10,918,725 were subject to awards then outstanding under the Prior Plans. Of the 13,983,713 shares subject to awards outstanding on January 31, 2009, 13,323,371 were subject to outstanding EIX stock options and 660,342 were subject to outstanding full-value awards (as this term is defined below). Although EIX no longer grants stock options that have associated dividend equivalent rights, certain prior stock option grants do have associated dividend equivalent rights. Of the 13,323,371 stock options outstanding on January 31, 2009, 2,584,674 carry dividend equivalent rights for one additional year, 1,832,255 carry dividend equivalent rights for two additional years, and 25,000 carry dividend equivalent rights for three additional years. The aggregate 4,441,929 stock options that have associated dividend equivalent rights had, as of January 31, 2009, a weighted average exercise price of $37.38 and a weighted average remaining term of 6.34 years. The 8,881,442 stock options that do not have associated dividend equivalent rights had, as of January 31, 2009, a weighted average exercise price of $32.74 and a weighted average remaining term of 6.18 years.

If shareholders approve this 2007 Plan proposal, the aggregate share limit for the 2007 Plan would be increased by an additional 13,000,000 shares (such that the number of shares available for grant under the 2007 Plan as of January 31, 2009 would have been 18,828,603 taking into account this additional share authorization).

The following additional limits are in the 2007 Plan:

•

The current maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 8,500,000 shares. If shareholders approve this proposal, this limit would be increased by an additional 13,000,000 shares of EIX’s Common Stock so that the new incentive stock option limit for the 2007 Plan would be 21,500,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2007 Plan share limit described above.

•

The current maximum number of shares subject to options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 500,000 shares. If shareholders approve this proposal, this limit would be increased by an additional 1,000,000 shares of EIX’s Common Stock so that the new individual annual option and stock appreciation right limit for the 2007 Plan would be 1,500,000 shares.

•

The 2007 Plan currently provides that the maximum number of shares that may be delivered pursuant to awards granted under the plan, other than those described in the next sentence, is 2,250,000 shares. This limit does not apply to the following: (1) shares delivered pursuant to option grants, and (2) shares delivered pursuant to stock appreciation right grants. Awards that are subject to this limit are referred to as “full-value awards.” If shareholders approve this proposal, the sub-limit on full-value awards would be replaced with a fungible share limit approach, which provides that shares issued in respect of any full-value award granted under the 2007 Plan after February 26, 2009 would be counted against the aggregate share limit as 1.75 shares for every one share actually issued in connection with the award. For example, if Edison granted a stock bonus award covering 100 shares of its Common Stock under the 2007 Plan, 175 shares would be charged against the share limit with respect to that award.

•

“Performance-Based Awards” under Section 5.2 of the 2007 Plan are subject to the following additional limits: (1) the maximum number of shares that may be delivered pursuant to any such awards granted to any one participant in any one calendar year (other than stock options and stock appreciation rights which are subject to the separate limit referred to above) is 500,000 shares, and (2) any such awards payable only in cash and not related to shares and granted to a participant in any one calendar year will not provide for payment of more than $10,000,000. If shareholders approve this proposal, these limits would be increased by an additional 500,000 shares and $10,000,000, respectively, so that the new individual annual limits would be 1,000,000 shares and $20,000,000, respectively.

Except as otherwise described below, to the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2007 Plan. In the event that shares are delivered for a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2007 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise relates shall be counted against the applicable share limits, as opposed to only counting the shares actually delivered. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan. Shares that are exchanged by a participant or deemed withheld to pay the exercise price of an award granted under the 2007 Plan, as well as any shares exchanged or deemed withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2007 Plan. In addition, the 2007 Plan provides that shares issued for awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for delivery under the 2007 Plan. EIX may not increase the applicable share limits of the 2007 Plan by purchasing or repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

The share requirements of the 2007 Plan may be met through authorized and unissued shares of EIX Common Stock or previously issued shares purchased on the open market.

Types of Awards. The awards that may be granted under the 2007 Plan include, without limitation, stock options, stock appreciation rights, restricted stock, performance stock, stock units, stock bonuses, and other forms of awards granted or denominated in EIX’s Common Stock or units of EIX’s Common Stock, or similar rights to purchase or acquire shares of EIX Common Stock, as well as cash bonus awards. The 2007 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

A stock option is the right to purchase shares of EIX’s Common Stock at a future date at a specified price per share (the “exercise price”). The exercise price of an option may not be less than the fair market value of a share of EIX’s Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the 2007 Plan. Incentive stock options may only be granted to employees of EIX or one of its subsidiaries.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of EIX’s Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and may not be less than the fair market value of a share of EIX’s Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2007 Plan (including options and stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of EIX on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following, from continuing operations or otherwise: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts from renewables, litigation results, and adherence to schedules for steam generator replacement, new peaker installation, permitting and construction, regulatory filing, debt restructuring, distribution system refurbishment and expansion, and advanced metering implementation, or any combination thereof. The performance measurement period for an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes, or other extraordinary events not foreseen when the targets were set unless the Administrator provides otherwise when establishing the targets.

Performance-Based Awards may be paid in stock or cash (subject to the limits described above under “Authorized Shares; Limits on Awards”). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance targets have been satisfied. The Administrator has discretion to determine the performance targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Assumption and Termination of Awards. Generally, and subject to limited exceptions set forth in the 2007 Plan, if EIX dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2007 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions for awards granted under the 2007 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in the 2007 Plan, awards under the 2007 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares deliverable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2007 Plan, are not made for value.

Minimum Vesting Requirements. Subject to certain exceptions referred to below, each full-value award granted under the 2007 Plan that is payable in shares of EIX Common Stock will be subject to the following minimum vesting requirements:

•	if the award includes a performance-based vesting condition, the award will not vest earlier than the first anniversary of the date of grant of the award; and

•

if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in substantially equal periodic installments over the three-year period immediately following the date of grant of the award.

A limited number of awards may be granted with shorter vesting schedules (or no vesting schedule) and vesting may be accelerated in certain circumstances, all as described in more detail in Section 5.8 of the 2007 Plan.

Adjustments. As is customary in incentive plans of this nature, each share limit, the number and kind of shares available, any outstanding awards, the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events in respect of the shares outstanding, and extraordinary dividends or distributions to the shareholders.

No Limit on Other Authority. The 2007 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to EIX’s Common Stock, under any other plan or authority.

Termination of or Changes to the 2007 Plan. The Board of Directors may amend or terminate the 2007 Plan at any time and in any manner. An amendment of the 2007 Plan will be subject to approval by EIX’s shareholders if (a) shareholder approval of the amendment is required by applicable law or required under Sections 162, 422 or 424 of the Internal Revenue Code to preserve the intended tax consequences of the plan, (b) the amendment constitutes a material modification of the 2007 Plan (within the meaning of applicable listing rules) or shareholder approval of the amendment is otherwise required under applicable listing rules, (c) the amendment affects the plan’s “no repricing” provisions or (d) shareholder approval of the amendment is otherwise deemed necessary or advisable by the EIX Board of Directors. Without limiting the generality of the foregoing, the following amendments shall be deemed to constitute “material modifications” of the plan that will require shareholder approval: any increase in the benefit or share limits set forth in the plan (other than as a result of an adjustment in the circumstances referred to under “Adjustments” above), any modification of the eligibility requirements set forth in the plan, or any amendment to the minimum vesting requirements set forth in the plan.

Federal Income Tax Consequences of Awards Under the 2007 Plan

The U.S. federal income tax consequences of the 2007 Plan under federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2007 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Companies are generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Companies are generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the federal alternative minimum tax.

The federal income tax consequences of other awards authorized under the 2007 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Companies will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2007 Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), the Companies may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) may not be permitted to be deducted by the Companies in certain circumstances.

Specific Benefits Under the 2007 Plan

EIX has not approved any awards that are conditioned upon shareholder approval of the proposed amendments. EIX is not currently considering any specific award grants under the 2007 Plan except for grants to non-employee directors who are elected or re-elected to office at the Annual Meeting, who will receive awards in connection with the Annual Meeting consistent with the grants described under the “Director Compensation – Annual Equity Awards” section above. If the additional shares that will be available under the 2007 Plan if shareholders approve the proposed amendments had been available for award purposes in fiscal 2008, EIX expects that its stock-based award grants made in fiscal 2008 would not have been substantially different from those actually made in that year under the 2007 Plan. For information regarding stock-based awards granted to EIX’s and SCE’s Named Officers during fiscal 2008, see “Grants of Plan-Based Awards” above.

The grant of additional stock-based awards under the 2007 Plan in the future and the nature of any such awards are subject to the discretion of the Committee (or, in the case of awards to non-employee directors, the Board of Directors). Accordingly, the number, amount and type of discretionary awards to be received by or allocated to eligible employees and directors under the 2007 Plan as a result of the proposed amendments in the future cannot be determined.

The closing market price for a share of EIX’s Common Stock as of January 30, 2009 was $32.57 per share.

Aggregate Past Grants Under the 2007 Plan

As of January 31, 2009, awards covering 3,350,464 shares of EIX’s Common Stock had been granted under the 2007 Plan. The following table shows information for the persons and groups identified below regarding the distribution of those awards, option exercises and stock-settled restricted stock unit, deferred stock unit and performance share vesting prior to, and option and unvested stock-settled restricted stock unit, deferred stock unit and performance share holdings as of, that date.

	STOCK OPTIONS				STOCK-SETTLED UNITS AND PERFORMANCE SHARES
			Number of Shares Underlying Options as of January 31, 2009
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Exercisable	Unexercisable	Number of Shares Subject to Past Award Grants	Number of Shares Vested as of 1/31/09	Number of Shares Outstanding and Unvested as of 1/31/09
Executive Group:
Theodore F. Craver, Jr., Chairman of the Board, President and CEO of EIX	351,327	—	27,736	323,591	37,220	—	37,220
Alan J. Fohrer, Chairman of the Board and CEO of SCE	112,988	—	28,247	84,741	6,839	—	6,839
W. James Scilacci, Executive Vice President, CFO and Treasurer of EIX	74,142	—	6,447	67,695	7,699	—	7,699
Thomas M. Noonan, Senior Vice President and CFO of SCE	24,663	—	6,166	18,497	1,492	—	1,492
John R. Fielder, President of SCE	51,819	—	12,955	38,864	3,150	—	3,150

	STOCK OPTIONS				STOCK-SETTLED UNITS AND PERFORMANCE SHARES
			Number of Shares Underlying Options as of January 31, 2009
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Exercisable	Unexercisable	Number of Shares Subject to Past Award Grants	Number of Shares Vested as of 1/31/09	Number of Shares Outstanding and Unvested as of 1/31/09
Ronald L. Litzinger, Chairman of the Board, President and CEO of EMG	61,174	—	15,294	45,880	3,625	—	3,625
Pedro J. Pizarro, Executive Vice President of SCE	44,203	—	11,051	33,152	2,632	—	2,632
Mahvash Yazdi, Senior Vice President and Chief Information Officer of SCE	28,805	—	7,202	21,603	1,743	—	1,743
Polly L. Gault, Executive Vice President of EIX	47,500	—	11,875	35,625	2,873	—	2,873
John E. Bryson, Former Chairman of the Board and CEO of EIX	342,858	—	85,715	114,286	20,841	12,536	—
Thomas R. McDaniel, Former Executive Vice President, CFO and Treasurer of EIX	85,715	—	33,991	—	5,225	2,839	—
J.A. Bouknight, Jr., Former Executive Vice President and General Counsel of EIX	76,624	—	19,156	57,468	4,660	4,660	—
Total for Executive Group (including the Named Officers):	1,458,374	—	304,976	1,153,398	115,545	20,035	84,819
Non-Employee Director Group:
Vanessa C.L. Chang	5,000	—	5,000	—	4,653	4,653	—
France A. Córdova	5,000	—	5,000	—	4,949	4,949	—
Charles B. Curtis	5,000	—	5,000	—	4,749	4,749	—
Bradford M. Freeman	5,000	—	5,000	—	5,104	5,104	—
Luis G. Nogales	5,000	—	5,000	—	5,092	5,092	—
Ronald L. Olson	5,000	—	5,000	—	5,092	5,092	—
James M. Rosser	5,000	2,500	2,500	—	2,291	2,291	—
Richard T. Schlosberg, III	5,000	—	5,000	—	5,104	5,104	—
Thomas C. Sutton	5,000	—	5,000	—	5,092	5,092	—
Brett White	5,000	—	5,000	—	4,643	4,643	—
Total for Non-Employee Director Group:	52,500	2,500	50,000	—	49,023	46,769	—
Each other person who has received 5% or more of the options, warrants or rights under the 2007 Plan:	—	—	—	—	—	—	—
Non-Executive Officer Employee Group:	1,418,835	—	321,623	833,505	256,187	40,225	209,638
Total	2,929,709	2,500	676,599	1,986,903	420,755	107,029	294,457

Mr. Craver and each of the non-employee directors identified above is a nominee for re-election as an EIX Director at the Annual Meeting.

Equity Compensation Plan Information

The following table sets forth, for each of EIX’s equity compensation plans, the number of shares of EIX Common Stock subject to outstanding options, warrants and rights to acquire such stock, the weighted-average exercise price of those outstanding options, warrants and rights, and the number of shares remaining available for future award grants as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,561,370	(1)	$34.84	5,818,477	(2)
Equity compensation plans not approved by security holders(3)	525,503		$18.98	0
Total	14,086,873		$34.22	5,818,477

(1)

This amount includes 12,916,332 shares covered by outstanding stock options, 350,354 shares that could be delivered for outstanding performance share awards, 187,966 shares covered by outstanding restricted stock unit awards, and 106,718 shares covered by outstanding deferred stock unit awards. The weighted-average exercise price of awards outstanding under equity compensation plans approved by security holders reflected in column (b) above is calculated based on the outstanding stock options under these plans as the other forms of awards outstanding have no exercise price.

(2)

This amount is the aggregate number of shares available for new awards under the 2007 Plan as of December 31, 2008. No additional awards were granted under EIX’s prior stock-based compensation plans on or after April 26, 2007, and all future awards will be made under the 2007 Plan. The maximum number of shares of EIX’s Common Stock that may be issued or transferred pursuant to awards under the 2007 Plan is 8,500,000 shares, plus the number of any shares subject to awards issued under EIX’s prior plans and outstanding as of April 26, 2007, which expire, cancel or terminate without being exercised or shares being issued. Shares available under the 2007 Plan may generally, subject to certain limits set forth in the plan, be used for any type of award authorized under the 2007 Plan, including stock options, restricted stock, performance shares, restricted or deferred units, and stock bonuses. This table does not reflect the 13,000,000 additional shares that would be available under the 2007 Plan if shareholders approve the proposal to amend the 2007 Plan.

(3)

The 2000 Equity Plan is a broad-based stock option plan that did not require shareholder approval. It was adopted in May 2000 by EIX with an original authorization of 10,000,000 shares. The Compensation and Executive Personnel Committee of the Board of Directors of EIX is the plan administrator. EIX nonqualified stock options were granted to employees of various EIX companies under this plan, but no additional options may be granted on or after April 26, 2007. The exercise price was not less than the fair market value of a share of EIX Common Stock on the date of grant and the stock options cannot be exercised more than 10 years after the date of grant.

Vote Required for Approval of the 2007 Plan

All members of the EIX and SCE Boards of Directors and the Executive Officers are eligible for awards under the 2007 Plan and thus have a personal interest in the approval of the 2007 Plan.

Approval of the amendments to the 2007 Plan requires the affirmative vote of a majority of the EIX votes cast on the proposal and the affirmative vote of at least a majority of the votes required to constitute a quorum. Abstentions and broker non-votes have the effect described above under the heading “Questions and Answers on Voting, Proxies and Attendance, Q: What vote is required to adopt the proposals at the meeting?”

The EIX Board of Directors believes that the adoption of the amendments to the 2007 Plan will promote the interests of EIX and its shareholders and will help EIX and its subsidiaries continue to be able to attract, retain and reward people important to the Companies’ success.

THE EIX BOARD RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

ITEM 4

SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER SAY ON EXECUTIVE PAY

TO BE VOTED ON BY EIX SHAREHOLDERS ONLY

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified EIX that he intends to present Item 4 for action at the Annual Meeting. EIX will provide the number of EIX securities held by the proponent of this shareholder proposal promptly upon receipt of an oral or written request. The text of the shareholder proposal is included in this Joint Proxy Statement as submitted by the proponent and has not been endorsed or verified by EIX. The EIX Board of Directors response to the shareholder proposal appears below under “Recommendation of Your Board of Directors ‘Against’ Item 4.”

4 – Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Statement of John Chevedden

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library (TCL) http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Neil Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

To date eight companies have agreed to a Say on Executive Pay Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice. On the other hand shareholders at Wachovia and Merrill Lynch did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

The merits of this Shareholder Say on Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library rated our company “High Concern” in CEO pay.

•	Former CEO John Bryson retired in 2008 with a package worth almost $65 million including pension.

•	Our company was ordered to pay fines, etc. of $146 million because it faked customer satisfaction and health and safety survey data.

•	60% of our nomination committee and 40% of our audit committee was made up of directors who also served on boards rated “D” or “F” by TCL:

France Cordova	SAIC (SAI)
Richard Schlosberg	eBay (EBAY)
Luis Nogales	KB Home (KBH)	F-rated

•	Luis Nogales also had 15-years director tenure – Independence concern.

•	We did not have an Independent Chairman.

•	Our directors need only one-vote to be elected.

•	Our directors have still failed to adopt a 2005 shareholder proposal winning 58% support to subject golden parachutes to a shareholder vote.

•	Cumulative voting, which can increase shareholder value, was not allowed.

The above concerns shows there is need for improvement. I urge our board to respond positively to this proposal:

Shareholder Say on Executive Pay –

Yes on 4

RECOMMENDATION OF YOUR BOARD OF DIRECTORS “AGAINST” ITEM 4

The EIX Board of Directors has carefully considered and discussed the shareholder proposal regarding Shareholder Say on Executive Pay (Item 4 on your proxy/voting instruction card) and recommends that you vote “AGAINST” the proposal for the following reasons:

Our competitive compensation structure has aligned executive compensation with shareholder value and served shareholders well.

The EIX Compensation and Executive Personnel Committee (the “Committee”), which is comprised solely of experienced independent directors, is responsible for maintaining an executive compensation program intended to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) focus executives’ attention on specific strategic and operating objectives; and (3) align executives’ interests with the long-term interests of shareholders. The executive compensation policies and practices implemented to achieve these objectives are described in detail in this proxy statement.

Our executives’ incentive compensation is tied to company performance and shareholder value. As a result of the recent decline in our stock price, our executives received no performance share payouts for 2008. Their stock options granted in 2006, 2007 and 2008 will have no value until our stock price improves. When the company’s liquidity and earnings were adversely affected during the California energy crisis in 2001, our executive officers received no annual bonuses.

Please refer to the “Compensation Discussion and Analysis” section, the “Summary Compensation Table,” and related disclosures in this proxy statement for a discussion of the alignment of 2008 executive compensation with company performance and shareholder value.

EIX should not be grouped with companies that have rewarded poor company performance.

Our record demonstrates that “say on pay” is unnecessary to protect our shareholders from poor executive compensation practices. Executive compensation at EIX is not excessive. We have not paid any excessive severance payouts like those companies that have garnered media attention. Our former Chairman and Chief Executive Officer John Bryson’s reported $65 million “package” was not a severance payout awarded to him in connection with his retirement. It reflected the accumulation of his pension benefits and stock options earned during his 18 years as Chairman and Chief Executive Officer and total tenure of 24 years with EIX. The reported amount assumed a stock price of $53.37.

The proposal would not provide the Board or its Committee with meaningful guidance as to our compensation structure or individual executive compensation payouts.

A retrospective “yes” or “no” advisory vote is an ineffective mechanism to register shareholder concerns and would not provide the Committee with specific, actionable input regarding future executive compensation decisions, which are and necessarily need to be prospective in nature. A vote by shareholders not to ratify our executive compensation program would not clearly convey to the Board the reasons for shareholder dissatisfaction, which aspects of the program were of concern to shareholders, or what actions the Committee should take to address shareholder concerns. Such a vote taken after the prior year’s compensation has been paid and well into the following year’s compensation cycle could be confusing and counter-productive to the Committee when structuring executive compensation for subsequent years.

Shareholders can more clearly express their concerns and have a greater impact on our compensation practices by communicating directly with our Investor Relations department, Board of Directors, or individual Committee members.

EIX’s Investor Relations personnel are dedicated to ensuring that ideas, concerns and interests of major shareholders are understood and addressed. Our Investor Relations personnel frequently communicate with shareholders on a variety of issues during regular investor meetings and financial conferences, any of which provide an opportunity for investors to discuss specific executive compensation concerns. In addition, shareholders may directly contact any of our Directors in writing as provided in this proxy statement under the heading “Questions and Answers on Corporate Governance – How may I communicate with the Board?” Shareholders may also express their views on executive compensation to the Board and management in person at our annual shareholders’ meeting. Unlike an advisory vote, these methods of communication allow shareholders to voice specific concerns and to communicate clearly and effectively with the Board and management. Communications of this sort are taken very seriously.

The proposal may conflict with proposed legislation by the federal government.

Because the issue of a shareholder vote on executive compensation may be the subject of legislation by the federal government, we believe that adoption of this proposal would be premature and might inappropriately subject EIX to standards that are different from those that may be enacted into law and applicable to members of our peer group.

Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, regulatory developments, and the competitive compensation practices of our peer companies. The Board believes that the Committee is the governing body best suited to formulate executive compensation principles and practices that best serve the interests of our shareholders and the needs of our business.

EIX and its Board of Directors remain fully committed to maintaining an executive compensation program designed to enhance long-term shareholder value. In this regard, we have and will continue to implement executive compensation policies and practices that reflect this commitment. The Committee is advised by an independent compensation consultant. Given that our program is already strongly aligned with company performance, an advisory vote to ratify prior executive compensation is not necessary, would be counter-productive, and could undermine the fundamental role of the Board and its Committee in formulating executive compensation principles and practices that reflect the interests of shareholders.

FOR THE FOREGOING REASONS, THE EIX BOARD RECOMMENDS THAT YOU

VOTE “AGAINST” ITEM 4.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2010 ANNUAL MEETING

To be considered for inclusion in the 2010 Joint Proxy Statement, shareholder proposals for the Companies’ 2010 Annual Meeting must be received by November 13, 2009.

Shareholders intending to bring any other business before an Annual Meeting, including Director nominations, must give written notice to the EIX, or SCE, Corporate Secretary, as the case may be, of the business to be presented. The notice must be received at our offices within the periods, and with the information and documents, specified in the Bylaws. A copy of the Bylaws may be obtained by writing to the EIX or SCE Corporate Secretary and the Bylaws are available on EIX’s Internet website at www.edisoninvestor.com, under “Corporate Governance.”

Assuming that the 2010 Annual Meeting is held on April 22, 2010, as currently specified by the Bylaws, the period for the receipt by the EIX or SCE Corporate Secretary of written notice of other business to be brought by shareholders before the 2010 Annual Meeting, including Director nominations, will begin on September 14, 2009 and end on November 13, 2009.

ETHICS AND COMPLIANCE CODE

The EIX Ethics and Compliance Code is applicable to all Directors, officers and employees of EIX and its majority-owned subsidiaries, including SCE. The Code is available on EIX’s Internet website at www.edisonethics.com and is available in print upon request from the EIX or SCE Corporate Secretary. Any amendments or waivers of Code provisions for either of the Companies’ principal executive officers, principal financial officers, principal accounting officers or controllers, or persons performing similar functions, will be posted on EIX’s Internet website at www.edisonethics.com.

AVAILABILITY OF FORM 10-K AND OTHER INFORMATION

The Companies’ 2008 Annual Reports on Form 10-K, including the financial statements and the financial statement schedules but excluding other exhibits, will be furnished without charge to shareholders upon written request.

A copy may be requested by writing to:

Mr. Nihal Perera

Law Department, Corporate Governance

Edison International (or SCE, as the case may be)

2244 Walnut Grove Avenue

Rosemead, California 91770

DOCUMENTS INCORPORATED BY REFERENCE

This Joint Proxy Statement incorporates by reference “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Persons and Benefits Other than Persons,” included as part of EIX’s 2008 Annual Report to Shareholders

Any information incorporated by reference and not delivered to you, excluding exhibits not specifically incorporated by reference into the information that this Joint Proxy Statement incorporates, will be furnished without charge upon written request at the address above or upon oral request to Mr. Nihal Perera at (626) 302-2662 by first class mail or other equally prompt means within one business day of receipt of such request.

Dated: March 13, 2009

For the Boards of Directors,

BARBARA E. MATHEWS
Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary
Edison International Southern California Edison Company

APPENDIX A

EDISON INTERNATIONAL

2007 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of February 26, 2009)

1.  PURPOSE OF PLAN

The purpose of this Edison International 2007 Performance Incentive Plan (this “Plan”) of Edison International, a California corporation (the “Corporation”), is to promote the operational performance of the Corporation and its affiliates by providing selected participants a financial incentive which reinforces and recognizes long-term corporate, organizational and individual performance and accomplishments. This Plan is further intended to promote the interests of the Corporation and its shareholders by providing an additional means through the grant of awards to attract and retain selected participants and, through stock or stock-based awards, to help further align their interests with those of the Corporation’s shareholders.

2.  ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; or (b) a director of the Corporation or one of its Subsidiaries. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.  PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees or subcommittees appointed by the Board or one or more subcommittees of the committees appointed by the applicable committees (within their delegated authority) to administer all or certain aspects of this Plan. Any such committee or subcommittee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. The Board or a committee may delegate some or all of their authority to a subcommittee so constituted to the extent permitted by applicable law and stock exchange listing rules. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law and stock exchange listing rules, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation, the applicable charter of any Administrator, or any applicable law: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).

To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

Any grant of an award to a non-employee member of the Board will be effective only if approved by the Board. Any grant of an award to the Chief Executive Officer of the Corporation or its Subsidiary Southern California Edison Company shall be determined by the Board Compensation and Executive Personnel Committees, or any other Board committee or body that has been delegated these responsibilities, if and as required by applicable stock exchange listing rules.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such awards consistent with the express limits of this Plan;

(c)	approve the forms of any agreements evidencing awards (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5 and subject to the minimum vesting provisions of Section 5.8;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by shareholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.  SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock purchased on the open market. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	21,500,000[1] shares of Common Stock, plus

(2)	the number of any shares subject to awards granted under the Corporation’s Equity Compensation Plan and 2000 Equity Plan (the “Prior Plans”) and outstanding on the date of shareholder approval of this Plan (the “Shareholder Approval Date”) which expire or for any reason are

[1]

The current aggregate Share Limit for this Plan is 8,500,000 shares (excluding shares originally authorized for issuance under the Prior Plans). Shareholders are being asked to approve an amendment to this Plan that would increase this aggregate Share Limit by an additional 13,000,000 shares (so that the new aggregate Share Limit for the Plan would be 21,500,000 shares, in addition to the shares originally authorized and not issued under the Prior Plans as set forth above).

cancelled or terminated after the Shareholder Approval Date without being exercised or shares being issued (including shares that become available because outstanding awards are settled in cash, but not any shares exchanged or withheld as full or partial payment for any award or the withholding of taxes thereon);

Shares issued in respect of any “Full-Value Award” granted under this Plan after February 26, 2009 shall be counted against the foregoing Share Limit as 1.75 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 175 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant.2

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 21,500,000[3] shares.

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 1,500,000[4] shares.

(c)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 3.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation

[2]

This Plan currently provides that the maximum number of shares of Common Stock that may be delivered pursuant to Full-Value Awards granted under this Plan is 2,500,000 shares. Shareholders are being asked to approve an amendment to this Plan that would replace this sub-limit on Full-Value Awards with a fungible share limit approach, which provides that shares issued in respect of any Full-Value Award granted under this Plan after February 26, 2009 would be counted against the Share Limit as 1.75 shares for every one share actually issued in connection with the award.

[3]

The current maximum number of shares of Common Stock that may be delivered pursuant to incentive stock options granted under this Plan is 8,500,000 shares. Shareholders are being asked to approve an amendment to this Plan that would increase this limit by an additional 13,000,000 shares (so that the new incentive stock option limit for this Plan would be 21,500,000 shares).

[4]

The current maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 500,000 shares. Shareholders are being asked to approve an amendment to this Plan that would increase this limit by an additional 1,000,000 shares (so that the new option and stock appreciation right limit for this Plan would be 1,500,000 shares).

right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4	No Fractional Shares; Minimum Issue. No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may provide that no fewer than a stated number of shares may be purchased on exercise of any award unless the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.  AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5. The Administrator shall establish the installments (if any) in which options shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of options; provided that in no event shall an option be subject to one or more performance-based vesting or exercise criteria unless the performance target used for purposes of such vesting or exercise requirement is based on one or more of the Business Criteria set forth in Section 5.2.2.

5.1.2    Additional Rules Applicable to ISOs.  To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the

Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any agreement or other document relating to the grant of ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3    Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable agreement evidencing the award and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years. The Administrator shall establish the installments (if any) in which SARs shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of SARs.

5.1.4    Other Awards.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below. Subject to Section 5.8, the Administrator shall establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards; provided that in no event shall an award of restricted stock (as opposed to performance shares or stock units payable upon vesting in shares of Common Stock) be subject to one or more performance-based vesting criteria unless the performance target used for purposes of such vesting requirement is based on one or more of the Business Criteria set forth in Section 5.2.2.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1    Class; Administrator.  The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to

Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2    Performance Goals.  The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Subject to Section 5.8, the Administrator shall establish the installments (if any) in which Performance-Based Awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), establish any applicable performance targets, and establish the events of termination or reversion of such awards. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: cost recovery from rates, operating revenue, net income from operations, net income, credit ratings, general and administrative costs, earnings (before or after interest, taxes, depreciation and/or amortization), growth in earnings, earnings per share, net present value, growth in net present value, return on equity, return on capital, economic value added, cash flow, asset sale revenue, sales revenue, capital investment, debt level, market capitalization, shareholder return, debt service, installation rates (e.g., electric meters), response time, infrastructure replacement rates, safety incident rates, availability factors (plants and energy projects), forced outage rates (plants and energy projects), match of power supply to demand, reliability (of power supplied to customers), customer satisfaction rates, environmental performance rates vs. standards, energy efficiency savings, emissions rates, productivity rates, process efficiency rates, workforce diversity, position vacancy rates, claim resolution rates, regulatory approval percentages, training completion rates, number of renewables projects, megawatts from renewables, percentage of megawatts from renewables, litigation results, steam generator replacement schedule, new peaker installation schedule, permitting and construction schedules, regulatory filing schedules, debt restructuring schedules, distribution system refurbishment and expansion, and advanced metering implementation. To the extent these terms are applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries, these terms are used as so applied. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3    Form of Payment; Maximum Performance-Based Award.  Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 1,000,0005 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $20,000,000.6 Awards that are cancelled during the year shall not be counted against these limits to the extent permitted by Section 162(m) of the Code.

5.2.4    Certification of Payment.  Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5    Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6    Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement related to an award shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

[5]

The current maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered in Section 5.2.3) that are granted during any calendar year to any individual under this Plan is 500,000 shares. Shareholders are being asked to approve an amendment to this Plan that would increase this limit by an additional 500,000 shares (so that the limit for this Plan would be 1,000,000 shares).

[6]

The current aggregate amount of compensation to be paid to any one individual during any calendar year in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock under this Plan is $10,000,000. Shareholders are being asked to approve an amendment to this Plan that would increase this limit by an additional $10,000,000 (so that the limit for this Plan would be $20,000,000).

5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the “Exchange”) on the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the next preceding day on which sales of Common Stock were reported by the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price for a share of Common Stock on the Exchange on the last trading day preceding the date in question, or the average of the high and low sales prices for a share of Common Stock on the date in question or the last trading day preceding the date in question. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1    Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2    Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3    Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	Minimum Vesting Requirements. Except as otherwise provided in the following provisions of this Section 5.8 and except for any accelerated vesting required or permitted pursuant to Section 7.2, and subject to such additional vesting requirements or conditions (if any) as the Administrator may establish with respect to the award, each award granted under this Plan that is a Full-Value Award (as that term is used in Section 4.2) and payable in shares of Common Stock shall be subject to the following minimum vesting requirements: (a) if the award includes a performance-based vesting condition, the award shall not vest earlier than the first anniversary of the date of grant of the award; and (b) if the award does not include a performance-based vesting condition, the award shall not vest more rapidly than in substantially equal periodic installments over the three-year period immediately following the date of grant of the award. The Administrator may (but need not) accelerate or provide in the applicable award agreement for the accelerated vesting of any such award, however, in connection with (i) a change in control of the Corporation or the award holder’s employer (or a parent thereof), (ii) the termination of the award holder’s employment due to the Award holder’s death, disability or retirement, or a termination of the award holder’s employment by his or her employer without cause or in circumstances in which the award holder has good reason to terminate employment. The Board (or a committee thereof) may also accelerate or provide in the applicable award agreement for the accelerated vesting of any Full-Value Award in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule that is shorter than the minimum schedule contemplated by the foregoing, in such circumstances as it may deem appropriate; provided, however, that in no event shall more than five percent (5%) of the total shares of Common Stock available for award grant purposes under this Plan be used for purposes of granting such Full-Value Awards.

5.9	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.  EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award.

6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the agreement evidencing such award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.  ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in an agreement evidencing the award, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions – Assumption and Termination of Awards. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of

Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the agreement evidencing the award, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any agreement evidencing the award, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in any agreement evidencing awards and may accord any Eligible Person a right to refuse any acceleration, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.  OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment contract other than an agreement under this Plan.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, or the Administrator may convert the right to receive such shares to a right to receive a cash payment only, as necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1    Effective Date.  This Plan is effective as of January 12, 2007, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2    Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3    Shareholder Approval.  An amendment of this Plan shall be subject to approval by the Corporation’s shareholders if (a) shareholder approval of the amendment is required by applicable law or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, (b) the amendment constitutes a material modification of the Plan (within the meaning of applicable listing rules) or shareholder approval of the amendment is otherwise required under applicable listing rules, or (c) shareholder approval of the amendment is otherwise deemed necessary or advisable by the Board. Without limiting the generality of the foregoing, in any case the following amendments shall be deemed to constitute “material modifications” of the Plan for purposes of clause (b) above that shall require shareholder approval: (i) any increase in the benefit or share limits set forth in this Plan (other than as a result of an adjustment pursuant to Section 7.1); (ii) any modification of the eligibility requirements set forth in this Plan; (iii) any amendment to the minimum vesting requirements set forth in this Plan; or (iv) any amendment to the no repricing provisions set forth in Sections 3.2(g) and 3.2(j).

8.6.4    Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no repricing provision set forth in Section 3.2.

8.6.5    Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or amendment of any outstanding agreement entered into under this Plan shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7    Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1    Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California.

8.8.2    Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3  Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the agreements entered into under this Plan and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award, or any agreement evidencing such award, against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

00065034

2009 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2009

9:00 a.m. Pacific Time

Hilton Los Angeles/San Gabriel Hotel

225 West Valley Blvd.

San Gabriel, California 91776

SOUTHERN CALIFORNIA EDISON COMPANY	proxy/voting instruction card

Annual Meeting — April 23, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THEODORE F. CRAVER, JR. and W. JAMES SCILACCI are hereby appointed proxies of the undersigned with full power of substitution to vote all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of Southern California Edison Company to be held at the Hilton Los Angeles/San Gabriel Hotel, 225 West Valley Blvd., San Gabriel, California 91776, on April 23, 2009, at 9:00 a.m., Pacific Time, or at any adjournment or postponement of the meeting, with all the powers and discretionary authority the undersigned would possess if personally present at the meeting on the matters listed on the other side.

The shares will be voted as indicated on this card. WHERE NO INDICATION IS SHOWN, THE SHARES REPRESENTED BY THIS CARD WILL BE VOTED FOR ITEMS 1 AND 2. In addition, the appointed proxies may vote in their discretion on such other matters as may properly come before the meeting.

IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PLEASE MARK, SIGN, DATE AND RETURN ALL CARDS YOU RECEIVE PROMPTLY USING THE ENCLOSED ENVELOPES. TO VOTE BY PHONE OR THE INTERNET, PLEASE SEE THE REVERSE SIDE OF THIS CARD.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/sce Use the Internet to vote your proxy until 9:00 p.m. (Pacific Time) on April 22, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 9:00 p.m. (Pacific Time) on April 22, 2009.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, please do NOT mail your Proxy/Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY/VOTING INSTRUCTION CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:

01	Vanessa C.L. Chang	05	Alan J. Fohrer	09	James M. Rosser	☐	Vote FOR	☐	Vote WITHHELD
02	France A. Córdova	06	Bradford M. Freeman	10	Richard T. Schlosberg, III		all nominees (except as marked)		from all nominees
03	Theodore F. Craver, Jr.	07	Luis G. Nogales	11	Thomas C. Sutton
04	Charles B. Curtis	08	Ronald L. Olson	12	Brett White

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of the independent registered public accounting firm for 2009.	☐ For ☐ Against ☐ Abstain

WHEN PROPERLY EXECUTED, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:
☐ I plan to attend meeting.		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this card. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this card.